                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-115017


                                   PROSPECTUS

                       HAIGHTS CROSS COMMUNICATIONS, INC.

      OFFER TO EXCHANGE UP TO $135,000,000 PRINCIPAL AMOUNT AT MATURITY OF
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011
                                      FOR
    ALL OF THE $135,000,000 PRINCIPAL AMOUNT AT MATURITY OF OUR OUTSTANDING
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011

                             ---------------------

     We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, $135,000,000 principal amount at maturity of our 12 1/2% Senior Discount Notes due 2011 that we issued on February 2, 2004 for $135,000,000 principal amount at maturity of our registered 12 1/2% Senior Discount Notes due 2011. In this prospectus, we refer to the outstanding original notes as the "old notes" and the registered notes as the "exchange notes." The old notes and exchange notes are collectively referred to in this prospectus as the "notes."

                               THE EXCHANGE NOTES

     - Maturity Date: August 15, 2011.

     - Interest Rate: 12 1/2% per annum, accruing on each note in the form of an increase in the accreted value of the note, such that the accreted value of each note will equal the principal amount at maturity on February 1, 2009, and thereafter, 12 1/2% per annum, payable in cash semi-annually on February 1 and August 1 of each year, beginning August 1, 2009.

     - Resale: The exchange notes will be freely tradable.

                               THE EXCHANGE OFFER

     - Expiration: 12:00 a.m., New York City time on June 23, 2004, unless we extend the expiration date.

     - Conditions: The exchange offer is not conditioned upon any aggregate principal amount at maturity of old notes being tendered.

     - Tendered Securities: All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount at maturity of exchange notes that are registered under the Securities Act of 1933, as amended. If you fail to tender your outstanding old notes, you will continue to hold unregistered old notes, and your ability to transfer them could be adversely affected.

     - Withdrawal: Tenders of outstanding old notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - Tax Consequences: If you tender outstanding old notes in the exchange offer, the exchange will not be a taxable event.

     - Proceeds: We will not receive any proceeds from the exchange offer.

     - Trading: The exchange notes will not be listed on any securities exchange.

     Each broker-dealer that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with the resale of the exchange notes.

     SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 10 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING OLD NOTES FOR EXCHANGE.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 24, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........   ii
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   10
USE OF PROCEEDS.............................................   18
THE EXCHANGE OFFER..........................................   19
CAPITALIZATION..............................................   27
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   31
BUSINESS....................................................   46
MANAGEMENT..................................................   58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   66
DESCRIPTION OF CAPITAL STOCK................................   67
DESCRIPTION OF OTHER INDEBTEDNESS...........................   70
DESCRIPTION OF NOTES........................................   73
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....  111
PLAN OF DISTRIBUTION........................................  111
LEGAL MATTERS...............................................  112
EXPERTS.....................................................  112
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................  112
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places in this prospectus. When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved.

     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These risks and uncertainties are set forth in this prospectus, including under the heading "Risk Factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

     - market acceptance of new education and library products, particularly reading, literature, language arts, mathematics, science and social studies products;

     - the seasonal and cyclical nature of education and library sales;

     - changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of education and library products and shifts in timing of purchases;

     - changes in the competitive environment, including those that could adversely affect our cost of sales;

     - changes in the relative profitability of products sold;

     - regulatory changes that could affect the purchase of education and library products;

     - changes in the strength of the retail market for audiobooks and market acceptance of newly-published titles;

     - delays and unanticipated expenses in developing new programs and other products or in developing new technology products, and market acceptance and use of online instruction and assessment materials;

     - the potential effect of a continued weak economy on sales of education and library products;

     - the risk that our well-known authors will depart and write for our competitors;

     - the effect of changes in accounting, regulatory and/or tax policies and practices; and

     - the other factors set forth under the heading "Risk Factors."

     You should be aware that the occurrence of the events described in "Risk Factors" and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position. The forward-looking statements in this prospectus are made as of the date of this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights information about our business and this exchange offer. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including the more detailed information in our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors." Unless otherwise indicated, references to "we," "our," "ours," "us" and "our company" refer, collectively, to Haights Cross Communications, Inc. and its consolidated subsidiaries, including Haights Cross Operating Company and its consolidated subsidiaries, references to "Haights Cross Communications" refer to Haights Cross Communications, Inc. and references to "Haights Cross" refer to Haights Cross Operating Company. Haights Cross Communications, Inc. is a holding company and conducts all its operations through Haights Cross Operating Company and all of its subsidiaries.

                                  OUR COMPANY

OVERVIEW

     We are a leading developer and publisher of products for the education and library publishing markets. Within these broad markets, our businesses have established leading positions in several high growth segments, including supplemental education and state-specific test preparation for grades kindergarten through 12, or K-12, unabridged audiobooks, library books for young adults and continuing medical education products. We offer approximately 12,800 proprietary titles, which contributed 83.9% of our 2003 revenue. In addition, we market over 13,400 non-proprietary titles. Our products include books for children and young adults, teachers' materials, study guides and audio recordings. In 2003, we sold our products through multiple channels to more than 150,000 customers, including educators and school systems, public and school libraries and medical professionals.

     Our business was formed in connection with our first acquisition in 1997 and we acquired our other operating businesses between 1997 and 2001. All of our businesses have operating histories in excess of 20 years and have established recognized brands and long-standing customer relationships in the markets they serve. We continually invest in the development of new titles, providing us with new releases each year and resulting in the growth of our profitable backlist. Our backlist consists of all proprietary titles that generate revenue in any year following the year of their initial release. During 2003, 85.8% of our non-subscription proprietary revenue was generated by our backlist. We believe that the strength of our backlist reflects our limited reliance on new titles for current period revenue, the longevity of our titles and the success of our product development efforts. The combination of our strong backlist sales and subscription-based businesses provides us with a significant recurring revenue stream and lessens the variability of the performance of our businesses.

     We seek to grow sales and improve cash flows at each of our businesses by developing and marketing new products, implementing professional sales and marketing programs, and improving operating efficiencies. For the year ended December 31, 2003, we generated revenue of $162.0 million, EBITDA of $44.5 million, and we experienced a net loss of $1.9 million.

     We have organized our businesses into two operating groups: the Education Publishing Group and the Library Publishing Group.

     Education Publishing Group. Our Education Publishing Group publishes supplemental reading materials for the kindergarten through 9th grade market, state-specific test preparation materials for K-12 high stakes competency tests and continuing medical education products for doctors. Our Education Publishing Group also markets non-proprietary, supplemental reading products and literature for the K-12 market. For the year ended December 31, 2003, our Education Publishing Group had revenue of $88.1 million, accounting for 52.4% of our total revenue for the year.

     Our Education Publishing Group is comprised of three businesses:

     - Sundance/Newbridge Educational Publishing -- Under the Sundance brand, Sundance/Newbridge publishes educational materials for shared reading, guided reading, independent reading, phonics and comprehension skills for students in kindergarten through 9th grade, and markets non-proprietary, supplemental literature products for students in grades K-12. Under the Newbridge brand, Sundance/ Newbridge publishes non-fiction, guided reading materials and teachers' guides in the content areas of standards-based science, social studies and math for students in pre-kindergarten through 5th grade. Our Sundance and Newbridge brands are primarily published in series, encouraging repeat purchases and improving the longevity of our backlist, and are marketed to educators, schools and school systems located throughout the United States.

     - Triumph Learning -- Triumph Learning is a publisher of state-specific test preparation books and software for the K-12 market. Under its Coach brand, Triumph Learning publishes over 330 state-specific test preparation titles and 39 software titles focused on building reading, math, social studies, science and other basic skills. Overall, Triumph Learning publishes over 1,400 test preparation titles, which it sells directly to educators, schools and school systems in 22 states.

     - Oakstone Publishing -- Oakstone offers monthly, subscription-based programs comprised of summaries and critical reviews of medical journal articles, covering 34 medical, dental and allied health specialties. Oakstone currently produces 44 titles in audio, print, electronic and Web formats that enable its customers, which consist predominantly of doctors, to maintain current knowledge and/or obtain continuing medical education credits for licensing and hospital affiliation purposes.

     Library Publishing Group. Our Library Publishing Group publishes audiobooks for adults and children as well as literary, biographical and topical books published in series for public and school libraries. Our Library Publishing Group also markets non-proprietary audiobooks to public and school libraries. For the year ended December 31, 2003, our Library Publishing Group had revenue of $73.9 million, accounting for 43.6% of our total revenue for the year.

     Our Library Publishing Group is comprised of two businesses:

     - Recorded Books -- Recorded Books, which we believe is the largest publisher and marketer of unabridged, spoken word audiobooks in the United States and the United Kingdom public library market, records and publishes unabridged audiobooks, which generally run from 10 to 20 hours, across multiple genres, including mysteries, histories, classics, inspirational, westerns, romance, sports and other topics. Recorded Books supplements its proprietary title list by distributing non-proprietary titles, including certain titles in abridged form. Recorded Books sells its products to public and school libraries, retail bookstores and direct to consumers.

     - Chelsea House Publishers -- Chelsea House creates and publishes hard-cover, non-fiction books for children and young adults, which books are sold to public and school libraries located throughout the United States. Chelsea House's titles are typically published in series of eight to 100 titles, providing a mechanism for recurring sales as new editions are released.

RECENT DEVELOPMENTS

     On April 15, 2004, through our subsidiary Triumph Learning, we acquired the business of Buckle Down Publishing Company, a leading publisher of test preparation materials for high stakes state tests and a wholly-owned subsidiary of Profiles Corporation. The consideration for the acquisition consisted of $24.0 million in cash, which is subject to a post-closing working capital adjustment, and $3.5 million face amount of our newly authorized Series C preferred stock, of which shares with a face amount of $2.0 million were deposited in an escrow account to secure the seller's indemnification obligations. The Buckle Down business will be operated as a division of Triumph Learning.

     On April 19, 2004, we announced our intention to sell our Oakstone Publishing unit. We made this decision based on our long-term strategic commitment to building our position as a premier publisher focused purely on the K-12 education and library publishing markets. Oakstone Publishing, which provides subscription-based continuing medical education products for doctors and other health professionals, had 2003 revenue of $18.2 million. We hope to complete the sale of Oakstone Publishing during the third quarter of 2004.

COMPANY INFORMATION

     We were formed by Peter J. Quandt, our Chairman, Chief Executive Officer and President, and Media/ Communications Partners, a Boston-based private equity firm. Christopher S. Gaffney and Stephen F. Gormley, both of whom joined our board of directors at that time as representatives of Media/Communications Partners, subsequently formed Great Hill Partners, LLC, a Boston-based private equity firm that specializes in providing growth capital to entrepreneurial ventures active in the media, information, education, telecommunications and business services industries. While Messrs. Gaffney and Gormley now principally serve as partners of Great Hill Partners, they are the primary managers of the Haights Cross Communications investment on behalf of Media/Communications Partners III Limited Partnership, a private equity fund that is our controlling stockholder, and continue to serve on our board of directors.

     We are organized in a holding company structure, in which Haights Cross Communications, Inc., a Delaware corporation, owns 100% of the outstanding capital stock of Haights Cross Operating Company, also a Delaware corporation, which, in turn, owns 100% of our six direct subsidiaries, each of which is a Delaware limited liability company: Sundance/Newbridge Educational Publishing, LLC, Triumph Learning, LLC, Oakstone Publishing, LLC, Recorded Books, LLC and Chelsea House Publishers, LLC, which are our five operating subsidiaries, and The Coriolis Group, LLC, which no longer conducts any business. Recorded Books owns 100% of the capital stock of W F Howes Limited, a limited company organized under the laws of the United Kingdom. Our corporate headquarters is located at 10 New King Street, Suite 102, White Plains, New York 10604. Our telephone number is (914) 289-9400. Our general website is www.haightscross.com. Information contained in our website is not deemed a part of this prospectus.

MARKET DATA

     Market data disclosed in this prospectus, including information relating to our relative position in the markets in which we compete, are based on the good faith estimates of management, which are based upon their review of internal surveys, independent industry publications and other publicly available information from industry sources, including Simba Information Inc., the United States Department of Education, Education Market Research, the American Library Association and the Audio Publishers Association. Although we believe that these sources are reliable, we have not independently verified this information.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer               We are offering to exchange up to $135,000,000
                                 principal amount at maturity of the exchange notes for up to $135,000,000 principal amount at maturity of the old notes.

                                 The terms of the exchange notes are identical in all material respects to the old notes except that the exchange notes will not contain the terms with respect to certain transfer restrictions and registration rights relating to the old notes.

                                 Outstanding old notes may be tendered, and will be exchanged, only in integral principal at maturity multiples of $1,000. Exchange notes will be issued only in integral principal at maturity multiples of $1,000.

Registration Rights Agreement    We issued $135,000,000 principal amount at
                                 maturity of the old notes on February 2, 2004 in a private offering. In connection with the offering, we and Bear, Stearns & Co. Inc., the initial purchaser in the offering, entered into a registration rights agreement that granted the holders of the old notes exchange and registration rights. Specifically, in the registration rights agreement, we agreed to file, on or before May 1, 2004, this exchange offer registration statement with respect to a registered offer to exchange the old notes for the exchange notes. We also agreed to use our commercially reasonable efforts to complete the exchange offer on or before July 30, 2004.

Resale Based on an interpretation by the staff of the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of your business;

                                 - you have not engaged in, do not intend to
                                   engage in, and have no arrangement or
                                   understanding with any person to participate in the distribution of exchange notes; and

                                 - you are not an "affiliate" of Haights Cross
                                   Communications within the meaning of Rule 405 of the Securities Act.

                                 If a broker-dealer acquired old notes as a result of market-making or other trading activities and such broker-dealer wishes to participate in the exchange offer, the broker-dealer must acknowledge that the exchange notes it will receive in exchange for such old notes will be received for its own account and that such broker-dealer will deliver a prospectus in connection with any resale of such exchange notes.

                                 Any holder of outstanding notes who:

                                 - is an affiliate of Haights Cross
                                   Communications;

                                 - does not acquire exchange notes in the
                                   ordinary course of its business; or

                                 - is a broker-dealer who acquired old notes
                                   directly from Haights Cross Communications or tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters, is not eligible to participate in the exchange offer and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the old notes.

Expiration Date                  The exchange offer will expire at 12:00 a.m.,
                                 New York City time, on June 23, 2004, unless we extend the exchange offer.

Conditions to the Exchange
Offer The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or applicable interpretation of the staff of the SEC. Please read the section entitled "The Exchange Offer -- Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old
Notes If your old notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer through the DTC program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. A LETTER OF TRANSMITTAL NEED NOT ACCOMPANY TENDERS EFFECTED IN THIS MANNER.

                                 By tendering your old notes, you will represent to us that, among other things:

                                 - the exchange notes you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

                                 - you are not an affiliate of Haights Cross
                                   Communications (within the meaning of Rule
                                   405 under the Securities Act); and

                                 - if you are a broker-dealer that will receive
                                   exchange notes for its own account in
                                   exchange for old notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for
Beneficial Owners                If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that book-entry interest or beneficial interest of old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery Procedures   If you wish to tender your old notes and cannot
                                 comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your old notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer -- Procedures for Tendering Old Notes --
                                 Guaranteed Delivery."

Effect of Not Tendering          Old notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer of the old notes.

                                 The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes.

Withdrawal Rights                You may withdraw your tender of old notes at
                                 any time prior to the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange Offer -- Exchange Agent" before 12:00 a.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but that were not accepted for exchange.

Tax Consequences                 The exchange of unregistered old notes for
                                 registered exchange notes in the exchange offer should not result in any income, gain or loss to the holders of old notes or to us for U.S.
                                 federal income tax purposes.

Acceptance of Old Notes and
Delivery of Exchange Notes       We will accept for exchange any and all old
                                 notes that are properly tendered in the
                                 exchange offer prior to the expiration date.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Notes." The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Exchange Agent                   We have appointed Wells Fargo Bank Minnesota,
                                 N.A. as the exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are: 213 Court Street, Suite 703, Middletown, Connecticut 06457, (860)
                                 704-6219. See "The Exchange Offer -- Exchange
                                 Agent."

Use of Proceeds                  We will not receive any cash proceeds from the
                                 issuance of the exchange notes.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

Issuer                           Haights Cross Communications, Inc.

Exchange Notes                   $135,000,000 in aggregate principal amount at
                                 maturity of 12 1/2% Senior Discount Notes due
                                 2011.

Maturity Date                    August 15, 2011.

Interest Rate and Payment
Dates 12 1/2% per annum, accruing on each note in the form of an increase in the accreted value of the note, such that the accreted value of each note will equal the principal amount at maturity on February 1, 2009, and thereafter, 12 1/2% per annum, payable in cash semi-annually on February 1 and August 1 of each year, beginning August 1, 2009.

Optional Redemption              Prior to February 15, 2007, we may, at our
                                 option, redeem up to 35% of the exchange notes with the proceeds of certain sales of our equity at the redemption price listed under "Description of Notes -- Optional Redemption."
                                 We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount at maturity of the exchange notes issued remains outstanding. In addition, prior to February 15, 2008, we may, at our option, redeem the exchange notes, in whole and not in part, at a redemption price of 112.5% of the accreted value thereof. On or after February 15, 2008, we may, at our option, redeem the exchange notes at the redemption prices listed under "Description of
                                 Notes -- Optional Redemption."

Ranking The exchange notes will be unsecured senior obligations. They will rank equally with all of our existing and future senior unsecured indebtedness, including our guarantee of Haights Cross' 11 3/4% senior notes due 2011, or the "senior notes," and will rank senior to all of our future subordinated indebtedness. However, the exchange notes will be effectively subordinated to all of our existing and future secured indebtedness, including our guarantee of Haights Cross' senior secured revolving credit facility and the senior secured term loan, and all existing and future indebtedness of our subsidiaries. As of December 31, 2003, we had approximately $238.8 million of indebtedness to which the notes would be effectively subordinated, and $19.2 million was available for future borrowings under the senior secured revolving credit facility.

Covenants                        We will issue the exchange notes under an
                                 indenture with Wells Fargo Bank Minnesota,
                                 N.A., as trustee. Under the indenture, we have agreed, among other things, to certain restrictions on incurring debt, using our assets as security in other transactions and other restrictions. These restrictions are subject to detailed conditions and qualifications. See the description under the caption "Description of the Exchange
                                 Notes -- Covenants" for more information about these restrictions.

Form and Denominations           The exchange notes will be issued in the form
                                 of one or more fully registered global notes, without coupons, in denominations of $1,000 in principal amount at maturity and integral multiples of $1,000 in principal amount at maturity. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC.
                                 Exchange notes in certificated form will be issued in exchange for the global notes only under limited circumstances on the terms set forth in the indenture.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth our summary historical consolidated financial information for each of the three years ended December 31, 2003, which has been derived from our consolidated financial statements audited by Ernst & Young LLP, our independent auditors. When you read our summary historical consolidated financial information, it is important for you to read it along with our audited consolidated financial statements, the notes to those audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2002       2003
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
Revenue.....................................................  $148,545   $163,435   $162,043
Cost of goods sold..........................................    43,540     50,326     49,200
Selling, general and administrative expense(2)..............    67,075     65,405     68,390
Amortization of pre-publication costs(3)....................     6,671      7,006      9,137
Depreciation and amortization(4)............................    14,593      2,017      2,224
                                                              --------   --------   --------
Income from operations......................................  $ 16,666   $ 38,388   $ 33,092
Interest expense and other(5)...............................    21,984     19,296     34,242
                                                              --------   --------   --------
(Loss) income before discontinued operations and cumulative
  effect of accounting change...............................  $ (5,318)  $ 19,092   $ (1,150)
                                                              ========   ========   ========

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2002         2003
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   2,701    $  32,389
Working capital.............................................      9,957       42,216
Total assets................................................    231,236      265,522
Total debt..................................................    200,596      239,750
Redeemable preferred stock..................................    126,191      143,663
Total stockholders' deficit.................................   (135,435)    (156,354)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2002      2003
                                                              -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(6)...................................................  $37,930   $47,411   $44,453
Additions to pre-publication costs(4).......................   13,599    12,418    14,051
Additions to property and equipment.........................    3,632     2,044     2,997
Interest expense............................................   20,024    17,993    19,928

---------------

(1) Our consolidated statements of operations data includes the results of operations of our acquired businesses beginning on the date of acquisition.

(2) For the years ended December 31, 2001 and December 31, 2002, our selling, general and administrative expense includes non-recurring restructuring and related charges of $3.1 million and $(0.1) million, respectively, related to severance accruals and warehouse and information technology expenses. For the year ended December 31, 2003, our selling, general and administrative expense includes non-recurring restructuring and related charges of $3.1 million relating to the consolidation of the warehousing, customer service and order fulfillment functions of our Sundance/Newbridge, Triumph Learning and Chelsea House businesses.

(3) We capitalize the costs associated with the development of our new products. These costs primarily include author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to the product. These capitalized pre-publication costs are amortized over the anticipated life of the product, for a period not exceeding five years.

(4) On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, amortization of intangible assets considered to have indefinite lives, such as goodwill, is no longer required. Accordingly, we ceased amortization of goodwill on that date. Under SFAS No. 142, goodwill is subject to impairment testing, both at the date of our initial adoption of SFAS No. 142 and annually thereafter. In addition, goodwill is required to be tested at interim times if there is indication of impairment. We performed the initial impairment test as of January 1, 2002 and recorded a goodwill writedown of $48.6 million, which is presented in our consolidated statements of operations as a cumulative effect of accounting change. We performed the annual impairment test on September 30, 2003, and determined that the carrying value of our goodwill at that date was not impaired.

(5) For the year ended December 31, 2003, our interest expense and other expense includes a redemption premium of approximately $9.2 million incurred in connection with our redemption of existing subordinated debt with proceeds from our August 20, 2003 refinancing.

(6) "EBITDA" is defined as income before interest, taxes, depreciation, amortization, discontinued operations and cumulative effect of a change in accounting for goodwill. EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles and should not be considered a substitute for operating income, net income (loss), cash flows, consolidated statements of operations or consolidated balance sheets prepared in accordance with GAAP. In addition, because EBITDA is not defined consistently by all companies, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. However, we believe EBITDA is relevant and useful to investors because (a) it provides an alternative measurement to operating income that takes into account certain relevant adjustments that are specific to publishing companies, and (b) it is used by our management to evaluate our ability to service our debt and, along with other data, as an internal measure for setting budgets and awarding incentive compensation. The following table reconciles net income to EBITDA.

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                  2001       2002      2003
                                                                --------   --------   -------
                                                                   (DOLLARS IN THOUSANDS)
    Net loss..................................................  $(37,092)  $(27,752)  $(1,866)
    Cumulative effect of accounting change....................        --     48,610        --
    Net loss (income) from discontinued operations............    31,774     (1,766)      716
    Interest expense and other................................    21,984     19,296    34,242
                                                                --------   --------   -------
    Income from operations....................................  $ 16,666   $ 38,388   $33,092
    Amortization of pre-publication costs.....................     6,671      7,006     9,137
    Depreciation and amortization.............................    14,593      2,017     2,224
                                                                --------   --------   -------
    EBITDA....................................................  $ 37,930   $ 47,411   $44,453
                                                                ========   ========   =======

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding whether to exchange your old notes for the exchange notes to be issued in this exchange offer. If any of the following risks or uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, we may not be able to make principal and interest payments on the notes, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR NET LOSSES FROM OPERATIONS MAY CONTINUE.

     We have experienced net losses since inception. During these periods, we have been highly leveraged. Our losses resulted primarily from interest payments on acquisition financing, amortization of goodwill associated with acquisitions, other related acquisition and financing costs, and depreciation and other amortization. We expect to continue to incur substantial charges in the future in connection with these and future acquisitions and to continue to incur additional net losses in the future. We cannot assure you that we will generate net profits from operations in the future.

A DECREASE IN FUNDING OF SCHOOLS AND LIBRARIES BY FEDERAL, STATE AND LOCAL GOVERNMENTS COULD REDUCE OUR SALES AND PROFITS.

     During 2003, we derived more than 69.0% of our revenue from schools, school districts and school and public libraries. These institutions depend on funding from federal, state and local governments to purchase our products. Many state and local governments face substantial budget deficits that have severely reduced this funding. These budget crises have reduced our sales and profits and may continue to do so in the future.

     Government budget policies may also adversely affect the availability of this funding. In addition, the government appropriations process is often slow, unpredictable and subject to factors outside of our control. Curtailments, delays or reductions in the funding of schools or libraries could delay or reduce our revenue. This is partly because, in the absence of such funding, schools may not have sufficient capital to purchase our products or services. Accordingly, any substantial reduction in governmental funding earmarked for education or library materials could have a material adverse effect on our sales.

     Although we believe most of our customers are not dependent on a single source of funding, many of our customers depend on government funding. Funding difficulties experienced by schools and libraries could also cause those institutions to be more resistant to price increases in our products, compared to other businesses that might better be able to pass on price increases to their customers.

OUR BUSINESS IS SEASONAL AND OUR OPERATING RESULTS MAY FLUCTUATE.

     Our business is subject to seasonal fluctuations. Our revenue and income from operations have historically been higher during the second and third calendar quarters. In addition, our quarterly results of operations have fluctuated in the past, and can be expected to continue to fluctuate in the future, as a result of many factors, including general economic trends; the traditional cyclical nature of educational material sales; school, library and consumer purchasing decisions; unpredictable funding of schools and libraries by federal, state and local governments; consumer preferences and spending trends; the need to increase inventories in advance of our primary selling season; and the timing of introductions of new products.

POSSIBLE INFRINGEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD CAUSE US TO LOSE REVENUE AND COULD DAMAGE OUR TRADEMARKS.

     We rely on copyrights and, in certain cases, trademarks to protect our products. Effective trademark and copyright protection may be unavailable or limited, or may not be applied for, in the United States. We cannot be certain that the steps we have taken to protect our intellectual property rights, including registering our trademarks and our domain names, will be adequate or that third parties will not infringe or misappropriate our proprietary rights. For instance, given the global reach of the Internet, our trademarks and other forms of intellectual property could be displayed in countries that offer inadequate intellectual property protection. Any such infringement or misappropriation could materially adversely affect our future financial results and our ability to operate our business.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT AND OTHER CLAIMS WHICH MAY CAUSE US TO INCUR SUBSTANTIAL COSTS AND MAY DIVERT MANAGEMENT ATTENTION.

     Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert claims that we have violated or infringed on a copyright, trademark or other proprietary right belonging to them. We license third-party content to create some of our products. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claims by a third party that the licensed content infringes other proprietary rights. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

     In addition, we may be vulnerable to other claims of defamation, negligence, personal injury or other legal theories relating to the information we publish, including content licensed from third parties. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims. Furthermore, if such claims are successful, we may be required to alter our product, pay financial damages or obtain licenses from others.

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF THE PROCEEDS FROM THE OFFERING OF THE OLD NOTES AND OTHER CASH AND CASH EQUIVALENTS ON HAND, AND HOLDERS OF NOTES WILL NOT HAVE THE OPPORTUNITY TO EVALUATE INFORMATION CONCERNING THE APPLICATION OF SUCH AMOUNTS.

     As of March 31, 2004, after giving effect to the acquisition of Buckle Down Publishing Company described in "Prospectus Summary -- Recent Developments," we had on hand cash and cash equivalents of approximately $53.1 million. Our management has broad discretion as to the use and allocation of such cash and cash equivalents, and holders of notes will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of such cash and cash equivalents.

OUR BUSINESS RESULTS COULD BE ADVERSELY AFFECTED IF WE LOSE OUR KEY PERSONNEL.

     Our company is dependent on the continued services of our senior management team, including the senior management of our operating subsidiaries. The loss of our key personnel could have a material adverse effect on our business, operating results or financial condition. We do not maintain key man insurance on our key personnel.

GROWTH OF MULTIMEDIA PRODUCTS MAY COMPETE WITH AND REDUCE OUR PUBLISHING ACTIVITIES.

     The traditional media platform is being increasingly challenged by the growing body of multimedia products. Multimedia products serve as ancillary tools to traditional publishing mediums such as print but can also serve as stand-alone interactive tools replacing traditional publishing mediums. The continued growth of multimedia products may detract from the viability of our traditional publishing activities.

TECHNOLOGICAL CHANGES MAY REDUCE OUR SALE OF PRODUCTS AND SERVICES.

     Both the traditional publishing industry and the online services industry continue to experience technological change. The publishing industry continues to evolve from traditional mechanical format printing to full digital printing. The inability to keep pace with the new technologies and standards in the print industry could negatively impact the competitiveness of our products. Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by producing and marketing enhancements to our products and services that respond to technological changes or customer requirements. We may be required to invest significant capital in additional technology in order to remain competitive. In addition, the provision of online services is characterized by continuing improvements in technology that results in the frequent introduction of new products, short product life cycles and continual improvement in product price/performance characteristics. A failure on our part to effectively manage a product transition will directly affect the demand for our products and the profitability of our operations.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN OUR HIGHLY COMPETITIVE INDUSTRY.

     Our businesses operate in highly competitive markets. Many of our competitors are larger and have greater financial resources than us. We cannot assure you that we will be able to compete effectively with these other companies in the future, and if we are unable to compete effectively, our financial condition and results of operations will be materially adversely affected.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY AN INCREASE IN PAPER AND POSTAGE
COSTS.

     The price of paper constitutes a significant portion of our costs relating to our print products and direct mail solicitations. Significant increases in the price of paper may have an adverse effect on our future results although we have in the past been able to implement measures to offset such increases. Postage for product distribution and direct mail solicitations is also one of our significant expenses. While we distribute many of our products under a contract with the United Parcel Service, shipping and postage costs increase periodically and can be expected to increase in the future. While we seek to pass these costs along to our customers, competitive and market pressures may prevent us from doing so.

WE MAY BE UNABLE TO SUCCESSFULLY COMPLETE ACQUISITIONS AND OUR ACQUISITIONS MAY DIVERT MANAGEMENT ATTENTION FROM OPERATING OUR BUSINESS.

     We cannot assure you that our historical success with acquisitions will continue or that we will have sufficient capital resources to continue to pursue acquisitions. We intend to continue to seek opportunities for future expansion, but we cannot assure you that we will be able to identify, negotiate and consummate acquisitions on attractive terms, nor can we assure you that we will successfully identify, complete or integrate additional acquisitions, or that the acquired businesses will perform as expected or contribute significant sales or profits to us. We may face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions on terms favorable to us.

     Our acquisitions may place substantial demands upon our senior management, which may divert attention from current operations. A decrease in attention devoted to operations could adversely impact the management of our existing businesses. In addition, we could have difficulty assimilating the personnel and operations of acquired companies and could experience disruption of our ongoing businesses due to a diversion of management time and other resources to the integration of these acquired businesses.

OUR CONTROLLING EQUITY HOLDER MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.

     Media/Communications Partners III Limited Partnership and its affiliates beneficially own 71.7% of our common stock. This fund can therefore direct our policies and can select a majority of our directors. The interests of Media/Communications Partners III Limited Partnership and its affiliates and the members of our management may conflict with the interests of our note holders.

     Media/Communications Partners III Limited Partnership and its affiliates make controlling investments in media businesses and businesses that support or enhance media properties, including publishing businesses. Media/Communications Partners III Limited Partnership and its affiliates may at any time own controlling or non-controlling interests in media and related businesses, including publishing businesses, some of which may compete with us. Media/Communications Partners III Limited Partnership and its affiliates may identify, pursue and consummate acquisitions of publishing businesses that would be complementary to our business. If this were to occur, these acquisition opportunities would not be available to us.

     Certain changes in Media/Communications Partners III Limited Partnership's beneficial ownership interest in us would constitute a change of control under the indentures governing the notes and the senior notes, Haights Cross' senior secured revolving credit facility and senior secured term loan and our other agreements and obligations. Any change of control could result in an event of default or otherwise require us to make an immediate payment under such agreements and obligations and we may not have the funds to do so.

                           RISKS RELATED TO THE NOTES

IF YOU EXCHANGE YOUR OLD NOTES, YOU MAY NOT BE ABLE TO RESELL THE EXCHANGE NOTES YOU RECEIVE IN THE EXCHANGE OFFER WITHOUT REGISTERING THEM AND DELIVERING A PROSPECTUS.

     You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the SEC in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

     - holders who are not "affiliates" of our company within the meaning of Rule 405 of the Securities Act;

     - holders who acquire their exchange notes in the ordinary course of business; and

     - holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities
       Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

     Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell the exchange notes they acquire in the exchange offer in order not to be deemed an underwriter. Broker-dealers that acquired old notes from us may not rely on the above interpretations of the staff of the SEC, are not eligible to participate in the exchange offer and must comply with the registration requirements and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in order to resell the old notes.

     You should review the more detailed discussion in "The Exchange Offer -- Procedures for Tendering Old Notes."

OUR SUBSTANTIAL LEVERAGE MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS, PLACE US AT A COMPETITIVE DISADVANTAGE IN OUR INDUSTRY AND PREVENT US FROM MEETING OUR OBLIGATIONS WITH RESPECT TO THE NOTES.

     We are highly leveraged and have significant debt service obligations. As of December 31, 2003, after giving effect to the offering of old notes, we had total indebtedness of $313.4 million. For the year ended December 31, 2003, our ratio of earnings to fixed charges was 1.0x. Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of debt presents the following risks to you:

     - we are required to use a substantial portion of our cash flow from operations to pay interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements;

     - our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

     - our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

     - our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements; and

     - our substantial leverage may make it more difficult for us to satisfy our obligations with respect to the notes.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the senior secured revolving credit facility, the senior secured term loan agreement and the indentures governing the senior notes and the notes do not fully prohibit us or our subsidiaries from doing so. Haights Cross has issued senior notes in the aggregate principal amount of $140.0 million and has borrowed $100.0 million under the senior secured term loan. Additionally, the senior secured revolving credit facility permits borrowing, subject to limitation, of up to $30.0 million under the agreement governing that facility. The notes are effectively subordinated to all of those existing and future borrowings of our subsidiaries. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness."

SERVICING OUR DEBT REQUIRES A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH MAY BE AFFECTED BY FACTORS BEYOND OUR CONTROL.

     Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our indebtedness or to fund our other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that:

     - our business will generate sufficient cash flow from operations; or

     - we will realize the cost savings, revenue growth and operating improvements that we anticipate will result from the execution of our business strategy.

     If we cannot fund our liquidity needs, we will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, selling assets, restructuring or refinancing our debt, including the notes, or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. If we incur additional debt above the levels now in effect, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.

THE TERMS OF OUR INDEBTEDNESS IMPOSE OPERATIONAL AND FINANCIAL RESTRICTIONS ON
US.

     The senior secured revolving credit facility, the senior secured term loan and the indentures governing the senior notes and the notes contain various provisions that limit our management's discretion by restricting our ability to:

     - incur additional debt;

     - pay dividends and make other distributions;

     - make investments and other restricted payments;

     - enter into sale and leaseback transactions;

     - incur liens;

     - engage in mergers, acquisitions and asset sales;

     - enter into transactions with affiliates;

     - make capital expenditures;

     - amend or otherwise alter debt and other material agreements; and

     - alter the business we conduct.

     The senior secured revolving credit facility also requires us to meet specified financial ratios. If we do not comply with the restrictions in the senior secured revolving credit facility, the senior secured term loan, the indentures governing the senior notes and the notes or any of our other financing agreements, a default may occur. This default may allow our creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to provide us with further funds.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE INDEBTEDNESS OF OUR SUBSIDIARIES.

     We have limited operations of our own and derive substantially all of our revenue and cash flow from our subsidiaries. None of our subsidiaries have guaranteed the notes. Creditors of our subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the notes are effectively subordinated to the prior payment of all of the indebtedness (including trade payables) of our subsidiaries, including the senior notes and borrowings under the senior secured revolving credit facility and the senior secured term loan.

     As of December 31, 2003, the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $238.8 million. Further, up to $19.2 million was available to our subsidiaries for borrowing under the senior secured revolving credit facility. We cannot assure you that our subsidiaries who have their debt accelerated will be able to repay such indebtedness. We also cannot assure you that our assets and our subsidiaries' assets will be sufficient to fully repay the notes and our other indebtedness. See "Description of Other Indebtedness."

WE MAY NOT HAVE ACCESS TO THE CASH FLOW AND OTHER ASSETS OF OUR SUBSIDIARIES THAT MAY BE NEEDED TO MAKE PAYMENT ON THE NOTES.

     Although all of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of the senior secured revolving credit facility, the senior secured term loan and the indenture governing the senior notes significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries are permitted under the terms of the indenture governing the notes, the indenture governing the senior notes, the senior secured term loan and the senior secured revolving credit facility to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. See "Description of Other Indebtedness" and "Description of Notes."

OUR ABILITY TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL MAY BE LIMITED.

     If we undergo a change of control, we may need to refinance large amounts of our debt, including the notes, the senior notes, the senior secured term loan and the senior secured revolving credit facility. If a change of control occurs, we must offer to buy back your notes for a price equal to 101% of the principal amount at maturity (or, if prior to February 1, 2009, accreted value) thereof, plus interest that has accrued but has not been paid as of the repurchase date and liquidated damages, if any. We cannot assure you that we will have sufficient funds available to make the required repurchases of the notes in that event, or that we will have sufficient funds to pay our other debts. In addition, the senior secured revolving credit facility and the senior secured term loan prohibit us from repurchasing the notes after a change of control until we have repaid in full our debt under the senior secured revolving credit facility and the senior secured term loan. If we fail to repurchase the notes upon a change of control, we will be in default under the notes, the senior notes, the senior secured term loan and the senior secured revolving credit facility. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event.

THE NOTES COULD BE VOIDED OR SUBORDINATED TO OUR OTHER DEBT IF THE ISSUANCE OF THE NOTES IS CONSIDERED TO BE A FRAUDULENT CONVEYANCE.

     If a bankruptcy case or lawsuit is initiated by our unpaid creditors, the debt represented by the notes may be reviewed under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under these laws, the debt could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, the court found that, at the time we incurred the debt represented by the notes, we:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such debt; and

     - were insolvent or rendered insolvent by reason of such incurrence; or

     - were engaged in a business or transaction for which the remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured; or

     - intended to hinder, delay or defraud creditors.

     The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied. Generally, however, a debtor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     We believe that we received fair value for the notes. On the basis of historical financial information, recent operating history and other factors, we believe that we are not insolvent, do not have unreasonably small capital for the businesses in which we are engaged and have not incurred debts beyond our ability to pay such debts as they mature. We cannot assure you that a court passing on such questions would agree with our view.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES AND ONE MAY NOT DEVELOP.

     There is no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

     The notes are eligible for trading in The PORTAL(SM) Market. However, we do not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. The liquidity of any market for the notes and the market price quoted for the notes will depend on the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes.

YOU MAY HAVE DIFFICULTY SELLING THE OLD NOTES THAT YOU DO NOT EXCHANGE, SINCE OUTSTANDING OLD NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER AND CANNOT BE SOLD WITHOUT REGISTRATION UNDER SECURITIES LAWS OR EXEMPTIONS FROM REGISTRATION.

     If a large number of outstanding old notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

     In addition, if you do not tender your outstanding old notes or if we do not accept some outstanding old notes, those old notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the old notes that are described in the legend on the old notes and in the offering memorandum relating to the old notes.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy certain agreements we made with the initial purchaser of the old notes. The net proceeds of the sale of the old notes were used to repurchase outstanding securities, to pay transaction fees and expenses and to fund the acquisition of Buckle Down Publishing Company described in "Prospectus Summary -- Recent Developments," and a portion of such proceeds remain available for future acquisitions and general corporate purposes. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive the old notes in like principal amount, the form and terms of which are substantially the same as the form and term of the exchange notes (which replace the old notes and which represent the same indebtedness). The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     We sold $135 million aggregate principal amount at maturity of the old notes on February 2, 2004 to the initial purchaser, who resold the old notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act). In the registration rights agreement executed by us and the initial purchaser, we agreed to file with the SEC a registration statement (the "exchange registration statement") with respect to an offer to exchange the old notes for exchange notes. In addition, we agreed to use all commercially reasonable efforts to cause the exchange registration statement to become effective under the Securities Act by July 30, 2004, to offer the exchange notes pursuant to the exchange offer and to issue the exchange notes in exchange for the old notes tendered prior to the expiration of the exchange offer. We will be required to pay the holders of old notes liquidated damages in the amount of $.05 per week per $1,000 in principal amount at maturity of old notes if we fail to meet the filing and completion deadlines set forth in the registration rights agreement. The amount of liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount at maturity of old notes following each 90 day period in which we fail to meet the filing and completion deadlines, up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount at maturity of old notes.

     This prospectus is part of the exchange registration statement that we have filed with the SEC. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations thereunder. You are a "holder" with respect to the exchange offer if your old notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by DTC. Upon completion of the exchange offer, we will be required to file a registration statement to register any outstanding old notes only if a holder of old notes so requests and such holder is a broker-dealer or an affiliate of our company, or is not permitted pursuant to applicable law or applicable interpretations of the staff of the SEC to participate in the exchange offer (the "shelf registration statement"). If you do not tender your old notes, or if your old notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your old notes.

     Based on interpretations of the SEC staff set forth in no-action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - you are acquiring exchange notes in the ordinary course of your business;

     - you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

     - you are not our affiliate within the meaning of Rule 405 of the Securities Act.

     If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account as a result of market-making activities or other trading activities must acknowledge (by delivering a completed letter of transmittal or agent's message if its tender is made through DTC) that it will deliver a prospectus in connection with any resale of the exchange notes. Each broker-dealer that purchased old notes directly from us may not participate in the exchange offer.

     The exchange offer is not being made to you, and you may not participate in the exchange offer, in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction.

EXCHANGE TERMS

     An aggregate of $135 million principal amount at maturity of old notes are currently issued and outstanding. The maximum principal amount at maturity of exchange notes that will be issued in exchange for outstanding old notes is $135 million.

     The form and terms of the exchange notes will be the same in all material respects as the form and terms of the old notes tendered in exchange for such exchange notes, except that the exchange notes will be registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will not represent additional indebtedness of our company and will be entitled to the benefits of the indenture, which is the same indenture under which the old notes were issued. Old notes that are accepted for exchange will be canceled and retired.

     Prior to February 1, 2009, interest will accrue on the notes in the form of an increase in the accreted value of the notes. Thereafter, cash interest on the notes will accrue and be payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2009 at a rate of 12 1/2% per annum. The accreted value of each note will increase from the date of issuance to but not including February 1, 2009 at a rate of 12 1/2% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on February 1, 2009.

     You do not have any appraisal rights or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement. If you do not tender for exchange or if your tender is not accepted, the old notes will remain outstanding and you will be entitled to the benefits of the indenture, but generally will not be entitled to any registration rights under the registration rights agreement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date (as defined below) of the exchange offer. You should read "-- Expiration Date; Extension; Termination; Amendments" below for an explanation of how the expiration date may be extended.

     You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of principal at maturity of $1,000. The exchange offer is not conditioned upon any number or aggregate principal amount at maturity of old notes being tendered.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 12:00 a.m., New York City time, on June 23, 2004, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral or written notice to the exchange agent and by making a public announcement to that effect, prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the right, in our reasonable discretion, to amend any of the terms of the exchange offer. Any amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer for at least five days following the change.

     We expressly reserve the right, in our reasonable discretion, to terminate the exchange offer if the conditions set forth under "-- Conditions to the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of old notes who have tendered their old notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the expiration date of the exchange offer. We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

     If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments" and "-- Withdrawal of Tenders" subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that we offer to pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered old notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes -- Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in "-- Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer. Each holder of old notes shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such holder's old notes pursuant to the shelf registration statement.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

     Tender of Old Notes Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Old Notes Held in Physical Form. For a holder to validly tender old notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes, or if any old notes for principal amounts at maturity not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts at maturity not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the old notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation."

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THAT BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Guaranteed Delivery.  If you wish to tender your old notes and:

     - certificates representing your old notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then you may tender if both of the following are complied with:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

     The notice of guaranteed delivery must:

     - set forth your name and address, the registered number(s) of your old notes and the principal amount at maturity of old notes tendered;

     - state that the tender is being made thereby;

     - guarantee that, within three trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

     - guarantee that the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three trading days after the date of the notice of guaranteed delivery.

     Other Matters. Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your old notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects or irregularities as to particular old notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 12:00 a.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the principal amount of the old notes; and

     - include a statement that such person is withdrawing its election to have its old notes exchanged.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any exchange notes for, any old notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that we offer to pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of old notes so tendered if, on or prior to the expiration date of the exchange offer, we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC.

     This condition to the exchange offer is for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion. We have not made a decision as to what circumstances would lead us to waive the condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

     ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for exchange notes in the exchange offer, your old notes will remain outstanding and will continue to be subject to their existing terms. The old notes will continue to be unsecured obligations of Haights Cross Communications. In addition, interest on the old notes will continue to accrue in the form of an increase in the accreted value of the old notes at the annual rate of 12 1/2%. Moreover, the old notes will continue to be subject to restrictions on transfer:

     - as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum distributed in connection with the private offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act or unless the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

     The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes. See "Risk Factors -- Risks Related to the Notes."

TERMINATION OF CERTAIN RIGHTS

     You will not be entitled to certain rights under the registration rights agreement following the completion of the exchange offer. The rights that generally will terminate are:

     - to have us file with the SEC and use all commercially reasonable efforts to have declared effective a shelf registration statement to cover resales of the old notes by the holders thereof; and

     - to receive liquidated damages if the registration statement of which this prospectus is a part is not declared effective by the SEC, or the exchange offer is not consummated, within a specified time period.

EXCHANGE AGENT

     Wells Fargo Bank Minnesota, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                        Wells Fargo Bank Minnesota, N.A.
                          213 Court Street, Suite 703
                         Middletown, Connecticut 06457
                       Attention: Corporate Trust Officer

FEES AND EXPENSES

     Except for customary fees we have agreed to pay the exchange agent, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of old notes pursuant to the exchange offer.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

     - delivery of the exchange notes and/or certificates for old notes for principal amounts at maturity not exchanged, are to be made to any person other than the record holder of the old notes tendered;

     - tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of old notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the exchange notes.

                                 CAPITALIZATION

     The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2003. You should read the information contained in the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                  AS OF
                                                               DECEMBER 31,
                                                                   2003
                                                               ------------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Cash and cash equivalents...................................    $  32,389
                                                                =========
Debt:
  Senior secured revolving credit facility(1)...............           --
  Senior secured term loan..................................       98,750
  Senior notes..............................................      140,000
                                                                ---------
     Total debt.............................................      238,750
Series A preferred stock(2).................................       34,299
Series B senior preferred stock(3)..........................      109,364
Total stockholders' deficit.................................     (156,354)
                                                                ---------
     Total capitalization...................................    $ 226,059
                                                                =========

---------------

(1) As of December 31, 2003, no amounts had been drawn under the senior secured revolving credit facility and $19.2 million was available for borrowings thereunder.

(2) As of December 31, 2003, the value of the Series A preferred stock includes $3.5 million of value associated with unexercised warrants to purchase Series A preferred stock issued in connection with the issuance of shares of the Series B senior preferred stock.

(3) As of December 31, 2003, the value of the Series B senior preferred stock is net of $4.1 million of discount associated with the valuation of warrants issued in connection therewith.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth our selected historical consolidated financial data for each of the five years ended December 31, 2003, which has been derived from our consolidated financial statements audited by Ernst & Young LLP, our independent auditors. When you read our selected historical consolidated financial information, it is important for you to read it along with our audited consolidated financial statements, the notes to those audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------------
                                                   1999       2000       2001       2002       2003
                                                  -------   --------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1):
Revenue.........................................  $46,242   $130,700   $148,545   $163,142   $162,043
Cost of goods sold..............................   14,440     41,102     43,540     50,326     49,200
Selling, general and administrative
  expense(2)....................................   22,890     55,339     67,075     65,405     68,390
Amortization of pre-publication costs(3)........    1,295      4,879      6,671      7,006      9,137
Depreciation and amortization(4)................    4,558     13,596     14,593      2,017      2,224
                                                  -------   --------   --------   --------   --------
Income from operations..........................  $ 3,059   $ 15,784   $ 16,666   $ 38,388   $ 33,092
Interest expense and other(5)...................    8,252     24,014     21,984     19,296     34,242
                                                  -------   --------   --------   --------   --------
Income (loss) from continuing operations........   (5,193)    (8,230)    (5,318)    19,092     (1,150)
Income (loss) from discontinued operations......     (793)    (1,022)   (31,774)     1,766       (716)
Cumulative effect of accounting change(3).......       --         --         --    (48,610)        --
                                                  -------   --------   --------   --------   --------
Net loss........................................  $(5,986)  $ (9,252)  $(37,092)  $(27,752)  $ (1,866)
                                                  =======   ========   ========   ========   ========

                                                                 AS OF DECEMBER 31,
                                               ------------------------------------------------------
                                                 1999       2000       2001       2002        2003
                                               --------   --------   --------   ---------   ---------
                                                               (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................  $  6,002   $     --   $  7,484   $   2,701   $  32,389
Working capital..............................    31,381     31,017     22,372       9,957      42,216
Total assets.................................   286,989    283,531    280,947     231,236     265,522
Total debt...................................   182,433    189,031    214,951     200,596     239,750
Redeemable preferred stock...................    82,151     95,021    109,410     126,191     143,663
Total stockholders' deficit..................   (17,352)   (39,473)   (90,954)   (135,435)   (156,354)

                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   1999        2000       2001       2002      2003
                                                 ---------   --------   --------   --------   -------
                                                                (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(6)..........         --         --         --       1.5x      1.0x
EBITDA(7)......................................  $   8,912   $ 34,259   $ 37,930   $ 47,411   $44,453
Additions to pre-publication costs(4)..........      5,102     11,858     13,599     12,418    14,051
Additions to property and equipment............      1,587      4,195      3,632      2,044     2,977
Interest expense...............................      7,244     22,273     20,024     17,993    19,928
Net cash provided by (used in):
  Operating activities.........................       (208)    14,983     20,438     32,893    32,146
  Investing activities.........................   (186,258)   (21,002)   (31,473)   (14,462)   (9,457)
  Financing activities.........................    188,184       (256)    18,519    (23,214)    6,798

---------------

(1) Our consolidated statements of operations data includes the results of operations of our acquired businesses beginning on the date of acquisition.

(2) For the years ended December 31, 2001 and December 31, 2002, our selling, general and administrative expense includes non-recurring restructuring and related charges of $3.1 million and $(0.1) million, respectively, related to severance accruals and warehouse and information technology expenses. For the year ended December 31, 2003, our selling, general and administrative expense includes non-recurring restructuring and related charges of $3.1 million relating to the consolidation of the warehousing, customer service and order fulfillment functions of our Sundance/Newbridge, Triumph Learning and Chelsea House businesses.

(3) We capitalize the costs associated with the development of our new products. These costs primarily include author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to the product. These capitalized pre-publication costs are amortized over the anticipated life of the product, for a period not exceeding five years.

(4) On January 1, 2002 we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, amortization of intangible assets considered to have indefinite lives, such as goodwill, is no longer required. Accordingly, we ceased amortization of goodwill on that date. Under SFAS No. 142, goodwill is subject to impairment tests, both at the date of initial adoption of SFAS No. 142 and annually thereafter. In addition, goodwill is required to be tested at interim times if there is indication of impairment. We performed the initial impairment test as of January 1, 2002 and recorded a goodwill writedown of $48.6 million, which is presented in our consolidated statements of operations as a cumulative effect of accounting change. We performed the annual impairment test on September 30, 2003, and determined that the carrying value of our goodwill at that date was not impaired.

(5) In accordance with SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002," we have reclassified debt extinguishment costs of $0.9 million in 1999, which we originally reported as extraordinary items, to interest expense and other. For the year ended December 31, 2003, our interest expense and other expense includes a redemption premium of approximately $9.2 million incurred in connection with our redemption of existing subordinated debt with proceeds from our August 20, 2003 refinancing.

(6) The "ratio of earnings to fixed charges" is an analytical tool used to assist investors in evaluating a company's ability to meet the interest requirements of debt securities or the dividend requirements of preferred stock. Earnings for the purpose of this calculation are defined as pretax income before the effects of discontinued operations, extraordinary items and the cumulative effect of accounting change. Fixed charges are defined as the sum of interest expense, amortization of deferred financing costs, preferred stock dividends and accretion and the interest portion of rental expense. For the year ended December 31, 2003, interest expense includes $3.2 million of charges for the write off of deferred financing costs associated with our August 20, 2003 financing. For the years ended December 31, 1999, 2000 and 2001 earnings were inadequate to cover fixed charges by $5.2 million, $8.2 million and $5.3 million, respectively.

(7) "EBITDA" is defined as income before interest, taxes, depreciation, amortization, discontinued operations and cumulative effect of a change in accounting for goodwill. EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles and should not be considered a substitute for operating income, net income (loss), cash flows, consolidated statements of operations or consolidated balance sheets prepared in accordance with GAAP. In addition, because EBITDA is not defined consistently by all companies, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. However, we believe EBITDA is relevant and useful to investors because (a) it provides an alternative measurement to operating income that takes into account certain relevant adjustments that are specific to publishing companies and (b) it is used by our management to evaluate our ability to service our debt and along with other data, as an internal measure for setting budgets and awarding incentive compensation. The following table reconciles net income to EBITDA.

                                                                 YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------
                                                     1999      2000       2001       2002      2003
                                                    -------   -------   --------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
    Net loss......................................  $(5,986)  $(9,252)  $(37,092)  $(27,752)  $(1,866)
    Cumulative effect of accounting change........       --        --         --     48,610        --
    Net loss (income) from discontinued
       operations.................................      793     1,022     31,774     (1,766)      716
    Interest expense and other....................    8,252    24,014     21,984     19,296    34,242
                                                    -------   -------   --------   --------   -------
    Income from operations........................  $ 3,059   $15,784   $ 16,666   $ 38,388   $33,092
    Amortization of pre-publication costs.........    1,295     4,879      6,671      7,006     9,137
    Depreciation and amortization.................    4,558    13,596     14,593      2,017     2,224
                                                    -------   -------   --------   --------   -------
    EBITDA........................................  $ 8,912   $34,259   $ 37,930   $ 47,411   $44,453
                                                    =======   =======   ========   ========   =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Historical Consolidated Financial Information" and our audited consolidated financial statements and the notes thereto. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking statements that reflect our plans, estimates, intentions, expectations and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in "Risk Factors" and contained elsewhere in this prospectus.

GENERAL

     We are a leading developer and publisher of products for the education and library publishing markets. Within these broad markets, our businesses have established leading positions in several high growth segments, including supplemental education and state-specific test preparation for grades kindergarten through 12, or K-12, unabridged audiobooks, library books for young adults and continuing medical education products. Our products include books for children and young adults, teachers' materials, study guides and audio recordings. We sell our products through multiple channels to educators and school systems, public and school libraries and medical professionals.

     All of our businesses have operating histories in excess of 20 years and have established recognized brands and long-standing customer relationships in the markets they serve. We continually invest in the development of new titles, providing us with new releases each year and resulting in the growth of our profitable backlist, which consists of all proprietary titles that generate revenue in any year following the year of their initial release. We believe that the strength of our backlist reflects our limited reliance on new titles for current year revenue, the longevity of our titles and the success of our product development efforts. The combination of our strong backlist sales and subscription-based businesses provides us with a significant recurring revenue stream and lessens the variability of the performance of our businesses.

     Our business was formed in connection with our first acquisition in 1997 and we acquired our other operating businesses between 1997 and 2001. Our acquisitions of Recorded Books, Triumph Learning and Chelsea House in December 1999, our largest transactions to date, signaled our strong commitment to the education and library publishing markets. To focus on developing our businesses in these markets, we began a process of assessing our mix of businesses to make selective acquisitions that complemented businesses within these segments and to dispose of or discontinue previously acquired businesses or divisions that no longer fit this focus. In accordance with this long-term strategy, we have disposed of or discontinued several non-core businesses.

RECENT DEVELOPMENTS

     On April 15, 2004, through our subsidiary Triumph Learning, we acquired the business of Buckle Down Publishing Company, a leading publisher of test preparation materials for high-stakes state tests and a wholly owned subsidiary of Profiles Corporation. The consideration for the acquisition consisted of $24.0 million in cash, which is subject to a post-closing working capital adjustment, and $3.5 million face amount of our newly authorized Series C preferred stock, of which shares with a face amount of $2.0 million were deposited in an escrow account to secure the seller's indemnification obligations. The Buckle Down business will be operated as a division of Triumph Learning.

     On April 19, 2004, we announced our intention to sell our Oakstone Publishing unit. We made this decision based on our long-term strategic commitment to building our position as a premier publisher focused purely on the K-12 education and library publishing markets. Oakstone Publishing, which provides subscription-based continuing medical education products for doctors and other health professionals, had 2003 revenue of $18.2 million. We hope to complete the sale of Oakstone Publishing during the third quarter of 2004.

OPERATING GROUPS

     We have organized our businesses into two operating groups: the Education Publishing Group and the Library Publishing Group.

     Education Publishing Group. Our Education Publishing Group publishes supplemental reading materials for the kindergarten through 9th grade market, state-specific test preparation materials for K-12 high stakes competency tests and continuing medical education products for doctors. Our Education Publishing Group also markets non-proprietary, supplemental reading products and literature for the K-12 market. This group is comprised of three segments:
Sundance/Newbridge, Triumph Learning and Oakstone.

     Library Publishing Group. Our Library Publishing Group publishes audiobooks for adults and children as well as literary, biographical and topical books published in series for public and school libraries. Our Library Publishing Group also markets non-proprietary audiobooks to public and school libraries. This group is comprised of two segments: Recorded Books and Chelsea House.

     The following chart sets forth our revenue by segment for the periods presented, excluding revenue from discontinued operations.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2002       2003
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Sundance/Newbridge...................................  $ 41,948   $ 42,656   $ 44,763
Triumph Learning.....................................    19,479     21,682     25,171
Oakstone.............................................    16,441     18,297     18,188
                                                       --------   --------   --------
  Total Education Publishing Group...................    77,868     82,635     88,122
Recorded Books(1)....................................    51,964     65,451     61,137
Chelsea House........................................    18,713     15,056     12,784
                                                       --------   --------   --------
  Total Library Publishing Group.....................    70,677     80,507     73,921
                                                       --------   --------   --------
Total................................................  $148,545   $163,142   $162,043
                                                       ========   ========   ========

---------------

(1) The revenue of Recorded Books includes the revenue of Audio Adventures from its acquisition date of June 15, 2001.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates. Changes in facts, circumstances and market conditions may result in revised estimates.

     The critical accounting policies described herein are those that are, in management's opinion, most important to the presentation of our consolidated financial condition and results of operations.

REVENUE AND EXPENSE RECOGNITION

     In accordance with industry practice, we recognize revenue from books and other non-subscription sales when the product is shipped to the customer. Products are shipped FOB shipping point and collectability is reasonably assured at the time of shipment. Subscription revenue is deferred and recognized as the subscription is fulfilled. Revenue is recognized net of provisions for estimated returns. These estimated return provisions are based upon historical experience and other industry factors including management's expectations. Actual return experience is monitored and any significant change from management's expectations results in an adjustment in the reserve rates utilized to estimate returns.

     Cost of goods sold is recognized when the related revenue is recognized and primarily consists of paper, printing and binding and author royalty expenses.

  PRE-PUBLICATION COSTS

     We capitalize the costs associated with the development of our new products. These costs primarily include author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to the products. These costs are tracked at the product title or product series level and are amortized beginning in the month the product is introduced to market. These costs are amortized over the estimated life cycle of the book or product, based upon the sales performance of similarly existing products that are sold in the same business segment, for periods ranging from two to five years. The amortization rate is determined by the expected annual performance during the life cycle and, accordingly, in many cases an accelerated amortization method is utilized. Costs determined to be unrecoverable are written off. A write-off occurs most often when sales of a product are lower than anticipated or when a later version of the product is released. In addition, life cycles are constantly monitored for changes in length or rate of sales during the life cycle. When changes are significant the amortization rate and period are adjusted.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of net acquisition cost over the estimated fair value of net assets acquired of purchased companies. On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, intangible assets considered to have indefinite lives, such as goodwill, are no longer amortized to expense but are periodically evaluated for impairment at the reporting unit level. Intangible assets with finite lives continue to be amortized to expense over their useful lives. In accordance with SFAS No. 142, on January 1, 2002, we ceased amortization of goodwill. Prior to the adoption of SFAS No. 142, goodwill was amortized to expense over a period of 15 years.

     Under SFAS No. 142, goodwill is subject to an annual impairment test as well as an interim test if an event occurs or circumstances change between annual tests indicating that the asset might be impaired. The impairment test is a two-step process. First, the fair value of the reporting unit is compared to its carrying value. If the fair value is less than the carrying value, a second step is performed. In the second step, an implied goodwill value is determined by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of the goodwill, as calculated, is less than the carrying amount of the goodwill, an impairment charge is taken for the difference. For purposes of estimating the fair value of the reporting unit, we use a discounted cash flow approach, since our common stock is not publicly traded and a quoted market price is unavailable.

  DIRECT RESPONSE ADVERTISING COSTS

     Direct response advertising costs are incurred to solicit sales from potential new customers who can be shown to have responded specifically to an advertising campaign that results in probable future economic benefits. We have two types of direct response advertising costs: direct mail and catalogs. We are able to track the revenue, costs and profitability from these advertising efforts at the campaign level. Both the direct mail and catalog campaign costs are capitalized and the net recoverability is evaluated on a product-by-product basis at the campaign level. Generally, 80% of these costs is amortized in the first two years. Direct mail costs relating to our Oakstone subscription business are amortized on an accelerated basis over the estimated life of the subscriber for up to five years. The life and amortization rate are determined by historical experience from similar subscription products at the same business. For subscription products, the life is based on the original subscription period plus subsequent renewal periods. The rate of amortization is based on the expiration and cancellation rate of subscribers for similar subscription products. Catalog costs are amortized on an accelerated basis over the estimated life of the catalog, generally between one and 18 months. The life and amortization rate are based on the sales experience of similar catalogs at the same business segment. Amortization of direct response advertising costs is included in selling, general and administrative expense. If a direct mail solicitation or catalog is determined to be unprofitable, all remaining capitalized costs are written-off at that time.

  INVENTORY AND RELATED OBSOLESCENCE

     Inventory consists primarily of books, which are valued at the lower of cost or market, as determined by the first-in, first-out method. Obsolescence reserves on slow-moving or excess merchandise are recorded, where applicable, based upon regular reviews of inventories on-hand and estimated future demand. If a book is taken out of print, superseded by a later version or ceases to sell, it is considered obsolete and all related inventory amounts are written-off. If quantities of a book exceed expected future demand based on historical sales of that title, the excess inventory is also written-off.

  STOCK-BASED COMPENSATION

     We have a stock option plan, pursuant to which stock options for a fixed number of shares of common stock are granted to employees with an exercise price equal to or greater than the fair value of the shares at the date of grant. The exercise price of options issued under the plan are determined by our board of directors using commonly employed valuation methods. Awards under the plan generally vest over three years.

     On January 1, 2002, we adopted the fair value method of accounting for stock options under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," prospectively to all new awards granted to employees beginning on January 1, 2002. Under the fair value method, compensation expense for options is measured at the grant date based on the value of the award as determined using the minimum value option valuation model and is recognized over the vesting period of the grant. Prior to the adoption of the fair value method under SFAS No. 123, we did not record compensation expense for stock options since we accounted for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, recognition of compensation expense for stock options is not required as long as the exercise price of employee stock options equals the value of the underlying stock on the date of grant.

  INCOME TAXES

     We account for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. A history of generating taxable income is required in order to substantiate the recording of a net tax asset. Because we have not yet generated taxable income, we have placed a 100% valuation allowance on our net tax benefits. We will re-evaluate the deferred tax valuation allowance based on future earnings.

  LONG-TERM DEBT AND REDEEMABLE PREFERRED STOCK

     We have had and continue to have significant obligations pursuant to which interest and/or dividends are accrued and not paid in cash. These obligations consist of the old senior subordinated notes due 2009 (which have been redeemed in full) and our Series A preferred stock and Series B senior preferred stock. This accretion of interest and dividends is accounted for under the interest method of accounting. The accretion of interest on the old senior subordinated notes due 2009 is included with interest expense and the accretion of dividends on the preferred stock is shown below net income on our consolidated statements of operations.

     We issued warrants to purchase shares of our common stock and Series A preferred stock in connection with the issuance of the old senior subordinated notes due 2009 and Series B senior preferred stock. Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," requires that the portion of the proceeds of the old senior subordinated notes due 2009 and Series B senior preferred stock that is allocable to the warrants should be accounted for as paid-in capital. The allocation is based on the relative fair values of the old senior subordinated notes due 2009, Series B senior preferred stock, common stock warrants and Series A preferred stock warrants at the time of issuance.

The resulting discounts on the old senior subordinated notes due 2009 were recorded initially as a reduction to the carrying amount of such notes and were amortized as a component of interest expense over the life of such notes. In connection with Haights Cross' offering of the senior notes, all of the old senior subordinated notes due 2009 were redeemed and all outstanding warrants to purchase shares of the Series A preferred stock and warrants to purchase shares of the common stock issued with such notes were canceled.

RESULTS OF OPERATIONS

     The following table summarizes our historical results of operations and each categories percentage of total revenue for the years presented(1):

                                                        YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                               2001               2002               2003
                                         ----------------   ----------------   ----------------
                                                         (DOLLARS IN THOUSANDS)
Revenue
  Education Publishing Group...........  $ 77,868    52.4%  $ 82,635    50.7%  $ 88,122    54.4%
  Library Publishing Group(2)..........    70,677    47.6%    80,507    49.3%    73,921    45.6%
                                         --------   -----   --------   -----   --------   -----
Total revenue..........................  $148,545   100.0%  $163,142   100.0%  $162,043   100.0%
Cost of goods sold.....................    43,540    29.3%    50,326    30.8%    49,200    30.4%
Selling, general and administrative
  expense..............................    67,075    45.2%    65,405    40.1%    68,390    42.2%
Amortization of pre-publication
  costs................................     6,671     4.5%     7,006     4.3%     9,137     5.6%
Depreciation and amortization
  expense..............................     1,794     1.2%     2,017     1.2%     2,224     1.4%
Amortization of goodwill(3)............    12,799     8.6%        --      --         --      --
                                         --------   -----   --------   -----   --------   -----
  Income from operations...............  $ 16,666    11.2%  $ 38,388    23.6%  $ 33,092    20.4%
                                         ========   =====   ========   =====   ========   =====

---------------

(1) Excludes revenue and expenses from discontinued operations.

(2) The results of operations of Recorded Books include the results of operations of Audio Adventures from its acquisition date of June 15, 2001.

(3) We ceased amortization of goodwill on January 1, 2002 with the adoption of SFAS No. 142.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

  REVENUE

     Revenue decreased $1.1 million, or 0.7%, to $162.0 million for the year ended December 31, 2003, from $163.1 million for the year ended December 31, 2002.

     Education Publishing Group. Revenue from the Education Publishing Group increased $5.5 million, or 6.7%, to $88.1 million for the year ended December 31, 2003, from $82.6 million for the year ended December 31, 2002. Triumph Learning's revenue increased $3.5 million, or 16.1%, to $25.2 million for the year ended December 31, 2003, from $21.7 million for the year ended December 31, 2002 due to strong sales in North Carolina, Pennsylvania and Mississippi. Revenue for Sundance/Newbridge increased $2.1 million, or 4.9%, to $44.8 million for the year ended December 31, 2003, from $42.7 million for the year ended December 31, 2002. This revenue increase was the result of large adoption-type sales of both Sundance and Newbridge titles. Revenue for Oakstone declined $0.1 million, or 0.5%, to $18.2 million for the year ended December 31, 2003, from $18.3 million for the year ended December 31, 2002. The revenue decline at Oakstone was primarily due to a shift in the fulfillment schedule of our subscription products, lower revenue from the MKSAP product due to its tri-annual release and certain non-recurring product shipments in the beginning of 2002.

     Library Publishing Group. Revenue from the Library Publishing Group decreased $6.6 million, or 8.2%, to $73.9 million for the year ended December 31, 2003, from $80.5 million for the year ended December 31, 2002. Revenue for Recorded Books declined $4.3 million, or 6.6%, to $61.1 million from $65.4 million, year over year. This decline reflects the impact of a strong 2002 performance in the retail channel of our Lord of the Rings audiobook trilogy, and a decline in the Audio Adventures channel resulting from the loss of a significant distributor early in 2003. Revenue from Recorded Books' library channel, its primary and majority business, increased 7.9% for the year ended December 31, 2003 over the prior year. Revenue for Chelsea House decreased $2.3 million, or 15.2%, to $12.8 million for the year ended December 31, 2003, from $15.1 million for the year ended December 31, 2002, due to reduced spending by libraries on traditional materials.

  COST OF GOODS SOLD

     Cost of goods sold declined $1.1 million, or 2.2%, to $49.2 million for the year ended December 31, 2003, from $50.3 million for the year ended December 31, 2002, due primarily to the revenue decline. Gross margin as a percentage of revenue increased to 69.6% from 69.2%, year over year.

     Education Publishing Group. Cost of goods sold for the Education Publishing Group increased $1.8 million, or 8.8% to $22.2 million for the year ended December 31, 2003 from $20.4 million for the year ended December 31, 2002, while gross margin declined to 74.9% from 75.4% year over year. The increased cost of goods sold was primarily due to the revenue increase while the gross margin decline was primarily due to the favorable inventory obsolescence reserve adjustment recorded at Sundance/Newbridge in 2002. Sundance/Newbridge gross margin declined to 74.1% from 76.1%, year over year. Triumph Learning reported a year over year increase in gross margin from 75.9% to 77.2% due to lower royalty and per-unit product costs. Oakstone reported a year over year increase in gross margin from 73.1% to 73.5%.

     Library Publishing Group. Cost of goods sold for the Library Publishing Group decreased $2.9 million, or 9.7%, to $27.0 million for the year ended December 31, 2003, from $29.9 million for the year ended December 31, 2002, while gross margin increased slightly to 63.4% from 62.8%, year over year. The decline in cost of goods sold for the Library Publishing Group is due to the revenue declines at both the Recorded Books and Chelsea House business segments.

  SELLING, GENERAL & ADMINISTRATIVE EXPENSE

     Selling, general and administrative expense increased $3.0 million, or 4.6%, to $68.4 million for the year ended December 31, 2003, from $65.4 million for the year ended December 31, 2002. Selling, general and administrative expense as a percentage of revenue increased to 42.2% for the year ended December 31, 2003, from 40.1% for the year ended December 31, 2002. The increase in selling, general and administrative expense year over year was primarily due to a $2.3 million restructuring charge in 2003 related to the consolidation of the warehousing, customer service and order fulfillment functions of Sundance/Newbridge, Triumph Learning and Chelsea House. The additional $0.7 million year over year increase is due to $1.0 million in other restructuring related expenses in 2003 plus increases in 2003 overhead expenses including payroll, offset by the $2.8 million expense charge of related to our 2002 equity plan that we did not incur in 2003.

     Education Publishing Group. Selling, general and administrative expense for the Education Publishing Group increased $5.4 million, or 16.1%, to $38.9 million for the year ended December 31, 2003, from $33.5 million for the year ended December 31, 2002. Selling, general and administrative expense for Sundance/Newbridge increased $2.4 million, or 14.6%, due to restructuring costs and increased rent and payroll expense. Selling, general and administrative expense for Triumph Learning increased $2.3 million, or 23.9%, due to restructuring costs, increased commissions on higher revenue and higher payroll costs. Selling, general and administrative expenses for Oakstone increased $0.7 million, or 9.2%, due to payroll increases.

     Library Publishing Group. Selling, general and administrative expense for the Library Publishing Group increased $1.8 million, or 7.7%, to $25.2 million for the year ended December 31, 2003, from $23.4 million for the year ended December 31, 2002. Selling, general and administrative expense for Recorded Books increased $0.8 million, or 4.6%, due to increased payroll and benefits costs, bad debt accrual and implementation costs of a new software system. Selling, general and administrative expense for Chelsea House increased $1.0 million, or 19.0%, due to restructuring costs related to the consolidation of the warehousing, customer service and order fulfillment functions of Sundance/Newbridge, Triumph Learning and Chelsea House.

     Corporate. Our corporate level general and administrative expense decreased $4.2 million, or 49.4%, to $4.3 million for the year ended December 31, 2003, from $8.5 million for the year ended December 31, 2002. The decrease was due to the charge of $2.8 million in 2002 related to our 2002 equity plan that we did not incur in 2003, a reduction in staffing during the second half of 2002 and the allocation to our segments for 2003 of certain employee medical plan expenses reported at the corporate level in the comparable 2002 year.

  INTEREST EXPENSE AND DEFERRED FINANCING CHARGE

     Interest expense increased $5.1 million, or 28.3%, to $23.1 million for the year ended December 31, 2003 from $18.0 million for the year ended December 31, 2002. This increase was primarily due to a $3.2 million charge to interest expense for unamortized deferred financing costs related to the August 20, 2003 refinancing of our old senior secured credit facility and our old senior subordinated notes. In addition, our total outstanding debt increased from $200.6 million as of December 31, 2002, to $239.8 million as of December 31, 2003.

     Cash interest expense increased $4.4 million to $14.3 million for the year ended December 31, 2003, from $9.9 million for the year ended December 31, 2002. The increase in cash interest was the result of the August 20, 2003 refinancing where our old non-cash interest bearing senior subordinated notes were retired, and were replaced with a term loan and senior notes bearing cash interest. Our cash interest bearing outstanding debt was $239.8 million as of December 31, 2003 compared to $142.4 million as of December 31, 2002.

     Interest expense on our old senior subordinated notes due 2009, which was not paid in cash but was added to the aggregate principal amount of the notes, decreased $2.2 million to $5.7 million for the year ended December 31, 2003, from $7.9 million for the year ended December 31, 2002. Our old senior subordinated notes, both the original value of the notes and the accumulated paid in kind interest, were redeemed in the August 20, 2003 refinancing transaction.

  REDEMPTION PREMIUMS

     For the year ended December 31, 2003, $9.2 million of redemption premiums were paid and expensed as the old senior subordinated notes due 2009, were redeemed in connection with the August 20, 2003 refinancing transaction.

  GOODWILL IMPAIRMENT

     In connection with the adoption of SFAS No. 142 as of January 1, 2002, we recorded a total charge of $48.6 million for goodwill impairment for the year ended December 31, 2002, which was reflected as a cumulative effect of accounting change.

  DISCONTINUED OPERATIONS

     In November 2002, we initiated a plan to sell our Andrews Communications, LLC subsidiary, which included our Andrews Publishing and Oakstone Legal & Business publishing divisions. The results of operations of Andrews Communications have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2003, Andrews Communications had revenue of $2.0 million and a net loss of $0.2 million. For the year ended December 31, 2002, Andrews Communications had revenue of $7.7 million and a net loss of $5.4 million, which included a goodwill impairment charge of $6.7 million. On March 31, 2003 and May 30, 2003, in two separate transactions, we sold the assets of Andrews Communications for a gross aggregate purchase price of $8.0 million and net proceeds of $7.6 million. On May 30, 2003, in conjunction with the second transaction, we recorded a loss on sale of $0.9 million. The net proceeds of the sales were used to pay down debt in accordance with the old senior secured credit facility.

     On July 31, 2002, we sold our subsidiary, Triumph Learning College, for a $3.0 million promissory note, with an effective sales price of $2.6 million after a discount for interest. Triumph Learning College is a publisher of SAT, ACT and PSAT test preparation materials for high school students. The results of operations of Triumph Learning College have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2002, Triumph Learning College had revenue of $0.8 million and a net loss of $2.0 million.

     In March 2002, we adopted a formal plan to discontinue the operations of our Triumph Learning Software business, which was completed on July 31, 2002. Triumph Learning Software was in the business of developing state-specific test preparation software for 3rd through 8th grade students. The results of operations of Triumph Learning Software have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2002, Triumph Learning Software had a net loss of $2.1 million.

     In December 2001, we adopted a formal plan to discontinue the operations of our subsidiary, The Coriolis Group, LLC, which was completed in 2002. Coriolis published and distributed software certification study guides and technical reference materials for web developers, programmers and professionals. The results of operations of Coriolis have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2003, Coriolis had no revenue and net income of $0.2 million. For the year ended December 31, 2002, Coriolis had revenue of $2.1 million and net income of $4.6 million. The majority of the net income reflects the reversal in 2002 of an accrual related to the business exit, as certain contractual obligations and other liabilities of Coriolis were settled for less than anticipated.

  NET INCOME (LOSS)

     Net loss decreased $25.9 million to $1.9 million for the year ended December 31, 2003, from a net loss of $27.8 million for the year ended December 31, 2002. The decrease in the loss was primarily due to the $48.6 million goodwill impairment charge recorded during 2002 offset by $2.3 million of restructuring charges in 2003, $9.2 million of redemption premiums paid in connection with our August 20, 2003 refinancing and an additional $3.2 million charge to interest expense for unamortized deferred financing costs related to the August 20, 2003 refinancing, and a decrease in income from operations of discontinued operations.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

  REVENUE

     Revenue increased $14.6 million, or 9.8%, to $163.1 million for the year ended December 31, 2002, from $148.5 million for the year ended December 31, 2001. On June 15, 2001, our Recorded Books business acquired Audio Adventures, the operator of the nation's largest audiobook rental program to public libraries and consumers through over 500 highway travel centers nationwide. Results of operations of Audio Adventures are included from June 15, 2001 in our consolidated statements of operations.

     Education Publishing Group. Revenue from the Education Publishing Group increased $4.7 million, or 6.0%, to $82.6 million for the year ended December 31, 2002, from $77.9 million for the year ended December 31, 2001. Triumph Learning's revenue increased $2.2 million as a result of the introduction of books in new states and strong sales reported in Maryland, Pennsylvania, Georgia and Florida. Sundance/ Newbridge's revenue increased $0.7 million from the prior year, reflecting growth in the Newbridge product lines with strong sales of titles from several of its market-leading Newbridge Discovery Links series. These increases were partially offset by revenue declines in the Sundance product lines, which we believe were adversely affected by reduced school spending. Oakstone's revenue increased $1.8 million reflecting the inclusion in 2002 of the tri-annual MKSAP product and continued demand for its medical subscription products.

     Library Publishing Group. Revenue from the Library Publishing Group increased $9.8 million, or 13.9%, to $80.5 million for the year ended December 31, 2002, from $70.7 million for the year ended December 31, 2001. This increase was primarily due to an increase in Recorded Books' revenue of $13.5 million, or 26.0%, to $65.5 million. This increase was due in part to a full year of revenue of $11.5 million for Audio Adventures, which was acquired on June 15, 2001, compared to $6.0 million of revenue from Audio Adventures for the partial period in 2001 following the acquisition. Recorded Books also experienced a 17.4% increase in its historical audiobook business, fueled by sales of J.R.R. Tolkien's Lord of the Rings and overseas sales through its United Kingdom-based WF Howes subsidiary. Recorded Books experienced a modest increase in sales to public libraries, offset by a slight decrease in sales to school libraries. Recorded Books' growth in the audiobook business was partially offset by a $3.7 million decline in revenue at Chelsea House, where a soft library market resulted in a meaningful decline in backlist sales.

  COST OF GOODS SOLD

     Cost of goods sold increased $6.8 million, or 15.6%, to $50.3 million, for the year ended December 31, 2002, from $43.5 million for the year ended December 31, 2001, with $2.8 million of the increase due to the full year inclusion of Audio Adventures and the majority of the balance due to an increase in revenue. Gross margin declined from 70.7% for the year ended December 31, 2001 to 69.2% for the year ended December 31, 2002.

     Education Publishing Group. Cost of goods sold for the Education Publishing Group decreased $0.2 million for the year ended December 31, 2002 compared to the year ended December 31, 2001, while gross margin increased to 75.4% from 73.6% as a result of improvements at Sundance/Newbridge and Oakstone. Oakstone's cost of goods sold remained at $4.9 million for the year ended December 31, 2002 compared to December 31, 2001, while revenue increased $1.8 million during the same period, improving gross margin to 73.1% from 70.4%. This improvement was due primarily to the full year effect of 2001 cost reduction efforts and additional subscriptions fulfilled in 2002 that leveraged the fixed components of cost of goods sold. Sundance/Newbridge's cost of goods sold decreased $0.6 million and revenue increased $0.7 million for the year ended December 31, 2002, improving gross margin to 76.1% from 74.3%. The improved cost of goods sold and gross margin was due primarily to cost management efforts and the adjustment of inventory obsolescence reserves. Triumph Learning's cost of goods sold increased $0.4 million for the year ended December 31, 2002 over the prior year due primarily to increased revenue volume.

     Library Publishing Group. Cost of goods sold for the Library Publishing Group increased $7.0 million for the year ended December 31, 2002 compared to the year ended December 31, 2001, while gross margin decreased to 62.8% from 67.5%. Recorded Books' cost of goods sold increased $7.4 million, with $2.8 million of the total due to the full year inclusion of Audio Adventures, which was purchased on June 15, 2001. The balance of the Recorded Books increase was due to revenue increases. Recorded Books realized a decline in gross margin from 64.1% in 2001 to 60.2% in 2002, as retail channel revenue, which carries lower gross margins than library channel revenue, represented a larger percentage of the total revenue mix. Chelsea House's cost of goods sold declined $0.4 million due to revenue volume decreases from the library market.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     Selling, general and administrative expense decreased $1.7 million, or 2.5%, to $65.4 million for the year ended December 31, 2002, from $67.1 million for the year ended December 31, 2001, due to the effect of cost management initiatives implemented in late 2001. Selling, general and administrative expense as a percentage of revenue decreased to 40.1% for the year ended December 31, 2002, from 45.2% for the year ended December 31, 2001.

     Education Publishing Group. Selling, general and administrative expense for the Education Publishing Group decreased $2.9 million for the year ended December 31, 2002 compared to the prior year. Sundance/ Newbridge reduced selling, general and administrative expense $2.3 million as a result of staff reductions, decreased catalog marketing expense and lower professional fees compared to the prior year. Triumph Learning's selling, general and administrative expense declined $0.2 million due to lower staff costs. Oakstone's selling, general and administrative expense declined $0.4 million due to staff reductions and lower marketing costs as marginally performing marketing campaigns were cancelled.

     Library Publishing Group. Selling, general and administrative expense for the Library Publishing Group decreased $0.4 million for the year ended December 31, 2002 compared to the prior year. Recorded Books' selling, general and administrative expense decreased $0.1 million for the year ended December 31, 2002 despite increased sales commissions resulting from higher revenue. This was accomplished by staff reductions and a decline in internet marketing costs. Chelsea House's selling, general and administrative expense declined $0.3 million due to lower sales commissions, revenue and staff costs resulting from cost reduction efforts.

     Corporate. Our corporate level general and administrative expense increased $1.6 million for the year ended December 31, 2002 compared to the prior year due to an accrual of $2.8 million related to a special management incentive plan and a $0.9 million increase in health insurance costs, offset by 2002 savings due to managed staff reductions and a $2.1 million restructuring charge in 2001. The 2001 restructuring expense was comprised primarily of severance accruals as well as warehouse and information technology transition expense.

  INTEREST EXPENSE

     Interest expense declined $2.0 million, or 10.0%, to $18.0 million for the year ended December 31, 2002, from $20.0 million for the year ended December 31, 2001.

     Cash interest expense declined to $10.0 million in 2002 from $13.1 million in 2001, reflecting a decrease in both bank debt outstanding and interest rates. Our bank debt outstanding declined to $142.4 million on December 31, 2002, from $164.7 million on December 31, 2001, while the weighted average interest rate declined to 6.5% in 2002 from 8.4% in 2001.

     Interest expense on the old senior subordinated notes due 2009, which was not paid in cash but was added to the aggregate principal amount of the old senior subordinated notes due 2009, increased to $7.9 million in 2002 from $7.0 million in 2001. The interest rate on the old senior subordinated notes due 2009 for interest not paid in cash was fixed at 14.0%.

  GOODWILL AMORTIZATION AND IMPAIRMENT

     On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that we discontinue the amortization of goodwill upon adoption of the standard. Accordingly, we recorded no amortization of goodwill for the year ended December 31, 2002, compared to $12.8 million recorded for the year ended December 31, 2001.

     In connection with the adoption of SFAS No. 142, we recorded a total charge of $48.6 million for goodwill impairment for the year ended December 31, 2002, which was reflected as a cumulative effect of accounting change.

  DISCONTINUED OPERATIONS

     In March 2002, we adopted a formal plan to discontinue the operations of our Triumph Learning Software business, which was completed on July 31, 2002. Triumph Learning Software was in the business of developing state-specific test preparation software for 3rd through 8th grade students. The results of operations of Triumph Learning Software have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2002, Triumph Learning Software had a net loss of $2.1 million, including costs incurred in the shutdown, and a net loss of $3.0 million for the year ended December 31, 2001.

     In December 2001, we adopted a formal plan to discontinue the operations of Coriolis, which was completed in 2002. Coriolis published and distributed software certification study guides and technical reference materials for web developers, programmers and professionals. The results of operations of Coriolis have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2002, Coriolis had net income of $4.6 million, reflecting the reversal in 2002 of a $5.6 million accrual related to the business exit, as certain contractual obligations and other liabilities of Coriolis were settled for less than anticipated. For the year ended December 31, 2001, Coriolis had a net loss from discontinued operations and related accruals of approximately $27.1 million.

     In November 2002, we initiated a plan to sell our Andrews Communications, LLC subsidiary, which included our Andrews Publishing and Oakstone Legal & Business publishing divisions. The results of operations of Andrews Communications have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2002, Andrews Communications had revenue of $7.7 million and a net loss of $5.4 million, which included a goodwill impairment charge of $6.7 million. For the year ended December 31, 2001, Andrews Communications had revenue of $7.7 million and a net loss of $0.8 million. On March 31, 2003 and May 30, 2003, in two separate transactions, we sold the assets of Andrews Communications for a gross aggregate purchase price of $7.9 million and net proceeds of $7.5 million. The net proceeds of the sales were used to pay down debt in accordance with our old senior secured credit facility.

     On July 31, 2002, we sold our subsidiary, Triumph Learning College, for a $3.0 million promissory note with an effective sale price of $2.6 million after a discount for interest. The results of operations of Triumph Learning College have been classified as a discontinued operation in our consolidated statements of operations. For the year ended December 31, 2002, Triumph Learning College had revenue of $0.8 million and a net loss of $2.0 million, including losses related to the sale. For the year ended December 31, 2001, Triumph Learning College had revenue of $2.4 million and a net loss of $1.1 million.

     In October 2000, we sold the educational toy product line of Triumph Learning for $0.9 million in cash and recorded a loss on the sale of $0.3 million. In 2001, we recorded a loss of $0.7 million due to post-sale transaction adjustments.

  NET LOSS

     Net loss decreased $9.3 million, to $27.8 million for the year ended December 31, 2002, from a net loss of $37.1 million for the year ended December 31, 2001, due primarily to our adoption of SFAS No. 142 on January 1, 2002, pursuant to which we ceased amortizing our goodwill. Prior to our adoption of SFAS No. 142, we amortized goodwill to expense over a period of 15 years.

LIQUIDITY AND CAPITAL RESOURCES

     For the past several years, we have relied primarily on borrowings under the old senior secured credit facility and the benefits of the paid-in-kind interest on the old senior subordinated notes due 2009 and our preferred stock for our working capital, capital expenditures, acquisition needs and debt service requirements. On August 20, 2003, Haights Cross entered into a $30.0 million four-year and nine-month senior secured revolving credit facility and a $100.0 million five-year senior secured term loan, and Haights Cross issued $140.0 million in aggregate principal amount of eight-year 11 3/4% senior notes due 2011. Out of the proceeds from the August 20, 2003 refinancing transaction, $220.0 million was used to repay the old senior secured credit facility and the old senior subordinated notes due 2009 and to pay for fees associated with the transaction, and up to $30.0 million remains available under the senior secured revolving credit facility, subject to certain borrowing conditions.

     Our cash and cash equivalents increased by $29.7 million for the year ended December 31, 2003 to $32.4 million from $2.7 million on December 31, 2002. Cash and cash equivalents decreased by $4.8 million for the year ended December 31, 2002 to $2.7 million from $7.5 million on December 31, 2001.

CASH FLOWS

     Net cash provided by operating activities decreased $0.8 million, to $32.1 million, for the year ended December 31, 2003, from $32.9 million, for the year ended December 31, 2002. The $0.8 million decrease is due to a decrease in cash provided by current assets and current liabilities.

     Net cash used in investing activities decreased $5.0 million, to $9.5 million, for the year ended December 31, 2003, from net cash used of $14.5 million for the year ended December 31, 2002. The decrease is due to $7.6 million of aggregate net proceeds received from the sale of Andrews Communications offset by a $1.6 million increase in additions to pre-publication costs and a $0.9 million increase in capital expenditures relating primarily to our shared services facility in Northborough, Massachusetts.

     Net cash provided by financing activities increased $30.0 million, to $6.8 million, for the year ended December 31, 2003, from net cash used of $23.2 million for the year ended December 31, 2002. The increase is primarily due to our August 20, 2003 refinancing transaction.

CAPITAL EXPENDITURES

     Capital expenditures relate substantially to the purchase of tangible fixed assets such as computers, software and leasehold improvements. For the years ended December 31, 2003, 2002 and 2001, we had $3.0 million, $2.0 million and $3.6 million, respectively, of property, building and equipment expenditures. This level of spending is based on the consolidation of the warehousing, customer service and order fulfillment functions of our Sundance/Newbridge, Triumph Learning and Chelsea House businesses into a single facility and the implementation of a new Recorded Books fulfillment and financial software system as well as general additions to furniture, fixtures and equipment.

LIQUIDITY

     In connection with the offering of Haights Cross' senior notes, Haights Cross entered into a senior secured revolving credit facility and a senior secured term loan. The senior secured revolving credit facility provides for revolving loans in an aggregate amount of up to $30.0 million, and is available to fund working capital requirements, capital expenditures and other general corporate purposes. The senior secured revolving credit facility incurs interest at variable rates, and is subject to certain restrictive covenants that can reduce the available aggregate borrowings under the facility. As of December 31, 2003, our available borrowing capacity under the senior secured revolving credit facility, limited by such restrictive covenants, was approximately $19.2 million. While no amounts have been drawn under the senior secured revolving credit facility at this time, borrowings under this facility would have incurred interest at 6.0% on December 31, 2003. The $100.0 million senior secured term loan was fully drawn at the closing of the senior note offering and was used, together with the proceeds from the offering of the senior notes, to repay existing indebtedness. The senior secured term loan incurs interest at variable rates. On December 31, 2003, borrowings under the senior secured term loan incurred interest at 6.5%.

     We are highly leveraged and have significant debt service obligations. Our primary sources of liquidity are cash flow from operations, and available borrowings under the senior secured revolving credit facility. We expect that ongoing requirements for debt service, working capital, capital expenditures and permitted business acquisitions will be funded from these sources.

     Our ability to make scheduled payments of principal of, or to pay interest on, or to refinance, our indebtedness, including the senior notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     While we cannot assure you that our business will generate sufficient cash flow from operations, that any revenue growth or operating improvements will be realized or that future borrowings will be available under the senior secured revolving credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs, based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under the senior secured revolving credit facility, will be adequate to meet our future liquidity needs for the next several years.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     The following table summarizes our contractual cash obligations (excluding interest) as of December 31, 2003:

                                               PAYMENTS DUE BY PERIOD
                                    --------------------------------------------
                                    LESS THAN                            AFTER
CONTRACTUAL OBLIGATIONS              1 YEAR     1-2 YEARS   3-5 YEARS   5 YEARS     TOTAL
-----------------------             ---------   ---------   ---------   --------   --------
                                                    (DOLLARS IN THOUSANDS)
Operating leases..................   $2,452      $1,837     $  2,350    $     --   $  6,639
Senior secured term loan..........    1,000       1,000       97,750          --     99,750
Senior notes......................       --          --           --     140,000    140,000
                                     ------      ------     --------    --------   --------
Total.............................   $3,452      $2,837     $100,100    $140,000   $246,389
                                     ======      ======     ========    ========   ========

     Under our 2002 Equity Plan which was in effect for the year ended December 31, 2002, selected participants earned aggregate bonuses under this plan in the amount of $2.8 million. Amounts earned under the 2002 Equity Plan were paid in three installments on March 31, 2003, September 30, 2003 and March 31, 2004. As of December 31, 2003 and 2002, we had cash obligations of $0.7 million and $2.8 million, respectively, payable under the 2002 Equity Plan. In addition, we maintain a standard annual bonus plan under which employees who remain employed through December 31 of a given year earn bonuses which are based primarily on the achievement of established financial targets, as well as on discretionary individual performance evaluations. These bonuses are paid in full no later than April of the year following the year for which the bonuses are earned. As of December 31, 2003, we had accrued $3.2 million for the payment of such bonuses.

SEASONALITY AND QUARTERLY RESULTS OF OPERATIONS

     Our business is subject to seasonal fluctuations. Our revenue and income from operations have historically been higher during the second and third calendar quarters. In addition, our quarterly results of operations have fluctuated in the past and can be expected to continue to fluctuate in the future, as a result of many factors, including general economic trends; the traditional cyclical nature of educational material sales; school, library and consumer purchasing decisions; the unpredictable funding of schools and libraries by federal, state and local governments; consumer preferences and spending trends; the need to increase inventories in advance of our primary selling season; and the timing of introductions of new products.

     The following table sets forth selected quarterly statements of operations information for the periods presented. The quarterly information includes all normal recurring adjustments that management considers necessary for a fair presentation of the information shown.

                                                    YEAR ENDED DECEMBER 31, 2002
                                   ---------------------------------------------------------------
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                       (DOLLARS IN THOUSANDS)
Revenue..........................    $ 38,519         $44,555          $42,086         $37,982
Gross margin.....................      25,962          31,165           29,594          26,095
Income from operations...........       8,456          11,711           11,236           6,985
Net (loss) income................     (46,958)          9,945            5,301           3,960

                                                    YEAR ENDED DECEMBER 31, 2003
                                   ---------------------------------------------------------------
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                       (DOLLARS IN THOUSANDS)
Revenue..........................     $38,127         $44,109          $42,082         $37,725
Gross margin.....................      26,211          30,828           29,106          26,698
Income from operations...........       7,244           9,598            9,322           6,928
Net (loss) income................       2,275           3,563           (8,643)            939

INFLATION

     Inflation has not had a significant impact on our operations in the past two years. We do not expect inflation to have a significant impact on our consolidated results of operations or financial condition in the foreseeable future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the normal course of business, our financial position and results of operations are routinely subject to a variety of risks, including market risk associated with interest rate movements on borrowings and investments and currency rate movements on non-U.S. dollar denominated assets, liabilities and income. We regularly assess these risks and have established policies and business practices to protect against the adverse effect of these and other potential exposures.

     We utilize cash from operations and short-term borrowings to fund our working capital and investment needs. Cash balances are normally invested in high-grade securities with terms shorter than three months. Because of the short-term nature of these investments, changes in interest rates would not materially affect the fair value of these financial instruments.

     We have available a $30.0 million senior secured revolving credit facility as a source of financing for our working capital requirements subject to certain restrictive covenants that can reduce the available aggregate borrowings under the facility. As of December 31, 2003, our available borrowing capacity under the senior secured revolving credit facility, limited by such restrictive covenants, was approximately $19.2 million. Borrowings under the senior secured revolving credit facility bear interest at variable rates based on LIBOR plus an applicable spread. As of December 31, 2003, we had no borrowings outstanding under this credit facility.

RECENT ACCOUNTING PRONOUNCEMENTS

     On May 15, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Instruments that are indexed to and potentially settled in an issuer's own shares that are not within the scope of SFAS No. 150 remain subject to existing guidance (e.g., EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, or Potentially Settled in, a Company's Own Stock, Accounting Series Release 268, Redeemable Preferred Stocks).

     SFAS No. 150 is only the first phase of the FASB's Liabilities and Equity Project. It represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS No. 150 generally requires liability classification for two broad classes of financial instruments, including mandatorily redeemable equity instruments.

     SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Application to pre-existing instruments should be recognized as the cumulative effect of a change in accounting principle (application by retroactive restatement is precluded). The exception to the above transition requirements is for mandatorily redeemable instruments of certain nonpublic companies, to which the provisions of SFAS No. 150 have been deferred indefinitely. The indefinite deferral does not apply to SEC registrants, including a registrant, like us, that does not have public equity but has public debt registered with the SEC. For these companies, SFAS No. 150 must be applied in fiscal periods beginning after December 15, 2003. Early adoption of SFAS No. 150 is not permitted. The adoption of this statement will not have a material effect on our consolidated balance sheet presentation; however it will have a material effect on our consolidated statements of operations due to our Series A preferred stock and Series B senior preferred stock, which are mandatorily redeemable instruments. The preferred stock dividends and accretion will be charged to interest expense and included in net income upon adoption.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, ("FIN No. 46"). FIN No. 46 significantly changes whether entities included in its scope are consolidated by their sponsors, transferors, or investors. FIN No. 46 introduces a new consolidation model -- the variable interests model -- which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation.

     FIN No. 46's consolidation provisions apply immediately to variable interests in variable interest entities (VIEs) created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 (July 1, 2003 for calendar year-end companies) to VIEs in which a public company holds a variable interest that it acquired before February 1, 2003. FIN No. 46's consolidation requirements also apply to nonpublic enterprises, but the consolidation provisions relating to pre-January 31, 2003 VIEs do not apply until the end of the first fiscal year that begins after June 15, 2003. FIN No. 46 has no grandfathering provisions. The adoption of FIN No. 46 will not have a material effect on our consolidated financial statements.

                                    BUSINESS

THE COMPANY

     We are a leading developer and publisher of products for the education and library publishing markets. Within these broad markets, our businesses have established leading positions in several high growth segments, including supplemental education and state-specific test preparation for grades kindergarten through 12, or K-12, unabridged audiobooks, library books for young adults and continuing medical education products. We offer approximately 12,800 proprietary titles, which contributed 83.9% of our 2003 revenue. In addition, we market over 13,400 non-proprietary titles. Our products include books for children and young adults, teachers' materials, study guides and audio recordings. In 2003, we sold our products through multiple channels to more than 150,000 customers, including educators and school systems, public and school libraries and medical professionals.

     Our business was formed in connection with our first acquisition in 1997 and we acquired our other operating businesses between 1997 and 2001. Our acquisitions of Recorded Books, Triumph Learning and Chelsea House in December 1999, our largest transactions to date, signaled our strong commitment to the education and library publishing markets. To focus on developing our businesses in these markets, we began a process of assessing our mix of businesses to make selective acquisitions that complemented businesses within those segments and to dispose of or discontinue previously acquired businesses or divisions that no longer fit this focus. In accordance with this long-term strategy, we have disposed of or discontinued several non-core businesses. More detailed information concerning these disposed of or discontinued businesses is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     All of our businesses have operating histories in excess of 20 years and have established recognized brands and long-standing customer relationships in the markets they serve. We continually invest in the development of new titles, providing us with new releases each year and resulting in the growth of our profitable backlist. Our backlist consists of all proprietary titles that generate revenue in any year following the year of their initial release. During 2003, 85.8% of our non-subscription proprietary revenue was generated by our backlist. We believe that the strength of our backlist reflects our limited reliance on new titles for current year revenue, the longevity of our titles and the success of our product development efforts. The combination of our strong backlist sales and subscription-based businesses provides us with a significant recurring revenue stream and lessens the variability of the performance of our businesses.

     We seek to grow sales and improve cash flows at each of our businesses by developing and marketing new products, implementing professional sales and marketing programs, and improving operating efficiencies. For the year ended December 31, 2003, we generated revenue of $162.0 million and EBITDA of $44.5 million, and had a net loss of $1.9 million.

OPERATING GROUPS

     We are organized in a holding company structure, in which Haights Cross Communications, Inc., a Delaware corporation, owns 100% of the outstanding capital stock of Haights Cross Operating Company, also a Delaware corporation, which, in turn, owns 100% of our six direct subsidiaries, each of which is a Delaware limited liability company: Sundance/Newbridge Educational Publishing, LLC, Triumph Learning, LLC, Oakstone Publishing, LLC, Recorded Books, LLC and Chelsea House Publishers, LLC, which are our five operating subsidiaries, and The Coriolis Group, LLC, which no longer conducts any business. Recorded Books owns 100% of the capital stock of W F Howes Limited, a limited company organized under the laws of the United Kingdom.

     We have organized our businesses into two operating groups: the Education Publishing Group and the Library Publishing Group.

     Education Publishing Group. Our Education Publishing Group publishes supplemental reading materials for the kindergarten through 9th grade market, state-specific test preparation materials for K-12 high stakes competency tests and continuing medical education products for doctors. Our Education Publishing

Group also markets non-proprietary, supplemental reading products and literature for the K-12 market. Our Education Publishing Group is comprised of three businesses:

     - Sundance/Newbridge Educational Publishing.

       Sundance, established in 1970 and acquired by us in 1998, publishes educational materials for shared reading, guided reading, independent reading, phonics and comprehension skills for students in kindergarten through 9th grade, and markets non-proprietary, supplemental literature products for students in grades K-12. Newbridge, established in 1981 and acquired by us in 1997, publishes non-fiction, guided reading materials and teachers' guides in the content areas of standards-based science, social studies and math for students in pre-kindergarten through 5th grade. While acquired as separate businesses, all functions of Sundance and Newbridge have been combined, with the exception of the editorial departments responsible for creating the unique products under each brand.

     - Triumph Learning, established in 1963 and acquired by us in 1999, publishes state-specific test preparation books and software for students in grades K-12. Triumph Learning also includes the business of Buckle Down Publishing Company, which we acquired on April 15, 2004.

     - Oakstone Publishing, established in 1975 and acquired by us in 1997, publishes continuing medical education materials for doctors.

     Our Education Publishing Group provided 52.4%, 50.7% and 54.4% of our consolidated revenue for the years ended December 31, 2001, 2002 and 2003 respectively.

     Library Publishing Group. Our Library Publishing Group publishes audiobooks for adults and children as well as literary, biographical and topical books published in series for public and school libraries. Our Library Publishing Group also markets non-proprietary audiobooks to public and school libraries. Our Library Publishing Group is comprised of two businesses:

     - Recorded Books, established in 1979 and acquired by us in 1999, publishes and markets unabridged, spoken word audiobooks in the United States and the United Kingdom school and public library markets.

     - Chelsea House Publishers, established in 1966 and acquired by us in 1999, creates and publishes hard-cover, non-fiction books for the children and young adult library market.

     Our Library Publishing Group provided 47.6%, 49.3% and 45.6% of our consolidated revenue for the years ended December 31, 2001, 2002 and 2003, respectively.

EDUCATION PRODUCTS

     Sundance/Newbridge Educational Publishing. Sundance/Newbridge creates and publishes products under the Sundance and Newbridge brands.

     Under the Sundance brand, Sundance/Newbridge creates and publishes more than 1,600 proprietary reading products for students in kindergarten through 9th grade. The principal Sundance product lines include:

PRODUCT LINE              GRADES                           DESCRIPTION
------------              ------                           -----------
Little Readers           Pre-K-3rd    Collections of eight to 16 page books, each containing
                                      pre-kindergarten to third grade students as they take
                                      their first steps in learning how to read. Little Red
                                      Readers cover fiction and non-fiction, Little Blue
                                      Readers cover topics in technology and Little Green
                                      Readers cover life and environmental topics.

PRODUCT LINE              GRADES                           DESCRIPTION
------------              ------                           -----------
Alpha Kids               K-2nd        A collection of books that introduces a letter of the
Alpha Kids Plus                       alphabet and then proceeds through leveled guided
                                      readers in graduated sequence of difficulty to support
                                      small group instruction. These books feature gradually
                                      increasing challenges in length, language, text format
                                      and story structure, and provide support for young
                                      readers through print placement, repetition of
                                      sentence patterns, picture-text correlation and oral
                                      language structures.
Popcorns & Just Kids     1st-3rd      Collections consisting of books of graduated
                                      difficulty that are designed to help students advance
                                      from simple picture books to books that demand a
                                      longer attention span and that are organized into
                                      chapters.
Second Chance Readers    2nd-9th      A collection of high-interest literature titles
                                      designed to give elementary, middle school and high
                                      school remedial readers the support and enjoyment they
                                      need to build basic reading, writing and speaking
                                      skills. Includes CD-ROM based tests organized in four
                                      highly structured levels for titles in the program.
Sundance Phonics         K-2nd        Books that provide phonics instruction through a clear
                                      phonics progression. Letters and Sounds focuses on the
                                      alphabet, vowels, digraphs and blends -- basic
                                      building blocks for successful reading. PhonicsReaders
                                      focus on Phonics in a story context. Benchmark Phonics
                                      Workbooks focus on assessment, practice and mastery of
                                      key phonics skills.

     In addition to these proprietary reading products, Sundance/Newbridge markets approximately 6,000 of the most widely taught literature titles for students in grades K-12. Sundance/Newbridge offers these titles primarily in paperback editions, which are generally inexpensive enough to encourage multiple copy purchases. Titles in this literature line range from classic children's stories to works of great American and English authors of the last two centuries. In addition to offering individual titles, Sundance/Newbridge groups literature titles, including by grade level, author, character and study topic, in collections designed to meet classroom teachers' need for highly accessible resources for independent reading. The best selling distributed literature titles are supported by Sundance-branded teacher resource guides under the established brand names of LEAP (Literature Enrichment Activities Program), Chapter-by-Chapter, LIFT (Literature is For Thinking) and Novel Ideas. These teacher resource guides provide teachers with comprehensive, time-saving lesson plans and literature activities for students.

     We believe Sundance/Newbridge's non-proprietary products add to its business by allowing it to offer one-stop shopping to its customers and providing it with a platform through which it can sell its proprietary products. Sundance/Newbridge's strategy of distributing only the "best-of-the-best" literature also benefits its proprietary products by enabling its name and brand to become associated with high quality titles.

     Under the Newbridge brand, Sundance/Newbridge offers an array of instructional programs that provides the comprehensive teacher and assessment resources needed for success in the classroom. Newbridge's Early Science series, which we believe is the only one of its type for the pre-kindergarten through 2nd grades, and its popular Ranger Rick science program for the 2nd through 5th grades, help engaging young minds participate in scientific pursuits, while the Early Math program for the pre-kindergarten through 2nd grades helps students build a foundation for math fluency. The complete Newbridge brand also includes teacher resources, audiocassettes, classroom collections, photo card libraries and activity kits for many of its titles.

     The Newbridge product lines are organized in distinct units that provide educators with a full complement of teacher aids, student exercises and study materials. We design these products to help teachers present educational topics in a manner that engages children, encourages classroom participation, supports the development of basic skills and prepares students for successful, non-fiction reading and writing. The leading Newbridge product lines include:

PRODUCT LINE               GRADES                            DESCRIPTION
------------               ------                            -----------
Early Science              K-2nd      These series focus on shared reading, a collaborative
Early Math                            Learning process whereby teachers direct group reading
Early Social Studies                  activities with big books (16 inches x 20 inches) and
                                      students engage in follow-up re-reading in student book
                                      versions of the big books. These series teach reading
                                      through the content areas of science, math and social
                                      studies and are often used as the core textbooks for
                                      these content areas.
GoFacts Guided             1st-5th    A unique guided writing program designed to help students
Reading                               learn to work with informational texts and build
                                      effective nonfiction writing skills. The series also
                                      prepares students for the writing samples required on
                                      standardized tests.
Newbridge Discovery        K-5th      Guided reading programs and teaching resources that
Links Science                         contain real-life photographs and non-fiction support
                                      text designed to engage children in all aspects of
Newbridge Discovery                   reading and exploring key science and social studies
Links Social Studies                  concepts as part of leveled reading instruction.
Newbridge Discovery
Links Intermediate Plus
Ranger Rick Science        2nd-5th    Series of photo-illustrated titles that explore key
Spectacular                           earth, life, physical science and geography concepts.
                                      With big books and student books, the series can be
                                      taught as a shared reading experience.
Thinking Like a            1st-3rd    Programs of photo-illustrated titles that teach
Scientist                             inquiry-based science and build science process skills
                                      such as observing, estimating, measuring, collecting and
                                      interpreting data and making graphs.

     Triumph Learning. Triumph Learning is a publisher of test preparation books and software for the state specific and nationally normed tests given to K-12 students annually. Triumph Learning also publishes other supplemental print materials. Under its Coach brand, Triumph Learning publishes over 330 state-specific test preparation books and 39 software titles that are focused on diagnosing and remediating student strengths and weaknesses as they progress towards mastering the standards assessed on tests. It increasingly sells complementary skills books focused on building reading, math, social studies, writing, science and other basic skills which are used in conjunction with Coach books. Overall, Triumph Learning publishes over 1,400 print and software titles.

     Triumph Learning's competitive advantages include the customer relationships built over almost twenty years of providing state specific test preparation materials, the breadth and depth of its product line, and its customization of each product to each state test. Unlike other test-preparation publishers, who may offer one series of products for all states or who partially customize books using a one-size-fits-all database of test questions and instructional content, Triumph Learning creates highly customized test preparation books, software and diagnostic tests precisely focused on the standards assessed on each specific state's test. These books provide high quality instruction on each of the subjects assessed on the state test. Triumph Learning also publishes tests that can be used by teachers to diagnose students' mastery of their states standards and help them practice their test taking skills. These tests have the added benefit of helping students become more familiar with the actual test they will be taking because they match the format, typeface, lettering or numbering system, style of answer foils and question type among other features of each state's particular exam.

     Triumph Learning's test preparation materials cover four subject areas: math, language arts, science and social studies. The number of customized products that Triumph Learning publishes for each state varies from state to state, from as few as three in a small or newly launched state to over 40 in some of the larger states. Triumph Learning also publishes complementary products designed to support students in learning the skills assessed on state tests, such as strategies for solving math problems and writing answers to open ended questions. Finally, Triumph Learning publishes grade-specific reviews of history and science, inter-grade test preparation materials and an array of non-test specific supplemental learning publications and materials. In doing so, Triumph Learning seeks to ensure that it provides its customers with a single source for their test preparation product needs. By focusing on both a high level of instruction and content that tightly matches the format of each state's tests, Triumph Learning has become a leader in selling test preparation materials in the 22 states in which it currently markets its books and software. Triumph also sells a material amount of books in the other 28 states.

     Oakstone Publishing. Oakstone offers monthly, subscription-based programs comprised of summaries and critical reviews of medical journal articles, covering 34 medical, dental and allied health specialties. Oakstone currently produces 44 titles in audio, print, electronic and Web formats that enable users to earn continuing medical education credits on their own time. Oakstone develops its industry leading products through affiliations with 23 of the most prestigious medical organizations, including Johns Hopkins University School of Medicine and the American College of Physicians-American Society of Internal Medicine.

     Oakstone's products, most of which enable users to earn continuing education credit hours from various accrediting institutions, include:

PRODUCT LINE                                DESCRIPTION
------------                                -----------
Practical           Monthly audio summaries of important medical journal
Reviews             articles, sold on an annual subscription basis. Each
                    one-hour issue typically contains 15 to 20, three-to-five
                    minute reviews of important journal articles, along with
                    authoritative commentary.
QuickScan           Monthly electronic summaries of important medical journal
Reviews             articles that are delivered via diskette or CD-ROM. The
                    QuickScan Reviews include our KeyINFO Manager software for instant retrieval of current and past information by simple keyword searching. Each issue typically contains 20 to 30
                    reviews, take-anywhere QuickFlash Review cards and a
                    continuing education quiz.
MKSAP Audio         Programs based on content taken from the Medical Knowledge
Companion           Self-Assessment Program syllabus, a program created and
                    sponsored by the American College of Physicians-American
                    Society of Internal Medicine. Each two-hour issue, which is available on cassette or compact disc, features dialogues
                    between a general internist and a subspecialty expert, and includes visual learning aids and a continuing medical
                    education quiz.
Journalbytes.com    Online summaries that provide doctors with valuable
                    information and practical commentary closer to the point of care. Each issue includes up to 30 journal article reviews, critical discussion and commentary regarding key
                    developments, in-depth coverage of a vital topic, online
                    audio that can be downloaded to MP3 players, access to
                    full-text articles and an online quiz.

LIBRARY PRODUCTS

     Recorded Books. We believe that Recorded Books is the largest publisher and marketer of unabridged, spoken word audiobooks in the United States and the United Kingdom public library market. Recorded Books' unabridged recordings, which generally run from 10 to 20 hours, meet its customers' tastes across multiple genres, including mysteries, histories, classics, inspirational, westerns, romance, sports and other topics. In 2003, Recorded Books recorded and produced on audiotape and compact disc 846 new titles and generated sales from more than 5,600 proprietary, unabridged audiobook titles through its sales force, catalogs and website. Over 88% of titles published by Recorded Books since its inception are still in print today and continue to generate revenue. Recorded Books supplements its proprietary title list by distributing non-proprietary titles, including certain titles in abridged form.

     Recorded Books is dedicated to creating and publishing audiobooks that exhibit high quality production and packaging and to providing superior customer service. Recorded Books' audiobooks are narrated by professional voiceover artists, including numerous Broadway actors, and produced and edited in our state-of-the-art studio located in New York City. Recorded Books' dedication to quality production has won it multiple industry awards. In 2003, five of its audiobooks were named as finalists for the 2003 Audie Awards, which are sponsored by the Audio Publishers Association and generally considered to be the highest honor in the audiobook industry, two of which won top honors in their categories. In addition, Recorded Books' products are highly recommended in industry magazines that review audiobooks, such as Library Journal, School Library Journal, Audio File and Kliatt.

     We believe that Recorded Books is the industry leader in customer service and brand recognition in the library market. The distinctive red and white packaging of its recordings is very durable and able to withstand repeated rentals, distinguishing these products from our competitors. In a survey published in the book Audio Book Breakthroughs: A Guide to Selection and Use by Public Libraries and Schools, by Preston Hoffman, Recorded Books' products received the top ranking on all five of the quality and service-focused metrics evaluated, including oral stylistic quality, sound fidelity and technical quality, durability or suitability and durability of packaging and dealing with replacement of lost or damaged cassettes or discs.

     In an effort to add to the distribution channels for the Recorded Books titles, on June 15, 2001 we acquired Audio Adventures, the operator of the nation's largest audiobook rental program. Through its Landmark Audiobooks division, Audio Adventures leases audiobooks on cassette and compact disc to public libraries, offering thousands of audiobooks from all major publishers. Once these leases end, Audio Adventures takes the returned titles, along with titles specifically purchased for the travel center market and, through arrangements it has in place with more than 600 travel centers nationwide, places selections of up to 150 of these titles on Audio Adventures-branded racks for rental. Travelers who pay a fee to join are able to select and rent audiobooks at any one of the participating travel centers and return them within one week to a different location within the network.

     Chelsea House Publishers. Chelsea House creates and publishes hard-cover, non-fiction books for the children and young adult library markets. In 2003, Chelsea House released 489 new titles and generated sales from over 2,500 backlist titles. Chelsea House's titles are typically published in series of six to twelve titles with some series containing over 100 titles. This provides a mechanism for recurring sales as new editions are released. Chelsea House's series are typically written or edited by recognized authors, such as Harold Bloom, Sterling Professor of the Humanities at Yale University, for our Literary Criticism series, and Walter Cronkite for our new Great American Presidents series. Chelsea House's series cover 20 thematic categories, including biography, literary criticism, American history, multi-cultural studies, science and sports.

     Once a library has purchased selected volumes from a Chelsea House series, they typically will continue to purchase new titles until the series is complete. As a result, Chelsea House's products enjoy long lives, with most publications experiencing a minimum seven-year sales life. Some titles from the literary criticism field have had sales since the mid-1980's, and most of the major products Chelsea House first published in the 1980's are still in print today. In addition, because Chelsea House's series usually cover subjects that evolve and change over time, many series can be revised and reissued with new covers, updated content, new photographs and updated copyrights. For example, Chelsea House first published the Major World Nations series as a product line that eventually grew to incorporate approximately 40 titles. First published in 1990, the series was revised in 1997 and expanded to cover 90 titles. In 1999, this series became one of Chelsea House's best selling series, and in 2002 was completely revised and republished as the Modern World Nations series.

PRODUCT AND CONTENT DEVELOPMENT

     We invest heavily in product development, which is a critical focus at each of our businesses and a key factor in the continued success of our backlist. Though the product development process varies across our businesses, all of our product development efforts feature a disciplined approach designed to reduce the risk of introducing products that will not receive market acceptance or achieve profitable sales levels. Our editors, managers and sales force generate new product ideas which are outsourced to freelance authors for writing and development, providing us with significant operating leverage. We limit expenditures during the product development process until we have assurance of feasibility and likely success in the market.

  EDUCATION PUBLISHING GROUP

     For its Sundance brand, Sundance/Newbridge reviews international publishing markets for ideas and products it deems suitable for adaptation to the North American market. Sundance/Newbridge has developed a reputation with international publishers of having the ability to successfully transfer product from international markets to the North American market and, as a result, smaller international publishers consistently present us with new product ideas. The majority of Sundance's titles have been developed through licensing agreements and co-partnering arrangements and, although we have recently focused greater resources on doing more internal development, we co-partner and co-develop new products wherever possible. Once we identify a product line for our Sundance brand, Sundance/Newbridge seeks to acquire exclusive rights in perpetuity to the product and then to tailor the product to meet the specific needs of the domestic market. Sundance/Newbridge gauges these needs by maintaining close ties with its customer base through focus groups and management's in-depth knowledge of the market. For its Newbridge brand, Sundance/ Newbridge focuses on aggressive internal development of high quality products, including extensions of current brands. The development of Newbridge's product lines is driven by three primary sources, including a sales representative advisory group, which acts as a conduit between Sundance/Newbridge and the Newbridge sales force, teacher focus groups and customer surveys.

     Sundance/Newbridge utilizes a staged-release process for new product introductions. Initially, Sundance/Newbridge releases a limited amount of products to the market to measure customer reaction, managing the full product roll-out based on the response. This approach of staged releases with measured feedback significantly lowers the risk and cost of new product development and has proven highly successful.

     Triumph Learning's product development efforts involve a three-pronged approach that focuses on updating existing state-specific materials in reaction to changes in state tests, developing non-state-specific skills materials and entering new state markets with customized titles. State tests typically change every three to five years and test-preparation publishers must anticipate these changes and deliver product as soon as the new tests are issued. Triumph Learning's authors, editors and sales representatives have long-term relationships with personnel in state education departments that allow it to receive immediate notice of any changes in state tests as well as to receive copies of new tests for analysis as soon as they are available. Triumph Learning carefully screens new editorial hires for high levels of intelligence, an understanding of the curriculum, and a commitment to quality. These editors then cultivate a broad pool of authors that excel at producing high quality test preparation material. The combination of these factors, together with its 40 years of experience developing content, usually enable Triumph Learning to be first to market with high quality test-preparation products that are developed for and targeted toward a specific state.

     When evaluating whether to develop product for a new state, Triumph Learning analyzes the size of the state, the consequences of performance on the state's test and the state's average expenditure on instructional material. Once Triumph Learning decides to enter a state, it works closely with the educators in that state and spends significant resources analyzing the state's tests in order to develop products that address specific testing needs or satisfy deficiencies in the state curriculum. In order to maintain the state-specific focus and credibility of its product line, Triumph Learning strives to match and customize the type, difficulty, structure and presentation of questions to each actual state test in the markets in which it publishes practice and diagnostic tests. Triumph Learning's writing, editorial and graphic design teams create and adapt content for each test to achieve a truly custom product that matches the state test as closely as possible. Triumph Learning's ability to draw from its extensive test-preparation content has enabled it to quickly add new titles to its front-list every year.

     Oakstone conducts its product development efforts in partnership with its affiliated medical institutions. Oakstone typically launches its new products in affiliation with one of these institutions, which in turn accredits the product and determines the number of continuing medical education credits available through use of the product. These relationships provide not only significant operating leverage, but also access to more than 350 private and academic physicians with whom we develop content. Oakstone supplements these product development efforts with well-organized and executed focus groups, surveys and customer support programs.

  LIBRARY PUBLISHING GROUP

     The product development efforts of our Recorded Books business begins with rights acquisitions of books, stories, information and entertainment for use in the recorded audio format. Recorded Books utilizes its deep, long-standing relationships with publishers, agents and authors to review or preview product for rights acquisitions. These relationships improve its ability to identify high quality product early and attain the rights at reasonable costs. In some instances, Recorded Books' ongoing relationships allow it to purchase the exclusive unabridged audio rights to a title directly from the author prior to completion or publication, thereby reducing its acquisition cost.

     Recorded Books has also successfully purchased rights in competitive auctions. Through its Continuous Order Plans, Recorded Books has the ability to automatically place between 2,500 and 3,000 copies of a title in libraries across the country on the first day of a new title release, providing it with a significant advantage over its competitors in the library market when purchasing rights from authors who are paid royalties on a per unit sold basis. Recorded Books' direct, daily interaction with librarians enables it to generally be first to market with new products that satisfy specific market demands. For example, in response to such requests and feedback directly from its library customers, during 2002 and 2003, Recorded Books introduced an audio lecture series, The Modern Scholar; A Large Print hardcover line; The Bible on audiocassette and CDs; and two new imprints, Southern Voices and Lonestar Audio.

     Chelsea House seeks to identify under-published niches and generally be the first to market with top quality titles, typically in series format. To execute this strategy, Chelsea House employs an internal creative staff that is well-attuned to the market with extensive product knowledge and the ability to identify potential growth areas. The writing phase of the development process is performed by independent series consultants and by professional contract writers on a work-for-hire basis. Chelsea House believes that its long-standing relationships with top-name authors and editors gives it the opportunity to be first to market with timely, high-quality and authoritative materials that serve to reinforce the reputation of the Chelsea House brand. In addition, its staged introduction of new products has helped it achieve success with the majority of its new titles.

CUSTOMERS

     Our customer base is highly diversified across a broad range of end users and industries, mitigating our exposure to a downturn in any particular market or industry. In 2003, no one customer accounted for more than 3.0% of revenue, and our ten largest customers accounted for less than 10.0% of revenue.

  EDUCATION PUBLISHING GROUP

     Sundance/Newbridge sold its products to more than 36,000 teachers, individual schools and school districts in 2003, while Triumph Learning sold its products to more than 19,000 customers during the same year. With an increased emphasis on education and related testing throughout the country in recent years, these customers are well versed in the benefits that our education and testing products can offer in seeking to improve the learning experience of students in grades K-12. Oakstone had approximately 39,000 customers in 2003, consisting predominantly of doctors seeking to maintain current knowledge and/or obtain continuing medical education credits for licensing and hospital affiliation purposes. We believe these customers regard Oakstone's products as "must have" and value the quality and the relevance of the products to their practices.

  LIBRARY PUBLISHING GROUP

     In 2003, Recorded Books sold its products to over 45,000 teachers, public libraries and school libraries across the country. Chelsea House directly sold its publications to nearly 6,500 public and school libraries across the United States in 2003, both through its network of distributors as well as through its independent sales force. In addition, Recorded Books sells its products to consumers at retail locations and through direct sales and other channels.

SALES AND MARKETING

     We successfully market our products through a broad range of distribution channels.

  EDUCATION PUBLISHING GROUP

     Sundance/Newbridge produced multiple types of catalogs for its Sundance products, targeted to specific customer groups and buying patterns, and mailed over 4.5 million pieces in 2003 during specific strategic buying windows. The success of this direct mail effort is driven in large part by the extensive reach and high quality of our proprietary mailing lists, as well as the reputation of the Sundance product lines.

     Sundance/Newbridge generates sales for its Newbridge product lines primarily through internal sales representatives and through a highly experienced independent sales force. Sundance/Newbridge supports this independent sales force and team of internal sales representatives with an experienced sales management team. With the integration of Sundance and Newbridge, we are utilizing Sundance's direct mail expertise for the Newbridge product lines with a high degree of success. This direct marketing method complements a changing dynamic in the educational publishing markets that is providing teachers with greater power to make purchasing decisions without approval of their central school or school system.

     Sundance/Newbridge has consolidated its sales and marketing efforts in a system of internal and independent representatives, with one of its internal representatives also servicing Recorded Books. These sales efforts are supported through attendance at national, regional, key state and local conferences every year.

     Triumph Learning is shifting its sales and marketing focus from primarily an independent sales force that sells Triumph Learning products alongside those of other publishers, to a multi-channel approach, in which almost all members of its sales force, including both employees and independent sales representatives, now sell Triumph Learning products exclusively. Triumph Learning has implemented various strategies to improve sales penetration and reduce cost of sales, including the introduction of an intensive telesales program. Finally, Triumph Learning regularly mails catalogs to its customers and is seeking to increase the focus of its direct marketing efforts to include electronic direct response and fax campaigns, as well as targeted print in order to reach specific customers and maximize contact with customers during optimal purchase cycles.

     Oakstone sells its products primarily through direct marketing campaigns. Oakstone identifies target customers by medical specialty area and reaches them efficiently through direct mail. Recently, Oakstone began using telemarketing campaigns to contact medical professionals using targeted calling lists in the hopes of capturing potential customers that typically do not respond to direct mail campaigns.

  LIBRARY PUBLISHING GROUP

     Recorded Books has internal sales representatives and sales managers that sell exclusively to public libraries throughout the United States, as well as sales representatives and sales managers targeting public libraries in the United Kingdom. In addition, Recorded Books has both internal and independent sales representatives targeting the United States school market. In support of this sales force, in 2003, Recorded Books mailed eight separate catalogs to over 14,000 public library locations in the United States and an additional four catalogs, on a quarterly basis, to 2,500 public libraries in the United Kingdom. Recorded Books also conducts three annual mailings in the fall, winter and spring distributing 280,000 pieces each season to the United States school market.

     Recorded Books has established Continuous Order Plans with more than 2,700 of its library accounts. Customers that enroll in these plans agree to automatically purchase between two and 350 titles per quarter that Recorded Books chooses, enabling Recorded Books to place thousands of copies of a new title in libraries across the country immediately upon release. In 2003, Recorded Books generated 38.1% of its revenue through these plans.

     In the consumer market, Recorded Books markets product rentals directly to adults through the use of catalog mailings and its website. On average, Recorded Books mails over 40,000 catalogs per month directly to consumers, and in 2003, Recorded Books printed 4,400 catalogs to promote its titles to independent bookstores in the United States. Recorded Books also distributes titles through booksellers, such as Barnes & Noble, Borders and Waldenbooks.

     Chelsea House sells to libraries through major library distributors such as Baker & Taylor, Follett Library Resources, Brodart Company, Ingram Book Company and World Almanac Education, which accounted for 61.5% of its revenue in 2003. Chelsea House also engages independent commission sales representative groups that sell directly to libraries and generated 31.4% of its 2003 revenue. These representative groups consist of sales people who market Chelsea House's products and third party products and are paid solely on a commission basis. Chelsea House also utilizes a direct mail program, and in 2003 it sent out over 700,000 catalog and direct mail pieces, focused during the two key buying seasons of fall and spring, to the over 90,000 library institutions that are potential buyers of its products. The remainder of Chelsea House's sales are generated from its internal telesales representatives and the Chelsea House website. In support of these sales efforts, Chelsea House has created its Presidential Accounts, a group of approximately 80 customers consisting primarily of larger libraries and school systems that have formal approval processes for buying new titles. This group receives advance copies of Chelsea House's newest titles to preview. If a title gets approved by the library system, these customers will then typically place a bulk order for their entire system. In addition, these larger library systems will often write product reviews for the titles that they approve. These reviews are valuable to Chelsea House because smaller libraries often rely on these reviews when placing their new orders. Furthermore, the reviews generate valuable feedback for the new product development process.

SEASONALITY

     Our business is subject to seasonal fluctuations. Our revenue and income from operations have historically been higher during the second and third calendar quarters. In addition, our quarterly results of operations have fluctuated in the past and can be expected to continue to fluctuate in the future, as a result of many factors, including general economic trends; the traditional cyclical nature of educational material sales; school, library and consumer purchasing decisions; the unpredictable funding of schools and libraries by federal, state and local governments; consumer preferences and spending trends; the need to increase inventories in advance of our primary selling season; and the timing of introductions of new products.

COMPETITION

     Our businesses face competition from numerous publishers offering products to the same market niches we serve. We believe we compete successfully in these markets based on our well-established product lines and brand names, our reputation for quality products and new product development, our broad range of product offerings, our competitive pricing, the strength of our sales and marketing efforts and our commitment to continued product innovation. Many of the companies with which we compete, however, have greater resources than we do.

  EDUCATION PUBLISHING GROUP

     Sundance/Newbridge faces competition from supplemental education companies like The Wright Group, a McGraw-Hill company; Rigby and Steck-Vaughn, each of which is a Reed Elsevier company; Celebration Press and Modern Curriculum Press, each of which is a Pearson company; Scholastic; and Mondo. Sundance/Newbridge competes with these companies at all levels, including product content and format, sales and marketing approaches, customer service and distribution capabilities, and pricing. Triumph Learning's competitors are generally small, private companies that publish products that are state or subject area focused, such as math or reading, or large public companies that publish products focused on national standards, and it generally does not face direct competition in the publication of test preparation instructional materials that are designed for specific state and subject matter tests. Triumph Learning's primary competitors include Steck-Vaughn, People's Publishing, and Curriculum Associates. Oakstone faces limited direct competition in its primary product format, audio-cassette, and its flagship product, Practical Reviews, enjoys a unique position with few direct competitors. However, the larger market for print and other formats of continuing medical education products is fragmented and highly competitive.

  LIBRARY PUBLISHING GROUP

     Recorded Books primarily seeks the rights to publish and sell unabridged recordings to the public and school market. Some of its other product offerings, including those made to the retail channel, face competition from, among others, Books on Tape, BBC Audio (Chivers), Blackstone, Brilliance Audio and Audio Editions. The basis of this competition is focused on product content, quality and pricing. Chelsea House faces competition from library publishing divisions of major publishers such as Thomson's Greenhaven/Lucent and Blackbirch divisions and Scholastic's Grolier division, as well as independent publishers specializing in the library market, such as Rosen, Capstone, Millbrook Press and Gareth Stevens. This competition is largely focused on product content and pricing.

PRODUCTION AND FULFILLMENT

     The principal raw materials that we use in our products are paper, ink and audio compact discs and tape. We purchase paper and audio media from suppliers directly based on pricing, quality and, to a lesser extent, availability. Ink utilized by our publications is provided by the respective printers of our publications and included in the cost of print production. Both paper and ink are commodity products which are affected by demand, capacity and economic conditions. We believe that adequate sources of supply are, and will continue to be, available to fulfill our requirements.

     The majority of our print products are printed and bound by third parties with whom we have contracts. We believe that outside printing and binding services at competitive prices are readily available. Much of our pre-press production, typesetting, layout and design functions are conducted internally, which we believe provides us with greater control and flexibility over the creative process. Our non-print products, including our audio compact discs and CD-ROMs, are generally produced internally and replicated largely in-house.

     The customer fulfillment functions include customer service, order processing, cash application, collections and product distribution. While historically each of our businesses have independently performed these functions, we recently consolidated these functions for our Sundance/Newbridge, Triumph Learning and Chelsea House businesses.

INTELLECTUAL PROPERTY

     We regard our trademarks, copyrights, trade secrets and similar intellectual property as valuable assets and rely upon trademark and copyright laws, as well as confidentiality agreements with our employees and others, to protect our rights. To date, we have over 40 registered or pending trademarks and more than 2,750 registered copyrights, and we intend to pursue the registration of additional material trademarks and copyrights. In addition, for some of our products that involve the use of content created by third parties, we enter into license agreements that generally give us the exclusive right to use this content for specified purposes in specified geographic areas and mediums.

     Our efforts to protect our intellectual property rights could be inadequate to deter misappropriation of proprietary information. For example, we may not detect unauthorized use of our intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties. To the best of our knowledge, there are no threatened or pending legal proceedings or claims related to our intellectual property that are likely to have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

ENVIRONMENTAL REGULATION

     We are subject to environmental laws and regulations relating to the protection of the environment, including those that regulate the generation and disposal of hazardous materials and worker health and safety. We believe that we currently conduct our operations in substantial compliance with applicable environmental laws and regulations. Based on our experience to date and the nature of our operations, we believe that the future cost of compliance with existing environmental laws and regulations and liability for known environ-mental claims will not have a material adverse effect on our financial condition, results of operations or liquidity.

EMPLOYEES

     As of December 31, 2003, we had approximately 645 full-time equivalent employees. None of our employees are represented by any union or other labor organization, we have had no strikes or work stoppages, and we believe our relations with our employees are good.

PROPERTIES

     The principal executive offices of our senior executive management are located in approximately 5,450 square feet of leased space at 10 New King Street, White Plains, New York under a lease that expires in June 2005. We own a 52,000 square foot office, warehouse and production facility in Prince Frederick, Maryland, which is primarily used by our Library Publishing Group, and lease 9 additional office, warehouse, and mixed use facilities for our businesses, as summarized in the table below.

LOCATION                                           USE             SQ. FT.   TERMINATION DATE
--------                                           ---             -------   ----------------
140 Bugeye Square, Prince Frederick,
  MD(2).................................  Warehouse                 19,400   November 6, 2004
6801 Cahaba Valley Road, Birmingham,
  AL(1).................................  Office Space              15,700   March 12, 2005
333 E. 38th Street, New York, NY(1).....  Office Space              12,883   October 31, 2005
200 Skipjack Road, Prince Frederick,
  MD(2).................................  Warehouse                 23,000   November 30, 2005
140 W. 22nd Street, New York, NY(2).....  Recording Studios          5,894   May 31, 2006
11-13 E. 26th Street, New York, NY(1)...  Office Space               5,500   December 31, 2007
Units 3/6/7 Victoria Mills, UK(2).......  Warehouse/Office Space     5,591   February 28, 2008
One Beeman Road, Northborough, MA(1)....  Warehouse/Office Space   150,000   June 30, 2008
2080 Cabot Blvd. West, Langhorne,
  PA(2).................................  Office Space               9,500   March 31, 2011

---------------

(1) This property is primarily used by our Education Publishing Group.

(2) This property is primarily used by our Library Publishing Group.

     We believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that suitable additional or alternative space will be available at commercially reasonable terms for future expansion.

LEGAL PROCEEDINGS

     From time to time, we are involved in litigation that we consider to be in the normal course of business. We are not presently involved in any legal proceedings that we expect individually or in the aggregate to have a material adverse effect on our financial condition, results of operations or liquidity.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND BUSINESS PRESIDENTS

     Our executive officers, key employees and directors and their respective ages and positions as of April 15, 2004 are as follows:

NAME                      AGE                            POSITION
----                      ---                            --------
Peter J. Quandt.........  55    Chairman, Chief Executive Officer and President
Paul J. Crecca..........  46    Executive Vice President, Chief Financial Officer, and
                                Treasurer
Linda Koons.............  49    Executive Vice President and Publisher
Kevin M. McAliley.......  44    Executive Vice President and President of Triumph Learning
Paul A. Konowitch.......  49    Vice President, Corporate and New Business Development
Mark Kurtz..............  39    Vice President, Finance and Accounting and Chief
                                Accounting Officer
Melissa L. Linsky.......  44    Vice President, Finance and Planning
David Berset............  49    President, Recorded Books
Robert J. Laronga.......  61    President, Sundance/Newbridge and Chelsea House
Nancy McMeekin..........  49    President, Oakstone Publishing
Christopher S.            41    Director
  Gaffney...............
Stephen F. Gormley......  54    Director

EXECUTIVE OFFICERS

     Peter J. Quandt has served as our Chairman, Chief Executive Officer and President since founding Haights Cross Communications in 1997. Prior to forming our company, Mr. Quandt served as President and Chief Executive Officer of the Education Group of Primedia, Inc., a publishing company. Before joining Primedia in 1989, Mr. Quandt had spent his career at Macmillan, Inc., a publishing company, in a series of editorial, marketing and management positions. Mr. Quandt received an A.B. in Government from Georgetown University.

     Paul J. Crecca has served as our Executive Vice President, Chief Financial Officer, and Treasurer since January 1998 and also served as our Chief Operating Officer from January 1998 to June 2000. From 1995 to 1998, Mr. Crecca served as Executive Vice President -- Finance of the Marvel Comics Group, an operating division of Marvel Entertainment Group, Inc. From 1985 to 1995, Mr. Crecca served as Chief Financial Officer of Dun & Bradstreet International, a division of the Dun & Bradstreet Corporation. Prior to 1985, Mr. Crecca was employed as an audit manager for Ernst & Young LLP. Mr. Crecca, a C.P.A. since 1981, received a B.A. from the Rutgers College of Arts and Sciences and an M.B.A. from the Rutgers Graduate School of Business Management.

     Linda Koons has served as our Executive Vice President and Publisher since March 2004. From 2002-2004 Ms. Koons worked in business development for and provided educational consulting services to publishers and national non-profit organizations. From 1990-2002, Ms. Koons held positions of increasing responsibility at Scholastic, Inc., most recently as Senior Vice President & Publisher with responsibility for publishing, marketing, and sales of core and supplementary products in print and technology, and prior to that, Vice President of the Supplementary Division; Vice President of Early Childhood; and Editor-in-Chief when Scholastic developed its first core literacy program for schools. Ms. Koons left Scholastic for a two-year period to become Director of School Product Development for the Walt Disney Company, and from 1981-1990 served in several editorial management positions at Silver Burdett & Ginn. Ms. Koons has a Masters degree in Education from Bowling Green State University and a Bachelor of Arts degree from Wittenberg University.

     Kevin M. McAliley has served as Executive Vice President since October 1999 and also has served as President of Triumph Learning since October 2001. From 1991 to 1999, Mr. McAliley held seven positions of increasing responsibility at Primedia, Inc., most recently as President and Chief Executive Officer of Channel One Communications Group, composed of Channel One, a news service broadcast to eight million high school students daily; Films for the Humanities & Sciences, the largest U.S. distributor of academic videos and software; and other units. Prior to becoming President and Chief Executive Officer of Channel One Communications Group, Mr. McAliley was President and Chief Executive Officer of Films for the Humanities & Sciences. Immediately prior to that, Mr. McAliley helped lead the team that launched Newbridge. Mr. McAliley has been the principal on approximately $250 million of acquisitions, licensing deals and joint ventures between education companies. Mr. McAliley received a B.A. from Harvard University and an M.B.A. from Columbia University.

     Paul A. Konowitch has served as our Vice President, Corporate and New Business Development since September of 2003. Previously, Mr. Konowitch was Managing Director at Gabelli Group Capital Partners where he invested in venture, private equity and leveraged buyout opportunities. Prior to that, Mr. Konowitch, over a thirteen year period, served in a variety of President, General Manager and CFO positions within The Thomson Corporation in the healthcare, business information, and financial services groups. Mr. Konowitch, a C.P.A. since 1981, received a B.A. in Business Administration from Rutgers College and an M.B.A. from the Rutgers Graduate School of Business Management.

     Mark Kurtz has served as our Vice President, Finance and Accounting, and Chief Accounting Officer since December 1999. From June 1997 to December 1999, Mr. Kurtz served as Chief Financial Officer of Oakstone Publishing. Prior to joining Oakstone Publishing, Mr. Kurtz served as a senior manager at Hardman Guess Frost and Cummings, a public accounting firm. Mr. Kurtz, a C.P.A. since 1989, holds a B.B.A. from the University of Montevallo.

     Melissa L. Linsky has served as our Vice President, Finance and Planning, since June 1999. From 1998 to 1999, Ms. Linsky served as Vice President of Finance and Planning at the MacManus Group, an advertising and communications company, and from 1995 to 1997 served as Vice President of Marvel Comics Group, an operating division of Marvel Entertainment Group, Inc. From 1988 to 1995, Ms. Linsky served as Assistant Vice President of Dun & Bradstreet International, a division of the Dun & Bradstreet Corporation, and from 1984 to 1988 as Assistant Treasurer at Chase Manhattan Bank. Ms. Linsky received a B.B.A. magna cum laude from Temple University and an M.B.A. from New York University's Stern School of Business.

BUSINESS PRESIDENTS

     David Berset has served as President of Recorded Books since January 2000. Mr. Berset joined Recorded Books in November 1991 as a National Sales Director where he was responsible for building its library sales team and served as Vice President of Recorded Books from November 1997 to June 2000. Prior to that time, Mr. Berset spent 11 years at Triad Systems Corporation, a computer software company, most recently as its Northeast Regional Sales Manager. Mr. Berset received a B.S. in Psychology from Worcester State College.

     Robert J. Laronga has served as President of Sundance/Newbridge since June 2000 and President of Chelsea House since April 2004, having joined us in October 1999 as Executive Vice President of Sundance. Mr. Laronga has over 35 years of experience in school publishing in key management positions with well-known educational firms. From 1993 to 1999, Mr. Laronga served as Senior Vice President, Publisher of Perfection Learning Corporation. Prior to that time, Mr. Laronga's positions included Senior Vice President, Sales and Marketing at McDougal Littell; Executive Vice President of the Laidlaw Educational Division of Doubleday; and Director of Marketing for the School Division of Harper & Row. Mr. Laronga serves on the board of directors of Voices, LLC and the Educational Paperback Association, of which he is a former President. Mr. Laronga received an A.B. in English from Boston College and an M.B.A. in Marketing and Finance from The University of Chicago.

     Nancy McMeekin has served as President of Oakstone since October 1999 and has served as President of Oakstone Publishing since December 1995. Ms. McMeekin joined Oakstone Publishing in 1993 as General Manager. Prior to that time she served as the Director of Public Relations and Instructor in Journalism at the

University of Montevallo, and was founder of Louisiana Life Magazine, winner of the National Magazine Award for General Excellence. Ms. McMeekin received a B.A. from Mississippi University for Women.

DIRECTORS

     Christopher S. Gaffney has served as a member of our board of directors since March 1997. Mr. Gaffney is a co-founder and managing partner of Great Hill Partners, LLC, a Boston-based private equity firm, with responsibility for general management and investment policy. Mr. Gaffney's investing experience includes education, media, publishing, IT services, telecommunications, business services and broadcasting. Mr. Gaffney presently serves as a director of a number of privately held companies, including SmartMail, Inc., a mailing services company, High-Tech Institute Holdings, Inc., a post-secondary education corporation, Managed Storage International, Inc., a company that provides data storage services, Medical World Communications, Inc., a healthcare publisher and information provider, Paradigm Technology Partners, Inc., a network and professional services firm, CyberTech International, an information technology services provider, Dental Economics, LP, an operator of managed dental benefit services companies, Corliant, Inc., an information technology services provider, Horizon Telecom International, Inc., a Brazilian broadband video and data provider and Northface Holdings, LLC, a post-secondary education company. Mr. Gaffney has participated in the private equity business since 1986, serving as an Associate, Principal and General Partner of Media/Communications Partners. Previously, Mr. Gaffney was a commercial lending officer for the First National Bank of Boston in the specialized media-lending unit. Mr. Gaffney received a B.S. summa cum laude from Boston College in Accounting and Economics.

     Stephen F. Gormley has served as a member of our board of directors since March 1997. Mr. Gormley is a co-founder and managing partner of Great Hill Partners, LLC, a Boston-based private equity firm, with responsibility for general management and investment policy. Mr. Gormley's investing experience spans broadcasting, outdoor advertising, telecommunications, publishing and information technology services. Mr. Gormley serves as Chairman of the board of directors of triVIN, Inc., an electronic processor of automobile registrations and titles, Equity Communications, L.P., a radio broadcaster and Dame Broadcasting, LLC, a radio broadcaster. Mr. Gormley is also presently on the board of directors of Interelate, Inc., a marketing infrastructure services company, Medical World Communications Inc., a magazine publisher, and Palm Beach Broadcasting, LLC, a radio broadcaster. Mr. Gormley has served as a director for numerous other companies including Triad Cellular, LLC, OCI Holdings, Inc. and OmniAmerica Group. Mr. Gormley has participated in the private equity business since 1978, serving as an Associate, Vice President and General Partner for TA Associates until 1986. Mr. Gormley was a founding General Partner of Media/Communications Partners in 1986. Mr. Gormley received a B.A. from Bowdoin College and an M.B.A. from Columbia University.

CODE OF ETHICS

     We have not yet adopted a code of business conduct and ethics, or "code of ethics," within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. While we are not subject to the listing rules which would require us to adopt such a code of conduct, we intend to do so in the near future. Once adopted, the code will be made available to the public. To the extent required by law, any amendments to, or waivers from, any provision of the code will be promptly disclosed publicly.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued during the years ended December 31, 2003, 2002 and 2001 to Peter J. Quandt, our Chief Executive Officer and President, and to each of our other five most highly paid executive officers whose combined salary and bonus exceeded $100,000 during 2003 for services rendered to us in all capacities. We refer to each of these people as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION
                                            --------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY    BONUS(1)   COMPENSATION(2)
---------------------------                 ----   --------   --------   ---------------
Peter J. Quandt...........................  2003   $445,770   $208,950       $5,719
  Chairman, Chief Executive Officer         2002    431,805    287,991        5,500
  and President                             2001    412,500    204,440        5,250
Paul J. Crecca............................  2003    318,700    119,500        5,239
  Executive Vice President, Chief
     Financial                              2002    306,398    163,481        5,500
  Officer and Treasurer...................  2001    295,000    115,468        5,250
Kevin M. McAliley.........................  2003    309,400    164,150        3,211
  Executive Vice President and President
     of                                     2002    288,919    416,842        5,500
  Triumph Learning                          2001    286,000     56,814        2,134
Mark Kurtz................................  2003    193,336     45,310        5,328
  Vice President, Finance and Accounting,   2002    185,900    134,559        5,500
  and Chief Accounting Officer              2001    178,750     43,977        5,250
Melissa L. Linsky.........................  2003    180,167     42,225        5,386
  Vice President, Finance and Planning      2002    173,253    125,405        5,500
                                            2001    169,400     40,035        5,100
Timothy J. McEwen(3)......................  2003    379,012    115,575        5,963
  Former Executive Vice President and       2002    364,379    567,746        5,500
  Chief Operating Officer                   2001    357,500    135,172        4,021

---------------

(1) With respect to each named executive officer, the 2002 bonus totals include the following amounts payable under the 2002 Equity Plan, a special management incentive plan adopted for the year ended December 31, 2002 only: for Mr. McAliley, $276,888; for Mr. Kurtz, $72,566; for Ms. Linsky, $67,630; and for Mr. McEwen, $373,329.

(2) Represents our contributions to the named executive officer's 401(k) account.

(3) Mr. McEwen resigned from his position as Executive Vice President and Chief Operating Officer effective December 31, 2003.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options to purchase shares of Haights Cross Communications' common stock granted to each of the named executive officers during the year ended December 31, 2003.

                                               PERCENT OF
                                                 TOTAL
                                                OPTIONS
                             NUMBER OF         GRANTED TO
                              SHARES           EMPLOYEES       EXERCISE                         GRANT DATE
                            UNDERLYING         IN FISCAL        PRICE                            PRESENT
NAME                        OPTIONS(1)            YEAR        PER SHARE      EXPIRATION DATE     VALUE(2)
----                        ----------         ----------     ---------      ---------------    ----------
Paul J. Crecca.......         75,000              10.5%         $2.84         October 1, 2013     $   0
Kevin M. McAliley....         50,000               7.0%         $2.84         October 1, 2013     $   0
Mark Kurtz...........         25,000               3.5%         $2.84         October 1, 2013     $   0
Melissa L. Linsky....         25,000               3.5%         $2.84         October 1, 2013     $   0
Timothy J. McEwen....        150,000              21.1%         $2.84          March 30, 2004     $   0

---------------

(1) All options were granted as incentive stock options. Some options are subject to time-based vesting, pursuant to which they vest over a period of three years in annual installments of 20%, 30% and 50% on the first, second and third anniversary of the grant date. Other options are subject to performance-based vesting, pursuant to which they vest over a period of three years in annual installments of 60%, 25% and

    15% on the first, second and third anniversary of the grant date, subject to the achievement of specified financial goals by the unit at which the optionee is employed. Of the grants made in 2003, 51% of the options granted are subject to time-based vesting and 49% are subject to performance-based vesting.

(2) We valued the options awarded in 2003 using the minimum value method, which is similar to the Black-Scholes valuation model. This method excludes volatility, which is not available since our common stock is not publicly traded. We valued the options using a risk-free interest rate of 3.79%, an expected dividend yield of zero, and an expected life of six years.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     None of our named executive officers exercised options during 2003. The following table sets forth information concerning the number and value of unexercised options to purchase shares of Haights Cross Communications' common stock held by each of the named executive officers as of December 31, 2003. Mr. Quandt does not hold any options.

     There was no public market for our common stock as of December 31, 2003. Accordingly, amounts described in the following table under the heading "Value of Unexercised In-the-Money Options as of December 31, 2003" are determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $1.66, which was the fair market value of our common stock at such date as determined by our board of directors.

                                          NUMBER OF COMMON SHARES        VALUE OF UNEXERCISED
                                         UNDERLYING OPTIONS AS OF        IN-THE-MONEY OPTIONS
                                             DECEMBER 31, 2003          AS OF DECEMBER 31, 2003
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
Paul J. Crecca........................     11,319         52,500        $     0          $0
Kevin M. McAliley.....................    100,000         40,000        $66,400          $0
Mark Kurtz............................     20,264         23,500        $12,450          $0
Melissa L. Linsky.....................     20,264         23,500        $12,450          $0
Timothy J. McEwen.....................    118,637        121,000        $37,600          $0

EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS

     2000 Stock Option and Grant Plan. Our board of directors and stockholders have adopted the 2000 stock option and grant plan, which allows for the issuance of up to 2,400,000 shares of common stock. The plan permits the grant or issue to our or our affiliates' officers, employees, directors, consultants, advisors and other key persons of:

     - incentive, performance and non-qualified stock options;

     - stock appreciation rights;

     - common stock with vesting or other restrictions, or without restrictions;

     - rights to receive common stock in the future with or without vesting;

     - common stock upon the attainment of specified performance goals; and

     - dividend rights in respect of common stock.

     The plan is administered by our board of directors which has the right, in its discretion, to select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

     The exercise price of options granted under the plan is determined by our board of directors. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the company's voting power. on-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted.

     Incentive options granted under the plan are typically subject to a three year vesting schedule pursuant to which the options vest in annual installments of 20%, 30% and 50% on the first, second and third anniversary of the grant date, respectively. Performance options also vest over a period of three years in annual installments of 60%, 25% and 15% on the first, second and third anniversary of the grant date, subject to the achievement of specified unit financial goals at which the optionee is employed. Options expire ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other acceptable instrument or, if permitted, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months.

     The plan and all awards issued under the plan will terminate upon certain sale events, unless we and the other parties to such transactions have agreed otherwise. All participants under the plan will be permitted to exercise for a period of time before any such termination all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

     2002 Equity Plan. For the year ended December 31, 2002, we adopted a special management incentive plan, which we refer to as the 2002 Equity Plan. Under this plan, selected participants had the opportunity to earn a cash bonus, in addition to any bonus earned under our annual bonus plan, based upon our achievement, or the achievement by the business for which a given participant worked, of specified financial targets for the 2002 fiscal year. Based upon our results and the results of our businesses for 2002, participants earned aggregate bonuses under the plan of $2.8 million. Amounts earned under the plan are payable in three installments on March 31, 2003, September 30, 2003 and March 31, 2004, or, earlier, upon the consummation of a qualified initial public offering or change of control transaction. On March 31, 2003 and September 30, 2003 we paid an aggregate of $1.8 million for the first and second installments of the amounts due under the plan, and reversed $0.1 million of charges related to employees who resigned prior to payment. We paid an additional $0.9 million on March 31, 2004. Beginning on January 1, 2003, we returned to our historical management incentive program consisting of options and merit bonuses.

     Employment and Severance Agreements. We are party to an employment agreement with Peter J. Quandt, our Chairman, Chief Executive Officer and President. The agreement remains in effect until terminated in accordance with the terms thereof. Mr. Quandt's base salary under the agreement is established annually by our board of directors. Mr. Quandt is entitled to continue to receive his base salary for a period of 12 months following termination of his employment if his employment is terminated by death, by us without cause or due to Mr. Quandt's disability or by Mr. Quandt for good reason. Mr. Quandt's agreement is also subject to non-competition, non-solicitation and confidentiality provisions and customary provisions with respect to benefits.

     We are also a party to severance agreements with Messrs. Crecca and McAliley, which provide for them to continue to receive their then current base salaries for a period of 12 months following termination of their employment without cause.

     401(k) Savings Plan. We offer a 401(k) savings plan for the benefit of substantially all of our employees, which was qualified for tax exempt status by the Internal Revenue Service. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. We may match the employee contributions, up to 50% of the first 6% of annual earnings per participant. Our contribution to the 401(k) savings plan for the year ended December 31, 2003 was approximately $0.5 million.

COMPENSATION OF DIRECTORS

     Our directors who are not employees do not receive any compensation for their service as members of our board of directors, but are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to us regarding the beneficial ownership of our common stock and Series A preferred stock as of March 31, 2004, by:

     - each person known by us to be the beneficial owner of more than 5.0% of such stock;

     - each of our directors;

     - each named executive officer; and

     - all of our directors and named executive officers as a group.

     Unless otherwise noted, to our knowledge and subject to community property rules, each person has sole voting and investment power over the shares of stock shown as beneficially owned, except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. The address of Media/Communications Partners III Limited Partnership and its affiliates is 75 State Street, Boston, Massachusetts 02109. The address of each of Messrs. Gaffney and Gormley is c/o Great Hill Partners, LLC, One Liberty Square, Boston, Massachusetts 02109. The address of the other listed directors and executive officers is c/o Haights Cross Communications, Inc., 10 New King Street, Suite 102, White Plains, New York 10604.

     The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of March 31, 2004 through the exercise of any warrant, stock option or other right.

     As of March 31, 2004, we had a total of 22,476 shares of Series A preferred stock outstanding and 2,213 shares of Series A preferred stock were subject to warrants that were exercisable within 60 days thereafter. In addition, as of March 31, 2004, a total of 20,000,000 shares of common stock were outstanding and an additional 673,047 shares of common stock were subject to options and 2,139,048 shares of common stock were subject to warrants that were exercisable within 60 days thereafter. The number of shares of common stock outstanding used in calculating the voting percentage for each listed person includes the shares of common stock underlying the options and/or warrants held by such person that are exercisable within 60 days of March 31, 2004, but excludes shares of common stock underlying the options and/or warrants held by any other person.

                                                         SHARES BENEFICIALLY OWNED
                                                -------------------------------------------
                                                                 SERIES A
                                                                 PREFERRED     TOTAL VOTING
NAME OF BENEFICIAL OWNER                        COMMON STOCK       STOCK         PERCENT
------------------------                        ------------     ---------     ------------
Media/Communications Partners III Limited
  Partnership and affiliates..................   14,342,192(1)    20,397(2)        71.7%
Peter J. Quandt...............................    4,784,406        1,362           23.9%
Paul J. Crecca(3).............................      388,819            0            1.8%
Linda Koons...................................            0            0              *
Kevin M. McAliley(4)..........................      110,000            0              *
Mark Kurtz(4).................................       24,764            0              *
Melissa L. Linsky(4)..........................       24,764            0              *
Christopher S. Gaffney........................   14,342,192(1)    20,397(2)        71.7%
Stephen F. Gormley............................   14,342,192(1)    20,397(2)        71.7%
All directors and executive officers as a
  group (eight persons).......................   19,674,945       21,759           97.5%

---------------

 *  Less than 1%

(1) This total includes 13,625,217 shares of common stock owned by Media/Communications Partners III Limited Partnership and 716,975 shares of common stock owned by M/C Investors L.L.C. Each of Messrs. Gaffney and Gormley is a limited partner and a member of the general partner of Media/ Communications Partners III Limited Partnership and an investor in and managing member of M/C Investors L.L.C. Each of Messrs. Gaffney and Gormley disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(2) This total includes 19,377 shares of Series A preferred stock owned by Media/Communications Partners III Limited Partnership and 1,020 shares of Series A preferred stock owned by M/C Investors, L.L.C. Each of Messrs. Gaffney and Gormley is a limited partner and a member of the general partner of Media/Communications Partners III Limited Partnership and an investor in and managing member of M/C Investors L.L.C. Each of Messrs. Gaffney and Gormley disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(3) This total includes 18,819 shares of common stock issuable upon exercise of options which were exercisable as of March 31, 2004 or within 60 days thereafter.

(4) Consists of shares of common stock issuable upon exercise of options which were exercisable as of March 31, 2004 or within 60 days thereafter.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEMNIFICATION MATTERS

     We have entered into indemnification agreements with our directors, Peter
J. Quandt, Christopher S. Gaffney and Stephen F. Gormley. The form of indemnification agreement provides that the directors will be indemnified for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law and our certificate of incorporation and bylaws.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our bylaws provide that directors and officers shall be, and in the discretion of the board of directors, our non-officer employees and agents may be, indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the company. Our bylaws also provide that the right of our directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, bylaw, agreement, vote of stockholders, directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

REGISTRATION RIGHTS

     We are a party to a registration rights agreement with certain of our holders of common stock, pursuant to which we have granted these persons or entities the right to register shares of common stock held by them under the Securities Act. The holders of these rights are entitled to demand that we register their shares of common stock under the Securities Act. These holders are also entitled to "piggyback" registration rights in which they may require us to include their shares of common stock in future registration statements that we may file, either for our own account or for the account of other security holders exercising registration rights. In addition, after our initial public offering, certain of these holders have the right to request that their shares of common stock be registered on a Form S-3 registration statement so long as the anticipated aggregate sales price of such registered securities as of the date of filing of the Form S-3 registration statement is at least $0.5 million. The registration rights granted under this agreement are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. The registration rights terminate as to any particular stockholder on the date on which the holder may sell all of his or its shares pursuant to Rule 144(k) under the Securities Act.

     We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions and transfer taxes, if any. Registration of any securities pursuant to these registration rights will result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

                          DESCRIPTION OF CAPITAL STOCK

     Our outstanding capital stock consists of Series B senior preferred stock, Series A preferred stock and common stock, the terms of which are described below. We own all of the outstanding shares of capital stock of Haights Cross.

SERIES B SENIOR PREFERRED STOCK

     As of March 31, 2004, there are outstanding 2,000,230 shares of Series B senior preferred stock. The Series B senior preferred stock ranks prior to our common stock and Series A preferred stock with respect to dividend rights, and rights on liquidation, dissolution and winding up.

     Voting Rights. Except as expressly provided in our certificate of incorporation, the holders of our Series B senior preferred stock are not entitled to vote on the election of directors or on any other matter submitted to a vote of stockholders.

     Dividends. The holders of our Series B senior preferred stock are entitled to receive, out of funds legally available therefor, dividends on the Series B senior preferred stock at the rate of 16% per annum, payable quarterly. Such dividends are payable through accretion to the liquidation preference per share until December 31, 2004 and are payable quarterly in cash thereafter.

     Liquidation Preference. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of outstanding shares of Series B senior preferred stock is entitled to be paid out of our assets available for distribution to holders of shares of Series B senior preferred stock and before any amounts are paid or distributed to the holders of common stock or Series A preferred stock an amount in cash equal to $25.00 per share of Series B senior preferred stock, plus any accrued and unpaid dividends.

     Redemption. The Series B senior preferred stock is subject to redemption on the following occasions:

     - upon our initial public offering, we must redeem a minimum of 30% of the outstanding shares of Series B senior preferred stock, and may redeem 100% of such shares, at a redemption price per share equal to 116% of the then current liquidation preference;

     - on or after December 10, 2004, we may redeem the outstanding shares of Series B senior preferred stock at our option at a redemption price per share equal to 110% of the then current liquidation preference, which redemption price declines ratably to 100% of the then current liquidation preference by December 10, 2008;

     - if we undergo a change in control, we must offer to redeem the outstanding shares of Series B senior preferred stock for a redemption price per share equal to 108% of the then current liquidation preference, which redemption price declines ratably to 100% of the then current liquidation preference by December 10, 2008; and

     - we must redeem all outstanding shares of the Series B senior preferred stock on December 10, 2011.

     In the event we are unable to or fail to discharge our redemption obligations upon an initial public offering, the dividend rate described above shall increase by 1% for so long as such obligation has not been discharged. In the event we are unable to or fail to discharge our redemption obligations upon a change of control or at December 10, 2011, the dividend rate described above shall increase by .50% per quarter (not to exceed 2% in the aggregate) for each quarter or portion thereof following the date upon which such redemption was required to be made until cured.

     Covenants. If we fail to pay four consecutive or six total cash dividend payments on the Series B senior preferred stock, fail to discharge any mandatory redemption obligations with respect to the Series B senior preferred stock, pay dividends or make distributions to parity or junior securities in violation of the rights of the Series B senior preferred stock, or otherwise take actions in violation of the covenants in favor of the Series B senior preferred stock, then, until such default is cured, the holders of a majority of the outstanding shares of Series B senior preferred stock shall have the right to elect one director to serve on our board of directors. In addition, without the consent of the holders of at least two-thirds of the outstanding shares of Series B senior preferred stock, we may not:

     - amend, alter, waive or repeal any provision of the certificate of incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series B senior preferred stock;

     - create, authorize or issue any class of stock ranking prior to, or on a parity with, the Series B senior preferred stock; or

     - subject to certain exceptions, merge or consolidate with other entities or sell all or substantially all assets.

SERIES A PREFERRED STOCK

     As of March 31, 2004, there are outstanding 22,476 shares of Series A preferred stock and warrants to purchase 2,213 shares of Series A preferred stock. The Series A preferred stock ranks prior to our common stock with respect to dividend rights, and rights on liquidation, dissolution and winding up.

     Voting Rights. The holders of our Series A preferred stock have one vote per share and are entitled to vote with the common stock, voting together as a single class, and all other classes entitled to vote thereon in the election of directors and all other matters submitted to a vote of stockholders.

     Dividends. The holders of our Series A preferred stock are entitled to receive, out of funds legally available therefor, cumulative dividends on the Series A preferred stock at the rate of 8.0% per annum, compounded quarterly. Such dividends accumulate quarterly in arrears from the date of issuance and are cumulative to the extent unpaid, whether or not declared and whether or not there are funds legally available therefor.

     Liquidation Preference. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of outstanding shares of Series A preferred stock is entitled to be paid out of our assets available for distribution to holders of shares of Series A preferred stock and before any amounts are paid or distributed to the holders of common stock an amount in cash equal to $1,000 per share of Series A preferred stock, plus any accumulated and unpaid dividends.

     Redemption. On any one occasion on or after December 31, 2019, or earlier upon agreement between us and the holders of a majority of the outstanding shares of Series A preferred stock, we must redeem, out of funds legally available therefor, the outstanding shares of Series A Preferred Stock for an amount equal to $1,000 per share plus any accumulated and unpaid dividends.

     Covenants. Without the consent of the holders of at least two-thirds of the outstanding shares of Series A preferred stock, we may not:

     - amend, alter, waive or repeal any provision of the certificate of incorporation (by merger or otherwise), other then with respect to the Series B senior preferred stock, so as to adversely affect the preferences, rights or powers of the Series A preferred stock;

     - create, authorize or issue any class of stock ranking prior to, or on a parity with, the Series A preferred stock (other than the Series B senior preferred stock); or

     - subject to certain exceptions, merge or consolidate with other entities, or sell all or substantially all assets.

COMMON STOCK

     After giving effect to this offering and the application of the proceeds as described in "Use of Proceeds," there are outstanding 20,000,000 shares of common stock and warrants to purchase 2,139,048 shares of common stock. In addition, we have reserved an aggregate of 2,400,000 shares of common stock for issuance under our 2000 Stock Option and Grant Plan.

     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

     Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

     Other Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of common stock is entitled to share ratably in any assets available for distribution to holders of shares of common stock.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR SECURED REVOLVING CREDIT FACILITY

     On August 20, 2003, Haights Cross entered into a senior secured revolving credit facility and retired its old senior secured credit facility. We have summarized below the principal terms of the agreements that govern the senior secured revolving credit facility. This summary is not a complete description of all of the terms of the agreements.

  GENERAL

     The senior secured revolving credit facility is provided by a syndicate of banks and other financial institutions led by Bear Stearns Corporate Lending Inc., as syndication agent, The Bank of New York, as administrative agent, and Bear, Stearns & Co. Inc., as lead arranger. The senior secured revolving credit facility matures in May 2008 and is available for general corporate purposes, including permitted acquisitions, working capital and the issuance of letters of credit. All borrowings are subject to the satisfaction of customary conditions, including the absence of a default and compliance with representations and warranties.

  INTEREST AND FEES

     The interest rates per annum applicable to loans under the senior secured revolving credit facility are, at Haights Cross' option, the base rate or eurodollar rate plus, in each case, an applicable margin. The applicable margin is subject to adjustment based on our consolidated leverage ratio. The base rate is a fluctuating interest rate equal to the higher of (a) the prime lending rate announced by The Bank of New York and (b) the federal funds effective rate plus 0.5%. In addition, we are required to pay to the lenders under the senior secured revolving credit facility a commitment fee in respect of the unused commitments thereunder at a per annum rate of 1.0% subject to adjustment based on Haights Cross' consolidated leverage ratio.

  PREPAYMENTS

     Voluntary prepayments of loans and voluntary reductions in the unused commitments are permitted in whole or in part, in minimum amounts as set forth in the credit agreement governing the senior secured revolving credit facility.

  COLLATERAL AND GUARANTEES

     The senior secured revolving credit facility is secured by a perfected first priority security interest in substantially all of Haights Cross' tangible and intangible assets, including intellectual property, owned real property and the capital stock of Haights Cross' direct and indirect subsidiaries (except that in the case of certain foreign subsidiaries that we may form in the future, only 66.5% of the voting capital stock and 100% of the non-voting capital stock will be pledged). The senior secured revolving credit facility is also secured by a pledge of Haights Cross' capital stock. The senior secured revolving credit facility is unconditionally guaranteed by us, by each of our direct and indirect domestic subsidiaries and W F Howes Limited, an indirect foreign subsidiary.

COVENANTS AND OTHER MATTERS

     The credit agreement governing the senior secured revolving credit facility contains covenants that limit Haights Cross' and its subsidiaries' ability to, among other things:

     - incur debt;

     - repurchase their capital stock generally;

     - pay dividends or make other distributions;

     - incur liens or other encumbrances;

     - merge, consolidate or sell substantially all of their property or business;

     - sell assets;

     - make investments or acquisitions unless they meet financial tests and other requirements;

     - make capital expenditures; and

     - enter into a new line of business.

     The credit agreement governing the senior secured revolving credit facility also requires Haights Cross, together with its subsidiaries, to comply with several financial covenants, including a maximum leverage ratio, a maximum senior secured leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

     Events of default under the credit agreement governing the senior secured revolving credit facility include customary events such as a cross-default provision with respect to other material debt (which includes the senior notes). In addition, an event of default would occur if we undergo a change of control. This is defined to include the case where certain permitted investors cease to own and control at least 51% of the economic and voting interests in our voting stock (except that no change of control will be deemed to occur in connection with an initial public offering of our stock so long as such permitted investors continue to own and control at least 30% of the economic and voting interests in our voting stock following such offering) or if any person or group acquires a percentage of our voting stock greater than 30%, or certain permitted investors cease to have the power to elect a majority of the members of our board of directors or a change of control under the indentures relating to the senior notes and notes offered hereby or the credit agreement governing the senior secured term loan occurs. Finally, an event of default would occur if Haights Cross Communications incurs debt (subject to certain exceptions). We have obtained appropriate consents under the credit agreement governing the senior secured revolving credit facility to effect this offering.

SENIOR SECURED TERM LOAN

     On August 20, 2003, Haights Cross entered into a senior secured term loan and retired its old senior secured credit facility. We have summarized below the principal terms of the agreements that govern the senior secured term loan. This summary is not a complete description of all of the terms of the agreements.

  GENERAL

     The senior secured term loan was provided by a syndicate of banks and other financial institutions. The senior secured term loan matures in August 2008, and Haights Cross borrowed all amounts under this loan simultaneously with the closing of the offering of the senior notes. The credit agreement governing the senior secured term loan provides for borrowings of up to $100.0 million. Principal on the senior secured term loan is payable in quarterly installments through May 15, 2008, with each installment being equal to 0.25% of the original principal amount of the senior secured term loan and the balance payable when the senior secured term loan matures on August 15, 2008.

  INTEREST

     The interest rate per annum applicable to loans under the senior secured term loan are at the LIBOR rate plus an applicable margin. The applicable margin is subject to adjustment based on Haights Cross' secured debt to cash flow ratio. The LIBOR rate will be reset at the beginning of each interest period based on the three-month LIBOR rate in effect; provided that if the LIBOR rate in effect is below 2.0% the interest rate for such quarter will be equal to 2.0% plus the applicable margin. As long as Haights Cross' secured debt to cash flow ratio is less than 3.0 to 1.0, the applicable margin shall be 450 basis points. If Haights Cross' secured debt to cash flow ratio is greater than or equal to
3.0 to 1.0, but less than 3.5 to 1.0, the applicable margin shall be 550 basis points. If Haights Cross' secured debt to cash flow ratio is greater than or equal to 3.5 to 1.0, the applicable margin shall be 600 basis points.

  PREPAYMENTS

     Voluntary prepayments of loans are permitted in whole or in part, at the premiums set forth in the credit agreement governing the senior secured term loan. On or after December 31, 2006, the loans may be prepaid without premium.

  COLLATERAL AND GUARANTEES

     The senior secured term loan is secured by a perfected second priority security interest in substantially all of Haights Cross' tangible and intangible assets, including intellectual property, owned real property and the capital stock of Haights Cross' direct and indirect subsidiaries (except that in the case of certain foreign subsidiaries that we may form in the future, only 66.5% of the voting capital stock and 100% of the non-voting capital stock will be pledged). The senior secured term loan is also secured by a pledge of Haights Cross' capital stock. The senior secured term loan is unconditionally guaranteed by us, by each of our direct and indirect domestic subsidiaries and by W F Howes Limited, an indirect foreign subsidiary, and Haights Cross Communications.

COVENANTS AND OTHER MATTERS

     The credit agreement governing the senior secured term loan contains covenants that limit our ability to, among other things:

     - incur additional debt;

     - pay dividends;

     - make investments;

     - create liens;

     - enter into transactions with affiliates;

     - merge or consolidate; and

     - transfer or sell assets.

     Events of default under the credit agreement governing the senior secured term loan are substantially similar to the events of default under the indenture governing the senior notes and the indenture that will govern the notes offered hereby.

SENIOR NOTES DUE 2011

     On August 20, 2003, Haights Cross issued $140.0 million of 11 3/4% senior notes due 2011. The senior notes will mature on August 15, 2011. Interest is payable every six months in arrears on February 15 and August 15, commencing February 15, 2004. The senior notes are guaranteed by us and by all of the existing and future domestic restricted subsidiaries of Haights Cross. The senior notes are unsecured senior obligations and rank equally with all of Haights Cross' senior debt. The senior notes are redeemable on or after August 15, 2008 and Haights Cross may redeem up to 35% of the aggregate principal amount of the senior notes before August 15, 2006 with net cash proceeds from certain equity offerings by Haights Cross or us.

     The senior notes contain covenants that require Haights Cross to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payments of dividends and on certain other business activities. In addition, the indenture governing Haights Cross' senior notes restricts the ability of Haights Cross and its subsidiaries to distribute cash or other assets to us.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "HCC" refers only to Haights Cross Communications, Inc. and not to any of its subsidiaries.

     HCC issued the old notes and will issue the exchange notes under an indenture between itself and Wells Fargo Bank Minnesota, N.A., as trustee. We issued the old notes in a private transaction that was not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the notes are available as set forth below under "-- Additional Information."

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

  THE NOTES

     The notes:

     - are general unsecured obligations of HCC;

     - are pari passu in right of payment with all existing and future unsecured senior Indebtedness of HCC, including HCC's Guarantee of the Haights Cross Senior Notes; and

     - are senior in right of payment to any future subordinated Indebtedness of HCC.

     The operations of HCC are conducted through its subsidiaries and, therefore, HCC depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of HCC's subsidiaries. Any right of HCC to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that HCC is itself recognized as a creditor of the subsidiary, in which case the claims of HCC would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by HCC. See "Risk Factors -- The Notes are effectively subordinated to the indebtedness of our Subsidiaries."

     As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     HCC issued $135.0 million in aggregate principal amount at maturity of notes in this offering. HCC may issue additional notes from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes were issued at a substantial discount from their principal amount at maturity and generated gross proceeds to

HCC of $73.7 million. HCC issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 15, 2011.

     No interest will accrue on the notes prior to February 1, 2009. Instead, the Accreted Value of each note will increase (representing amortization of original issue discount) from the date of original issuance to, but not including, February 1, 2009 at a rate of 12 1/2% per annum calculated on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value on February 1, 2009 will be equal to the full principal amount at maturity of the notes. Beginning on February 1, 2009, interest on the notes will accrue at a rate of 12 1/2% per annum and will be payable in cash semi-annually in arrears on February 1 and August 1, commencing on August 1, 2009. Interest on overdue principal and interest and Liquidated Damages will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. HCC will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

     Interest on the notes will accrue from the date on which interest was most recently paid or, if no interest has been paid, from February 1, 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of notes has given wire transfer instructions to HCC, HCC will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless HCC elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. HCC may change the paying agent or registrar without prior notice to the holders of the notes, and HCC or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. HCC is not required to transfer or exchange any note selected for redemption. Also, HCC is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

OPTIONAL REDEMPTION

     At any time prior to February 15, 2007, HCC may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of notes issued under the indenture at a redemption price of 112.500% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount at maturity of notes originally issued under the indenture (excluding notes held by HCC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

     In addition, prior to February 15, 2008, upon the occurrence of a Change of Control, HCC may redeem the notes, in whole and not in part, upon not less than 10 nor more than 60 days' prior notice, at a redemption price of 112.500% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, to the redemption date.

     Except pursuant to the preceding paragraphs, the notes will not be redeemable at HCC's option prior to February 15, 2008.

     On or after February 15, 2008, HCC may redeem all or a part of the notes upon not less than 10 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount (or, if prior to February 1, 2009, of Accreted Value) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2008........................................................     106.250%
2009........................................................     103.125%
2010 and thereafter.........................................     100.000%

     Unless HCC defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

MANDATORY REDEMPTION

     HCC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require HCC to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, HCC will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of notes repurchased plus accrued and unpaid Liquidated Damages, if any, on the notes repurchased, to the date of purchase (if prior to February 1, 2009) or 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase (if on or after February 1, 2009). Within 30 days following any Change of Control, HCC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. HCC will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, HCC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

     On the Change of Control Payment Date, HCC will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount at maturity of notes or portions of notes being purchased by HCC.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     HCC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require HCC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that HCC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     HCC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by HCC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or
(2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of HCC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require HCC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of HCC and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     HCC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) HCC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration received in the Asset Sale by HCC or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on HCC's most recent consolidated balance sheet, of HCC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and for which HCC and all Restricted Subsidiaries of HCC have been released by all creditors in writing;

             (b) any securities, notes or other obligations received by HCC or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by HCC or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

             (c) any stock or assets of the kind referred to in clauses (2) or
        (4) of the next paragraph of this covenant.

     The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, HCC (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

          (1) to repay Indebtedness and other Obligations under any Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to repay Indebtedness of HCC's Restricted Subsidiaries and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (3) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of HCC;

          (4) to make a capital expenditure; or

          (5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, HCC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, HCC will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase on a pro rata basis the maximum aggregate Accreted Value or principal amount, as applicable, of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of the notes on the date of purchase plus accrued and unpaid Liquidated Damages thereon, if any (if prior to February 1, 2009), or 100% of the principal amount of notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (if on or after February 1, 2009), in each case which price will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, HCC may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate Accreted Value or principal amount, as applicable, of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     HCC will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, HCC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

     The agreements governing HCC's other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. In addition, such agreements, including the Haights Cross Senior Note Indenture, may require an offer to repurchase indebtedness thereunder upon a Change of Control. The exercise by the holders of notes of their right to require HCC to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on HCC. In the event a Change of Control or Asset Sale occurs at a time when HCC is prohibited from purchasing notes, HCC could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If HCC does not obtain a consent or repay those borrowings, HCC will remain prohibited from purchasing notes. In that case, HCC's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the other indebtedness. Finally, since HCC is a holding company with no independent financial resources of its own, HCC's ability to pay cash to the holders of notes upon a repurchase may be limited by the Term Loan Agreement, the Revolving Credit Agreement and the Haights Cross Senior Note Indenture, which limit the ability of HCC's Restricted Subsidiaries to pay dividends or make other distributions to HCC. See "Risk Factors -- Our ability to purchase your notes upon a change of control may be limited."

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     HCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of HCC's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving HCC or any of its Restricted Subsidiaries) or to the direct or indirect holders of HCC's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of HCC and other than dividends or distributions payable to HCC or a Restricted Subsidiary of HCC);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving HCC) any Equity Interests of HCC or any direct or indirect parent of HCC;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of HCC that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among HCC and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) HCC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by HCC and its Restricted Subsidiaries since August 20, 2003 (excluding Restricted Payments permitted by clauses (2),
     (3), (4), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of HCC for the period (taken as one accounting period) from the beginning of the first calendar month commencing after August 20, 2003 to the end of HCC's most recently ended calendar month for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

             (b) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash or Cash Equivalents) received by HCC since the August 20, 2003 as a contribution to its equity capital or from the issue or sale of Equity Interests of HCC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of HCC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of HCC); plus

             (c) to the extent that any Restricted Investment that was made after August 20, 2003 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
        (ii) the initial amount of such Restricted Investment; plus

             (d) to the extent that any Unrestricted Subsidiary of HCC designated as such after August 20, 2003 is redesignated as a Restricted Subsidiary after August 20, 2003, the lesser of (i) the Fair Market Value of HCC's Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after August 20, 2003; plus

             (e) 50% of any dividends received by HCC or a Restricted Subsidiary of HCC after August 20, 2003 from an Unrestricted Subsidiary of HCC, to the extent that such dividends were not otherwise included in Consolidated Net Income of HCC for such period.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of HCC) of, Equity Interests of HCC (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to HCC; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause
     (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of HCC that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of HCC to the holders of its Equity Interests on a pro rata basis;

          (5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of HCC or any Restricted Subsidiary of HCC held by any current or former officer, director or employee of HCC or any Restricted Subsidiary of HCC pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (A) $1.0 million in any calendar year (with unused amounts in any calendar year being available to be so utilized in the immediately succeeding calendar year) and (B) the net cash proceeds to HCC from any issuance or reissuance of Equity Interests of HCC or any Restricted Subsidiary (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of the preceding paragraph) and (C) the net cash proceeds to HCC of any "key man" life insurance proceeds;

          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options;

          (7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of HCC or any Restricted Subsidiary of HCC issued on or after August 20, 2003 in accordance with the Debt to Cash Flow Ratio test described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (8) the repurchase by HCC of Series B Senior Preferred Stock, and warrants to purchase HCC's Series A preferred stock, par value $.001 per share, and warrants to purchase HCC's common stock, par value $.001 per share, with $14.0 million of the proceeds received by HCC from the sale of the notes on the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by HCC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     HCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and HCC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) HCC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Debt to Cash Flow Ratio for HCC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock, as the case may be, is issued would have been no greater than 7.0 to 1, and (ii) any Restricted Subsidiary of HCC may incur Indebtedness (including Acquired Debt) or issue preferred stock if the Debt to Cash Flow Ratio for such Restricted Subsidiary's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been no greater than 5.25 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by HCC and any of its Restricted Subsidiaries of Indebtedness on August 20, 2003 under the Term Loan Agreement less the aggregate amount of all repayments, optional or mandatory, of the principal of the Term Loan Agreement (other than repayments that are concurrently refunded or refinanced);

          (2) the incurrence by HCC and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by HCC of Indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement;

          (4) the incurrence by HCC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

          (5) the incurrence by HCC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among HCC and any of its Restricted Subsidiaries; provided, however, that:

             (a) if HCC is the obligor on such Indebtedness and the payee is not HCC, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than HCC or a Restricted Subsidiary of HCC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either HCC or a Restricted Subsidiary of HCC, will be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (5);

          (6) the issuance by any of HCC's Restricted Subsidiaries to HCC or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

             (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than HCC or a Restricted Subsidiary of HCC; and

             (b) any sale or other transfer of any such preferred stock to a Person that is not either HCC or a Restricted Subsidiary of HCC, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

          (7) the incurrence by HCC or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

          (8) the guarantee by HCC or any of its Restricted Subsidiaries of Indebtedness of HCC or a Restricted Subsidiary of HCC that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (9) the incurrence by HCC or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, or self-insurance or other reimbursement-type obligations, bankers' acceptances, performance and surety bonds and the like in the ordinary course of business;

          (10) the incurrence by HCC or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within two business days;

          (11) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets or otherwise in the ordinary course of business; and

          (12) the incurrence by HCC or any of the Restricted Subsidiaries of HCC of additional Indebtedness hereunder in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $30.0 million less the aggregate principal amount of outstanding Indebtedness incurred since August 20, 2003 through the date of the indenture pursuant to Section 4.09(b)(12) of the Haights Cross Senior Notes Indenture.

     HCC will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of HCC unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of HCC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

     The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of HCC as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that HCC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

             (a) the Fair Market Value of such asset at the date of determination; and

             (b) the amount of the Indebtedness of the other Person.

  LIENS

     HCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  SALE AND LEASEBACK TRANSACTIONS

     HCC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that HCC or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1) HCC or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and HCC applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     HCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to HCC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to HCC or any of its Restricted Subsidiaries;

          (2) make loans or advances to HCC or any of its Restricted Subsidiaries; or

          (3) sell, lease or transfer any of its properties or assets to HCC or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture and the notes and the Haights Cross Senior Notes Indenture, the Haights Cross Senior Notes and the related Guarantees of the Haights Cross Senior Notes;

          (3) applicable law, rule, regulation or order;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by HCC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in contracts, licenses and other agreements entered into in the ordinary course of business;

          (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7) contracts for the sale of assets, including, without limitation, any agreement for the sale or other disposition of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, at the time they are incurred, are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (12) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that either (a) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to HCC in any material respect as determined by the Board of Directors of HCC in its reasonable and good faith judgment than the provisions contained in the Term Loan Agreement, the Revolving Credit Agreement, the Haights Cross Senior Notes Indenture or in the indenture, in each case, as in effect on the date of the indenture or (b) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by our Board of Directors in its reasonable and good faith judgment, to make scheduled payments of cash interest on the notes.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     HCC may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not HCC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of HCC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) HCC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than HCC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than HCC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of HCC under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction, no Default or Event of Default exists; and

          (4) HCC or the Person formed by or surviving any such consolidation or merger (if other than HCC), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, HCC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply

          (1) to a merger of HCC with an Affiliate solely for the purpose of reincorporating HCC in another jurisdiction; or

          (2) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among HCC and its Restricted Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     HCC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of HCC (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to HCC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by HCC or such Restricted Subsidiary with an unrelated Person; and

          (2) HCC delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to HCC or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by HCC or any of its Restricted Subsidiaries in the ordinary course of business;

          (2) transactions between or among HCC and/or its Restricted Subsidiaries;

          (3) transactions with a Person (other than an Unrestricted Subsidiary of HCC) that is an Affiliate of HCC solely because HCC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to or with officers, directors, employees and consultants who are not otherwise Affiliates of HCC;

          (5) any issuance of Equity Interests (other than Disqualified Stock) of HCC to Affiliates of HCC;

          (6) transactions under (a) the registration rights agreement, dated as of December 10, 1999, among HCC, Haights Cross and the stockholders of HCC party thereto and (b) the investors agreement, dated as of December 10, 1999, among HCC, Haights Cross and the stockholders of HCC party thereto, as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to HCC and its Restricted Subsidiaries than such agreement as in effect on August 20, 2003; and

          (7) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments."

  BUSINESS ACTIVITIES

     HCC will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to HCC and its Restricted Subsidiaries taken as a whole.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by HCC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by HCC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  PAYMENTS FOR CONSENT

     HCC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, HCC will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if HCC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by HCC's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if HCC were required to file such reports.

     In addition, whether or not required by the Commission, HCC will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, HCC agrees that they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     If, at any time, HCC is no longer subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for any reason, HCC will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. HCC agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept HCC's filings for any reason, HCC will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if HCC were required to file those reports with the Commission.

     If HCC has designated any of its Subsidiaries as Unrestricted Subsidiaries and the aggregate total assets of such Unrestricted Subsidiaries exceeds $1.0 million, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of HCC and its

Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of HCC.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default in the payment when due of interest on, or Liquidated Damages with respect to, the notes, and such default continues for a period of 30 days;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by HCC or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," and such failure continues for a period of 30 days after the notice specified below;

          (4) failure by HCC or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture, and such failure continues for a period of 60 days after the notice specified below;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by HCC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by HCC or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (6) failure by HCC or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (other than any such judgments that are fully covered by insurance, subject to ordinary deductibles), which judgments are not paid, discharged or stayed for a period of 60 days after such judgment becomes final; and

          (7) certain events of bankruptcy or insolvency described in the indenture with respect to HCC or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to HCC any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately.

     Subject to certain limitations, holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have requested the trustee to pursue the remedy;

          (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in aggregate principal amount at maturity of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of HCC with the intention of avoiding payment of the premium that HCC would have had to pay if HCC then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of HCC with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     HCC is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, HCC is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of HCC, as such, will have any liability for any obligations of HCC under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     HCC may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2) HCC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and HCC's obligations in connection therewith; and

          (4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture.

     In addition, HCC may, at its option and at any time, elect to have the obligations of HCC released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) HCC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and HCC must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

          (2) in the case of Legal Defeasance, HCC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that
     (a) HCC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, HCC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which HCC is a party or by which HCC is bound;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which HCC or any of its Subsidiaries is a party or by which HCC or any of its Subsidiaries is bound;

          (6) HCC must deliver to the trustee an officers' certificate stating that the deposit was not made by HCC with the intent of preferring the holders of notes over the other creditors of HCC with the intent of defeating, hindering, delaying or defrauding creditors of HCC or others; and

          (7) HCC must deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, HCC and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of HCC's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of HCC's assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

          (6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to HCC, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and HCC has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which HCC is a party or by which HCC is bound;

          (3) HCC has paid or caused to be paid all sums payable by it under the indenture; and

          (4) HCC has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, HCC must deliver an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of HCC, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Haights Cross Communications, Inc., 10 New King Street, Suite 102, White Plains, New York 10604, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. HCC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised HCC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised HCC that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, HCC and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither HCC, the trustee nor any agent of HCC or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised HCC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or HCC. Neither HCC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and HCC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised HCC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither HCC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for Certificated Notes if:

          (1) DTC (a) notifies HCC that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, HCC fails to appoint a successor depositary; or

          (2) HCC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

     HCC will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. HCC will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. HCC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     As part of the sale of the old notes, HCC and the Initial Purchaser entered into the registration rights agreement on February 2, 2004. Pursuant to the registration rights agreement, HCC agreed to file with the Commission the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, HCC will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

     If:

          (1) HCC is not

             (a) required to file the Exchange Offer Registration Statement; or

             (b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

          (2) any holder of Transfer Restricted Securities notifies HCC prior to the 20th day following consummation of the Exchange Offer that:

             (a) it is prohibited by law or Commission policy from participating in the Exchange Offer;

             (b) it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

             (c) it is a broker-dealer and owns notes acquired directly from HCC or an affiliate of HCC,

     HCC will file with the Commission a Shelf Registration Statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

     For purposes of the preceding, "Transfer Restricted Securities" means each note until the earliest to occur of:

          (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

          (2) following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

          (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

          (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

          The registration rights agreement provides that:

          (1) HCC will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after February 2, 2004;

          (2) HCC will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after February 2, 2004;

          (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, HCC will

             (a) commence the Exchange Offer; and

             (b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, exchange notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

          (4) if obligated to file the Shelf Registration Statement, HCC will use all commercially reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to the later of (a) the date on which HCC would have been required to file the Exchange Offer Registration Statement and (b) 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises.

     If:

          (1) HCC fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

          (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

          (3) HCC fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

          (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then HCC will pay Liquidated Damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount at maturity of notes held by such holder.

     The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount at maturity of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount at maturity of notes.

     All accrued Liquidated Damages will be paid by HCC on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of old notes will be required to make certain representations to HCC (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify HCC against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of old notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from HCC.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to February 1, 2009, the sum of (a) the initial offering price of each note and (b) that portion of the excess of the principal amount at maturity of each note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 12 1/2% per annum of the initial offering price of the notes, compounded semi-annually on each February 1 and August 1 from the date of issuance of the notes through the date of determination.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of HCC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of HCC's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $1.0 million;

          (2) a transfer of assets between or among HCC and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary of HCC to HCC or to a Restricted Subsidiary of HCC;

          (4) the sale or lease of products, services, accounts receivable or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5) the sale or other disposition of cash or Cash Equivalents;

          (6) the licensing of intellectual property for Fair Market Value in the ordinary course of business; and

          (7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments."

     "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

          (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HCC and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934) other than a Principal or a Related Party of a Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of HCC;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Principal or a Related Party of a Principal becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of HCC, measured by voting power rather than number of shares;

          (4) HCC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, HCC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of HCC or such other Person is converted into or exchanged for cash or Cash Equivalents, securities or other property, other than any such transaction where the Voting Stock of HCC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

          (5) after an initial public offering of HCC or any direct or indirect parent of HCC, the first day on which a majority of the members of the Board of Directors of HCC are not Continuing Directors.

     "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of goodwill and other intangibles and amortization of product development expenditures, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5) the non-recurring charge of $2.8 million for the year ended December 31, 2002 associated with HCC's management incentive plan, the non-recurring restructuring charge in an amount not to exceed $2.0 million for the year ended December 31, 2003 and $450,000 for the year ended December 31, 2004 associated with HCC's warehousing, customer service, general ledger and order fulfillment functions and the non-recurring restructuring charge in an amount not to exceed $1,250,000 associated with the consolidation of functions of Chelsea House Publishers, LLC into Sundance/Newbridge Educational Publishing, LLC; plus

          (6) any expenses incurred or charges taken in connection with (a) the issuance of notes on the date of the indenture and the use of proceeds therefrom (b) the issuance of the Haights Cross Senior Notes on August 20, 2003 and the use of proceeds therefrom, (c) borrowings under the Term Loan Agreement on August 20, 2003 and (d) the execution and delivery of the Revolving Credit Agreement on August 20, 2003; plus

          (7) an amount equal to any gains or losses realized in connection with foreign currency exchange transactions; minus

          (8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than the reversal of any non-cash expense to the extent that it represented an accrual of or reserve for cash expenses in any future period;

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Indebtedness" means, with respect to any specified Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

          (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and any of its Restricted Subsidiaries that have Guaranteed the Indebtedness of such Person and all preferred stock of the Restricted Subsidiaries of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of HCC (other than Disqualified Stock) or to HCC or a Restricted Subsidiary of HCC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than as permitted by the covenant described under the caption "-- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Subsidiaries")

          (3) the cumulative effect of a change in accounting principles will be excluded;

          (4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

          (5) any non-cash restructuring or non-cash extraordinary charges taken by the specified Person or its Restricted Subsidiaries will be added to Net Income in calculating Consolidated Net Income.

     "Consolidated Secured Indebtedness" means, with respect to any specified Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of Secured Indebtedness of such Person and its Restricted Subsidiaries; plus

          (2) the total amount of Secured Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of HCC who:

          (1) was a member of such Board of Directors on August 20, 2003;

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

          (3) was nominated by any Principal or Related Party.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Term Loan Agreement and the Revolving Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether with the original agents and lenders or other agents and lenders or otherwise and whether provided under the original debt or commercial paper facility or otherwise.

     "Debt to Cash Flow Ratio" means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recently ended full fiscal quarters for which internal financial statements are available immediately prior to such date of determination, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such four-quarter period.

     In addition, for purposes of calculating the Debt to Cash Flow Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Debt to Cash Flow Ratio is made (the "Calculation Date") will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income (it being understood that the accounting principles of the specified Person shall be applied to any such acquired Person as if those accounting principles had been applied since the first day of the four-quarter reference period);

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock, other than the Series B Senior Preferred Stock, that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require HCC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that HCC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that HCC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     "Domestic Subsidiary" means any Restricted Subsidiary of HCC that was formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any issuance or sale of Equity Interests (other than Disqualified Stock) of HCC.

     "Existing Indebtedness" means Indebtedness of HCC and its Subsidiaries (other than Indebtedness under the Term Loan Agreement or under the Revolving Credit Agreement) in existence on the date of the indenture (including the Haights Cross Senior Notes issued on August 20, 2003) until such amounts are repaid.

     "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of HCC (unless otherwise provided in the indenture).

     "Foreign Subsidiary" means any Restricted Subsidiary that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

     "Haights Cross" means Haights Cross Operating Company, a Delaware corporation.

     "Haights Cross Senior Notes" means Haights Cross' 11 3/4% Senior Notes due 2011 issued pursuant to the Haights Cross Senior Notes Indenture.

     "Haights Cross Senior Notes Indenture" means the indenture governing the Haights Cross Senior Notes, dated as of August 20, 2003, among Haights Cross, the guarantors party thereto and the trustee thereunder.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

          (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If HCC or any Subsidiary of HCC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of HCC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of HCC, HCC will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of HCC's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by HCC or any Subsidiary of HCC of a Person that holds an Investment in a third Person will be deemed to be an Investment by HCC or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Liquidated Damages" means all Liquidated Damages then owing pursuant to the registration rights agreement.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by HCC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither HCC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of HCC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of HCC or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the lines of business conducted by HCC and its Subsidiaries on August 20, 2003 and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof.

     "Permitted Investments" means:

          (1) any Investment in HCC or in a Restricted Subsidiary of HCC;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by HCC or any Restricted Subsidiary of HCC in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of HCC; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, HCC or a Restricted Subsidiary of HCC;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of HCC;

          (6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of HCC or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (7) Investments represented by Hedging Obligations;

          (8) repurchases of the notes; and

          (9) other Investments in any Person engaged primarily in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding not to exceed $10.0 million less the aggregate Fair Market Value of all Investments made since August 20, 2003 through the date of the indenture pursuant to clause (9) of the definition of "Permitted Investments" in the Haights Cross Senior Notes Indenture to the extent such Investments remain outstanding.

     "Permitted Liens" means:

          (1) Liens securing Indebtedness and other Obligations that was incurred pursuant to clauses (1) or (12) of the definition of Permitted Debt;

          (2) Liens in favor of HCC or its Restricted Subsidiaries;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with HCC or any Subsidiary of HCC; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with HCC or the Subsidiary;

          (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by HCC or any Subsidiary of HCC, provided that such Liens were not incurred in contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens existing on the date of the indenture;

          (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (8) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (10) Liens created for the benefit of (or to secure) the notes;

          (11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

             (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

          (12) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to letters of credit and products and proceeds thereof;

          (13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty, including rights of offset and set-off;

          (14) Liens securing Hedging Obligations, which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

          (15) leases or subleases granted to others;

          (16) Liens under licensing agreements;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) judgment Liens not giving rise to an Event of Default;

          (19) Liens encumbering property of HCC or any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business of HCC or any of its Restricted Subsidiaries;

          (20) Liens on deposits made in connection with the legal defeasance, covenant defeasance or satisfaction and discharge of the Haights Cross Senior Notes in accordance with the Haights Cross Senior Notes Indenture; and

          (21) Liens securing other Indebtedness; provided that the Secured Debt to Cash Flow Ratio for HCC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is created, incurred or assumed or has been first suffered to exist would have been no greater than
     2.25 to 1, determined on a pro forma basis, as if the Obligations secured by such Lien had been incurred at the beginning of such four-quarter period.

     "Permitted Refinancing Indebtedness" means any Indebtedness of HCC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of HCC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by HCC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means Media/Communications Partners III Limited Partnership and M/C Investors L.L.C. and Great Hill Partners, LLC and its related investment funds.

     "Related Party" means:

          (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal;

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

          (3) any trust, corporation, partnership or other entity, the general partner of which is controlled, directly or indirectly, by Persons who, directly or indirectly, are general partners of a Principal.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Revolving Credit Agreement" means that certain Revolving Credit Agreement, dated as of August 20, 2003, by and among Haights Cross and the financial institutions party thereto, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, whether provided under the original Revolving Credit Agreement or otherwise and whether Haights Cross or an Affiliate thereof is the borrower.

     "Secured Debt to Cash Flow Ratio" means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recently ended full fiscal quarters for which internal financial statements are available immediately prior to such date of determination, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions (and related financing transactions) had occurred at the beginning of such four-quarter period.

     In addition, for purposes of calculating the Secured Debt to Cash Flow
Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Debt to Cash Flow Ratio is made (the "Secured Debt Calculation Date") will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income (it being understood that the accounting principles of the specified Person shall be applied to any such acquired Person as if those accounting principles had been applied since the first day of the four-quarter reference period);

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Debt Calculation Date, will be excluded;

          (3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Debt Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Secured Debt Calculation Date;

          (4) any Person that is a Restricted Subsidiary on the Secured Debt Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5) any Person that is not a Restricted Subsidiary on the Secured Debt Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Secured Debt Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Secured Debt Calculation Date in excess of 12 months).

     "Secured Indebtedness" means, with respect to any specified Person, any Indebtedness of such Person that is secured by a Lien on the assets of such Person, plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person.

     "Series B Senior Preferred Stock" means the Series B senior preferred stock, par value $.001 per share, of HCC.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of August 20, 2003, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Term Loan Agreement" means that certain Term Loan Agreement, dated as of August 20, 2003, by and among Haights Cross and the financial institutions party thereto, providing for term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, whether provided under the original Term Loan Agreement or otherwise and whether Haights Cross or an Affiliate thereof is the borrower.

     "Unrestricted Subsidiary" means any Subsidiary of HCC that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) except as permitted by the covenant described above under the caption "-- Certain Covenants -- Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with HCC or any Restricted Subsidiary of HCC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to HCC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of HCC;

          (3) is a Person with respect to which neither HCC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of HCC or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of HCC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of HCC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," HCC will be in default of such covenant. The Board of Directors of HCC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of

Indebtedness by a Restricted Subsidiary of HCC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if
(1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state, local or non-U.S. tax law.

     Your exchange of old notes for exchange notes in the exchange offer will not constitute a taxable event. The exchange notes will be treated as a continuation of the old notes. Consequently, you will not recognize gain upon receipt of an exchange note in exchange for an old note in the exchange offer, your basis in the exchange note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange, and your holding period in the exchange note will include your holding period in the corresponding old note. The United States federal income tax consequences of holding and disposing of an exchange note received in the exchange offer will be the same as the United States federal income tax consequences of holding and disposing of an old note.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, we believe that the exchange notes to be issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of Haights Cross within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the exchange notes. Accordingly, any holder using the exchange offer to participate in a distribution of the exchange notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. Following the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Any broker-dealer who acquired old notes from the issuer may not rely on interpretations of the staff of the SEC to the foregoing effect and must instead comply with the registration requirements and prospectus delivery requirements of the Securities Act (including being named a selling securityholder) in order to resell the old notes or the exchange notes.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an

"underwriter" within the meaning of the Securities Act, and any profit on any such resale of the exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The validity of the exchange notes and certain other legal matters have been passed upon on our behalf by Goodwin Procter LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and schedules of Haights Cross Communications, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the exchange notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

     We are subject to the periodic reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 and, in accordance therewith, we file annual, quarterly and current reports pursuant to the requirements thereof. In addition, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Securities and Exchange Commission (unless the Securities and Exchange Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in such a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act of 1933. You may read and copy any documents filed by us at the address set forth above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Financial Statements
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Changes in Stockholders'
  Deficit...................................................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7
Condensed Financial Information.............................  SCHEDULE I
Valuation and Qualifying Accounts...........................  SCHEDULE II

     All other schedules have been omitted as the schedules are either not applicable, or the information has been otherwise provided in the Consolidated Financial Statements.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Haights Cross Communications, Inc.

     We have audited the accompanying consolidated balance sheets of Haights Cross Communications, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2003. Our audit also included the financial statement schedules listed in the index at item 15(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Haights Cross Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young, LLP

New York, New York
March 4, 2004

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2003            2002
                                                              -------------   -------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $  32,389,000   $   2,701,000
  Accounts receivable, net..................................     16,459,000      20,099,000
  Inventory, net............................................     22,150,000      21,838,000
  Direct response advertising costs -- current portion,
     net....................................................      2,431,000       2,375,000
  Prepaid royalties.........................................      5,342,000       3,677,000
  Prepaid expenses and other current assets.................      2,908,000       2,207,000
  Assets of businesses held for sale........................             --      10,294,000
                                                              -------------   -------------
     Total current assets...................................     81,679,000      63,191,000
Pre-publication costs, net..................................     28,197,000      23,255,000
Direct response advertising costs, net......................      6,504,000       6,364,000
Property and equipment, net.................................      7,098,000       6,799,000
Goodwill....................................................    125,005,000     125,005,000
Deferred financing costs, net...............................     13,944,000       3,768,000
Other assets................................................      3,095,000       2,854,000
                                                              -------------   -------------
Total assets................................................  $ 265,522,000   $ 231,236,000
                                                              =============   =============

                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $  18,449,000   $  22,222,000
  Accrued interest..........................................      6,742,000         233,000
  Deferred subscription revenue.............................     13,272,000      13,662,000
  Current portion of long term debt.........................      1,000,000      14,250,000
  Liabilities of businesses held for sale...................             --       2,867,000
                                                              -------------   -------------
     Total current liabilities..............................     39,463,000      53,234,000
Deferred management incentive...............................             --         900,000
11 3/4% senior notes........................................    140,000,000              --
Senior secured term loan....................................     98,750,000              --
Secured bank loan...........................................             --     128,100,000
Subordinated notes, net.....................................             --      58,246,000
Series A preferred stock, redeemable, $.001 par value,
  30,000 shares authorized, 22,476 shares issued and
  outstanding (approximate aggregate liquidation value as of
  December 31, 2003 of $31,003,000).........................     34,299,000      33,808,000
Series B senior preferred stock, redeemable, $.001 par
  value, 6,000,000 shares authorized, 2,400,000 shares
  issued and outstanding (approximate aggregate liquidation
  value as of December 31, 2003 of $113,428,000)............    109,364,000      92,383,000
Commitments (Note 14)
Stockholders' deficit:
  Common stock, $.001 par value, 30,000,000 shares
     authorized, 20,000,000 shares issued and outstanding...         20,000          20,000
  Accumulated other comprehensive income....................        299,000              --
  Accumulated deficit.......................................   (156,673,000)   (135,455,000)
                                                              -------------   -------------
     Total stockholders' deficit............................   (156,354,000)   (135,435,000)
                                                              -------------   -------------
     Total liabilities and stockholders' deficit............  $ 265,522,000   $ 231,236,000
                                                              =============   =============

                            See accompanying notes.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         2003           2002           2001
                                                     ------------   ------------   ------------
Revenue............................................  $162,043,000   $163,142,000   $148,545,000
Costs and expenses:
  Cost of goods sold...............................    49,200,000     50,326,000     43,540,000
  Marketing and sales..............................    35,463,000     33,016,000     32,677,000
  Fulfillment and distribution.....................    11,695,000     10,408,000     10,338,000
  General and administrative.......................    19,092,000     22,106,000     20,972,000
  Restructuring charges............................     2,140,000       (125,000)     3,088,000
  Amortization of pre-publication costs............     9,137,000      7,006,000      6,671,000
  Depreciation and amortization of property and
     equipment.....................................     2,224,000      2,017,000      1,794,000
  Amortization of goodwill.........................            --             --     12,799,000
                                                     ------------   ------------   ------------
Total costs and expenses...........................   128,951,000    124,754,000    131,879,000
                                                     ------------   ------------   ------------
Income from operations.............................    33,092,000     38,388,000     16,666,000
Other (income) expenses:
  Interest expense.................................    19,928,000     17,993,000     20,024,000
  Interest income..................................      (250,000)       (79,000)       (18,000)
  Amortization and writeoff of deferred financing
     costs.........................................     5,215,000      1,560,000      1,200,000
  Redemption premiums..............................     9,236,000             --             --
  Loss on sale of business.........................            --             --        710,000
  Other income.....................................       113,000       (178,000)        (1,000)
                                                     ------------   ------------   ------------
Total other expenses...............................    34,242,000     19,296,000     21,915,000
                                                     ------------   ------------   ------------
Income (loss) before provision for income taxes,
  discontinued operations and cumulative effect of
  accounting change................................    (1,150,000)    19,092,000     (5,249,000)
Provision for income taxes.........................            --             --        (69,000)
                                                     ------------   ------------   ------------
Income (loss) before discontinued operations and
  cumulative effect of accounting change...........    (1,150,000)    19,092,000     (5,318,000)
Discontinued operations:
  Income (loss) from operations of discontinued
     operations....................................       195,000      3,444,000    (29,591,000)
  Loss on disposal of discontinued operations......      (911,000)    (1,678,000)    (2,183,000)
                                                     ------------   ------------   ------------
Income (loss) before cumulative effect of
  accounting change................................    (1,866,000)    20,858,000    (37,092,000)
Cumulative effect of accounting change.............            --    (48,610,000)            --
                                                     ------------   ------------   ------------
Net loss...........................................  $ (1,866,000)  $(27,752,000)  $(37,092,000)
Preferred stock dividends and accretion............   (17,472,000)   (16,781,000)   (14,389,000)
                                                     ------------   ------------   ------------
Net loss available to common stockholders..........  $(19,338,000)  $(44,533,000)  $(51,481,000)
                                                     ============   ============   ============

                            See accompanying notes.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                      ACCUMULATED
                                  COMMON STOCK           OTHER                           TOTAL
                              --------------------   COMPREHENSIVE    ACCUMULATED    STOCKHOLDERS'
                                SHARES     AMOUNT       INCOME          DEFICIT         DEFICIT
                              ----------   -------   -------------   -------------   -------------
Balance as of January 1,
  2001......................  20,000,000   $20,000     $     --      $ (39,493,000)  $ (39,473,000)
  Net loss..................          --        --           --        (37,092,000)    (37,092,000)
  Preferred stock dividends
     and accretion..........          --        --           --        (14,389,000)    (14,389,000)
                              ----------   -------     --------      -------------   -------------
Balance as of December 31,
  2001......................  20,000,000    20,000           --        (90,974,000)    (90,954,000)
  Net loss..................          --        --           --        (27,752,000)    (27,752,000)
  Preferred stock dividends
     and accretion..........          --        --           --        (16,781,000)    (16,781,000)
  Stock option
     compensation...........          --        --           --             52,000          52,000
                              ----------   -------     --------      -------------   -------------
Balance as of December 31,
  2002......................  20,000,000    20,000           --       (135,455,000)   (135,435,000)
  Comprehensive loss:
     Net loss...............          --        --           --         (1,866,000)     (1,866,000)
     Foreign currency
       translation
       adjustment...........          --        --      299,000                 --         299,000
                                                                                     -------------
          Total
            comprehensive
            loss............                                                            (1,567,000)
  Cancellation of Series A
     preferred stock
     warrants...............          --        --           --         (1,880,000)     (1,880,000)
  Preferred stock dividends
     and accretion..........          --        --           --        (17,472,000)    (17,472,000)
                              ----------   -------     --------      -------------   -------------
Balance as of December 31,
  2003......................  20,000,000   $20,000     $299,000      $(156,673,000)  $(156,354,000)
                              ==========   =======     ========      =============   =============

                            See accompanying notes.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                           2003            2002           2001
                                                       -------------   ------------   ------------
OPERATING ACTIVITIES
Net loss.............................................  $  (1,866,000)  $(27,752,000)  $(37,092,000)
Adjustments to reconcile net (loss) income to net
  cash provided by operating activities:
  Goodwill impairment charges........................             --     48,610,000             --
  Loss on sale of business...........................        911,000      1,678,000        710,000
  Redemption premiums................................      9,236,000             --             --
  (Income) loss from discontinued
    operations -- non-cash...........................             --     (4,600,000)    18,396,000
  Interest expense on subordinated
    note -- non-cash.................................      5,670,000      7,945,000      6,970,000
  Allowance for doubtful accounts and obsolescence...     (1,019,000)      (706,000)       891,000
  Depreciation and amortization of property and
    equipment and pre-publication costs..............     11,361,000      9,023,000      8,465,000
  Amortization of deferred financing costs...........      2,027,000      1,560,000      1,200,000
  Write-off of deferred financing costs..............      3,188,000             --             --
  Amortization of goodwill...........................             --             --     12,799,000
  Stock compensation expense -- non-cash.............             --         52,000             --
  Other non-operating income -- non-cash.............        113,000       (178,000)        (1,000)
  Changes in operating assets and liabilities:
    Accounts receivable..............................      4,064,000       (378,000)     8,715,000
    Inventory........................................        283,000     (1,894,000)    (1,888,000)
    Prepaid expenses, royalty advances and other
       current assets................................     (2,013,000)        (3,000)    (2,451,000)
    Direct response advertising costs................       (549,000)       259,000     (1,468,000)
    Other assets.....................................       (469,000)       (29,000)      (192,000)
    Accounts payable, accrued and other
       liabilities...................................     (4,672,000)    (1,013,000)     4,718,000
    Accrued interest.................................      6,509,000             --             --
    Deferred subscription revenue....................       (390,000)       132,000      1,310,000
    Assets and liabilities held for sale, net........       (238,000)       187,000       (644,000)
                                                       -------------   ------------   ------------
Net cash provided by operating activities............     32,146,000     32,893,000     20,438,000
                                                       -------------   ------------   ------------
INVESTING ACTIVITIES
Additions to pre-publication costs...................    (14,051,000)   (12,418,000)   (13,599,000)
Additions to property and equipment..................     (2,977,000)    (2,044,000)    (3,632,000)
Costs of acquired businesses.........................             --             --    (14,242,000)
Proceeds from sale of businesses.....................      7,550,000             --             --
Proceeds from sale of assets.........................         21,000             --             --
                                                       -------------   ------------   ------------
Net cash used in investing activities................     (9,457,000)   (14,462,000)   (31,473,000)
                                                       -------------   ------------   ------------
FINANCING ACTIVITIES
Proceeds from senior credit facility.................     12,000,000      4,425,000     28,500,000
Repayment of senior credit facility..................   (154,350,000)   (26,725,000)    (9,550,000)
Repayment of subordinated notes......................    (75,211,000)            --             --
Proceeds from 11 3/4% senior notes...................    140,000,000             --             --
Proceeds from floating rate term loan................    100,000,000             --             --
Repayment of floating rate term loan.................       (250,000)            --             --
Additions to deferred financing costs................    (15,391,000)      (914,000)      (431,000)
                                                       -------------   ------------   ------------
Net cash (used in) provided by financing
  activities.........................................      6,798,000    (23,214,000)    18,519,000
                                                       -------------   ------------   ------------
Effect of exchange rates on cash.....................        201,000             --             --
Net (decrease) increase in cash and cash
  equivalents........................................     29,688,000     (4,783,000)     7,484,000
Cash and cash equivalents at beginning of year.......      2,701,000      7,484,000             --
                                                       -------------   ------------   ------------
Cash and cash equivalents at end of year.............  $  32,389,000   $  2,701,000   $  7,484,000
                                                       =============   ============   ============
SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
  Interest...........................................  $   7,517,000   $  9,968,000   $ 13,056,000
  Income taxes.......................................  $     137,000   $     63,000   $     53,000
Non-cash investing activity:
  Sale of business in exchange for note..............  $          --   $  2,624,000   $         --

                            See accompanying notes.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2003

1.  NATURE OF BUSINESS AND ORGANIZATION

     Haights Cross Communications, Inc. (the "Company"), a Delaware corporation, was formed in January 1997 to create and build an education and library publishing business. On January 21, 2004, the Company became subject to Section 15(d) of the Securities Exchange Act of 1934, as amended.

     The Company is a creator and publisher of high quality education and library materials. Products include K-12 curriculum-based student books, workbooks and study guides, test preparation publications, teacher materials, audiobooks, library books for children and young adults, and continuing professional education materials. The Company markets its products primarily to school administrators, educators, librarians and other professionals. Products are distributed via market-specific field and telesales representatives, direct mail and web/e-commerce to the North American market, and to the rest of the world via licensing and distribution arrangements.

     Our business is subject to seasonal fluctuations. Our revenue and income from operations have historically been higher during the second and third calendar quarters. In addition, our quarterly results of operations have fluctuated in the past, and can be expected to continue to fluctuate in the future, as a result of many factors, including general economic trends; the traditional cyclical nature of educational material sales; school, library, and consumer purchasing decisions, unpredictable funding of schools and libraries by Federal, state, and local governments, consumer preferences and spending trends; the need to increase inventories in advance of our primary selling season; and timing of introductions of new products.

     The following table summarizes the Company's segments as of December 31, 2003:

SEGMENTS                                                    PRODUCTS AND MARKETS
--------                                        ---------------------------------------------
Sundance/Newbridge Educational Publishing....   Under the Sundance brand, Sundance/Newbridge
                                                publishes educational materials for shared
                                                reading, guided reading, independent reading,
                                                phonics and comprehension skills for students
                                                in kindergarten through 9th grade, and
                                                markets non-proprietary, supplemental
                                                literature products for students in grades
                                                K-12. Under the Newbridge brand,
                                                Sundance/Newbridge publishes non-fiction,
                                                guided reading materials and teachers' guides
                                                in the content areas of standards-based
                                                science, social studies and math for students
                                                in pre-kindergarten through 5th grade.
Triumph Learning.............................   Triumph Learning is a publisher of
                                                state-specific test preparation materials in
                                                print form for the K-12 market which it sells
                                                directly to educators, schools and school
                                                systems.
Oakstone Publishing..........................   Oakstone offers monthly, subscription-based
                                                programs comprised of summaries and critical
                                                reviews of medical journal articles. Oakstone
                                                produces titles in audio, print, electronic
                                                and Web formats that enable its customers,
                                                which consist predominately of doctors, to
                                                maintain current knowledge and/or obtain
                                                continuing medical education credits for
                                                licensing and hospital affiliation purposes.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

SEGMENTS                                                    PRODUCTS AND MARKETS
--------                                        ---------------------------------------------
Recorded Books...............................   Recorded Books, which we believe is the
                                                largest publisher and marketer of unabridged,
                                                spoken word audiobooks in the United States
                                                and the United Kingdom public library market,
                                                records and publishes unabridged audiobooks,
                                                across multiple genres, including mysteries,
                                                histories, classics, inspirational, westerns,
                                                romance, sports and other topics. Recorded
                                                Books supplements its proprietary title list
                                                by distributing non-proprietary titles,
                                                including certain titles in abridged form.
                                                Recorded Books sells its products to public
                                                and school libraries, retail bookstores and
                                                direct to consumers.
Chelsea House Publishers.....................   Chelsea House creates and publishes
                                                hard-cover, non-fiction books for children
                                                and young adults, which are sold to public
                                                and school libraries located throughout the
                                                United States. Chelsea House's titles are
                                                typically published in a series, providing a
                                                mechanism for recurring sales as new editions
                                                are released.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated upon consolidation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions include management's judgment related to the collectability of accounts receivable, sales returns reserves, inventory obsolescence reserves, the lives and recoverability of deferred marketing costs, the lives and recoverability of pre-publication costs, useful lives of fixed assets and impairments of goodwill and long lived assets. Actual results may differ from those estimates.

  CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade accounts receivable are diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. Customers are concentrated in the educational and professional markets. No single customer accounted for more than 3% of revenue.

  FAIR VALUE AND CREDIT RISK OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair market values due to the short-term maturities of these instruments. Management believes the fair market value of the Company's Senior Notes and Term Loan approximates the Company's carrying value due to the recent refinancing transaction on August 20, 2003 in which these

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES instruments were entered into (see Note 11) and based on valuations received in discount note transaction the Company completed in February 2004 (see Note 19). Management believes the fair market value of the Company's preferred stock approximates liquidation value based on a January, 2004 transaction in which shares of the Series B senior preferred stock were purchased at liquidation value (see Note 12).

  CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  REVENUE RECOGNITION

     Revenue from books and other non-subscription products and the related cost of sales are recognized upon the shipment of the product to the customer, net of allowances for estimated returns, which are estimated based on historical experience by product type. Products are shipped FOB shipping point and collectability is reasonably assured at the time of shipment. Subscription revenue is deferred and is recognized as the subscription is fulfilled, which is generally over a one year period.

  SHIPPING AND HANDLING

     Shipping and handling costs charged to customers are included in fulfillment and distribution expenses, while fees charged to customers for shipping and handling are included in revenue in the accompanying consolidated statements of operations. The Company incurred approximately $4,301,000, $4,065,000, $3,869,000 in shipping and handling costs for the years ended December 31, 2003, 2002 and 2001, respectively.

  INVENTORY

     Inventory consists primarily of books and audiotapes, which are valued at the lower of cost or market as determined by the first-in, first-out method. Provisions for losses on slow moving merchandise have been recorded, where applicable.

  PREPAID ROYALTIES

     Royalty advances are recorded as cash is advanced to authors and are expensed as related revenues are earned by authors or when future recovery appears doubtful.

  ADVERTISING

     Advertising expenses relating to book and non-subscription publishing operations are expensed as incurred. The Company incurred approximately $563,000, $636,000 and $998,000 in advertising expenses for the years ended December 31, 2003, 2002 and 2001, respectively, which is included in marketing and sales expenses in the accompanying consolidated statements of operations.

     Direct response advertising costs are incurred to elicit sales from customers who can be shown to have responded specifically to the advertising, which results in probable future economic benefits. Direct response advertising costs consists primarily of promotional mailings. These costs are capitalized and the net recoverability is evaluated on a product-by-product basis. Direct response advertising costs are amortized on an accelerated basis over the estimated life of the subscriber, up to 5 years. Generally, 80% of these costs are amortized in the first two years. Amortization of direct response advertising is included in marketing and sales expense in the accompanying consolidated statements of operations.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Catalog costs, which primarily consist of the cost to produce and distribute catalogs, are initially capitalized and expensed over their useful lives, not to exceed 18 months, and are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

     Prepaid marketing materials include printed promotional marketing pieces which are initially capitalized and expensed upon mailing and are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

  PRE-PUBLICATION COSTS

     The Company capitalizes pre-publication costs incurred in the creation of a publication. Such costs primarily include editorial, pre-press, artwork, photography, master tapes, external pre-publication and an allocation of internal costs. These costs are amortized over the estimated life cycle of the book or product, based upon similarly existing products, for periods ranging from two to five years. Costs determined to be unrecoverable are written off.

  PROPERTY AND EQUIPMENT

     Furniture, equipment and leasehold improvements are stated at cost and are depreciated using the straight-line method over their estimated useful lives, generally ranging from three to seven years. Maintenance and repairs are charged to operations as incurred. Buildings are depreciated over 30 years, and leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the lease. The Company capitalizes internal use software in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Such costs are amortized over an estimated useful life ranging from two to five years.

  GOODWILL

     Goodwill represents the excess of net acquisition cost over the estimated fair value of net assets acquired of purchased companies. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). Under SFAS No. 142, intangible assets considered to have indefinite lives, such as goodwill, are no longer amortized but are periodically evaluated for impairment at the reporting unit level. Intangible assets with finite lives continue to be amortized over their remaining useful lives. In accordance with SFAS No. 142, on January 1, 2002 the Company ceased amortization of goodwill. Prior to the adoption of SFAS No. 142, goodwill was amortized over a period of 15 years. Under SFAS No. 142, goodwill is subject to an annual impairment test, and an interim test, if an event occurs or circumstances change between annual tests indicating that the asset might be impaired. The impairment test is a two-step process. First, the fair value of the reporting unit is compared to its carrying value. If the fair value is less than the carrying value, a second step is performed. In the second step, an implied goodwill value is determined by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of the goodwill, as calculated, is less than the carrying amount of the goodwill, an impairment charge is recorded for the difference. For purposes of estimating the fair value of the reporting unit, the Company uses a discounted cash flow approach. Any impairment charges on goodwill recognized during this transition period are excluded from operations and are reported as a cumulative effect of a change in accounting principle. Subsequent goodwill impairment charges are reported as a reduction of income from operations. Prior to the adoption of SFAS No. 142, impairment of goodwill was recognized when the future undiscounted cash flows from operations were less than the carrying value of the related assets.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     In 2002 and 2001, the Company recorded impairment charges for goodwill (see Notes 8 and 16). The Company performed the annual impairment test on September 30, 2003, and determined that the carrying value of our goodwill at that date was not impaired.

     As discussed above, on January 1, 2002 the Company ceased amortization of goodwill. For the year ended December 31, 2001, the Company recognized approximately $12,799,000 of goodwill amortization expense. The following table presents pro forma net loss for the year ended December 31, 2001 as if the Company had adopted the provisions of SFAS No. 142 on January 1, 2001:

                                                                    YEAR ENDED
                                                                DECEMBER 31, 2001
                                                               --------------------
Net loss, as reported.......................................       $(37,092,000)
Goodwill amortization.......................................         12,799,000
                                                                   ------------
Pro forma net loss..........................................       $(24,293,000)
                                                                   ============

  LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). Under SFAS No. 144, impairment is recognized for long-lived assets when the carrying value exceeds the long-lived asset's estimated future undiscounted cash flows.

  RESEARCH AND DEVELOPMENT

     Software research and development costs, which the Company has incurred in developing state test preparation software, are expensed as incurred. The Company incurred approximately $15,000, $1,822,000 and $2,995,000 in software research and development costs for the years ended December 31, 2003, 2002 and 2001, respectively, which is included in the income (loss) from operations of discontinued operations in the accompanying consolidated statements of operations. See Note 16 regarding the discontinuance of Triumph Learning Software.

  STOCK-BASED COMPENSATION

     The Company has a stock option plan pursuant to which stock options are granted for a fixed number of shares to employees of the Company with an exercise price equal to or greater than the fair value of the shares at the date of grant. The exercise price of options issued under the plan are determined by the Company's Board of Directors using commonly employed valuation methods for the market in which the Company operates. Awards under the Company's plan generally vest over three years.

     On January 1, 2002, the Company prospectively adopted the fair value method of accounting for stock options under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), to all new awards granted to employees beginning January 1, 2002. Under the fair value method, compensation expense for options is measured at the grant date based on the value of the award as determined using the minimum value method, and is recognized over the vesting period of the grant. Prior to the adoption of SFAS No. 123, the Company did not record compensation expense for stock options since it accounted for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, recognition of compensation expense for stock options is not required if the exercise price of the Company's employee stock options equals the value of the underlying stock on the date of grant.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     For the years ended December 31, 2003 and 2002, the Company recognized approximately $0 and $52,000, respectively, in compensation expense related to the grant of stock options, which is recorded in general and administrative expense in the accompanying consolidated statements of operations. Had the Company used the fair value method of accounting for stock options prior to January 1, 2002, the Company's reported net loss for 2001 would have been as follows:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 2001
                                                               -----------------
Net loss, as reported.......................................     $(37,092,000)
Stock-based employee compensation expense determined under
  the fair value method.....................................         (154,000)
                                                                 ------------
Pro forma net loss..........................................     $(37,246,000)
                                                                 ============

     Assumptions regarding the calculation of compensation expense for stock options, along with a full description of the Company's stock option plan, are included in Note 13.

  INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recorded based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

  RESTRUCTURING CHARGES

     Restructuring charges generally consist of employee termination benefits, costs incurred to consolidate facilities or relocate employees, or costs to terminate contracts, such as operating leases. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"), which prescribes the accounting for exit and disposal activities, to include restructuring costs.

     Under SFAS No. 146, a liability for costs associated with exit or disposal activities is recognized at fair value when the liability is incurred. Specifically, a liability for employee termination benefits is recognized either
(i) at the communication date if the employee is not required to render service beyond a minimum retention period, or (ii) is recognized ratably over the employee's future service period if the employee is required to render service beyond the minimum retention period. The minimum retention period is 60 days unless defined by statute. A liability to terminate an operating lease before its term ends is recognized at its fair value when the contract is terminated in accordance with the contract terms or in a negotiated settlement. However, if the entity ceases use of the property (the "cease-use" date), but costs will continue to be incurred without economic benefit, then the fair value of the liability recorded at the cease-use date should be reduced by estimated subrentals that could reasonably be obtained for the property, even if the entity does not intend to sublease the property.

     SFAS No. 146 is effective for all exit and disposal activities initiated after December 31, 2002, but the Company chose to early adopt the statement, which is permitted. Prior to the adoption of SFAS No. 146, the Company accounted for restructuring costs in accordance with Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, Including Certain Costs Incurred in a Restructuring ("EITF No. 94-3"). Under EITF No. 94-3, all liabilities related to exit or disposal activities were recognized at the date the Company's management committed to a plan.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     The Company recorded restructuring charges in 2001. In the fourth quarter of 2002 the Company initiated an operations consolidation project, which has resulted in restructuring charges in 2003 (see Note 17).

  FOREIGN CURRENCY TRANSLATION

     The Company has determined that the functional currency of its foreign subsidiary is the subsidiary's local currency. The assets and liabilities of this subsidiary are translated at the applicable exchange rate as of the balance sheet date and revenue and expenses are translated at an average rate over the period. Currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss). Gains and losses on inter-company transactions are recorded in operating expenses and have not been material for the periods presented. The assets and liabilities of the Company's foreign subsidiary were immaterial as of December 31, 2003 and 2002.

  RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current year presentation, principally related to the consolidated statements of cash flows.

  RECENT ACCOUNTING PRONOUNCEMENTS

     On May 15, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 established standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Instruments that are indexed to and potentially settled in an issuer's own shares that are not within the scope of SFAS No. 150 remain subject to existing guidance (e.g., EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to or Potentially Settled in, a Company's Own Stock, Accounting Series Release 268, Redeemable Preferred Stocks).

     SFAS No. 150 is only the first phase of the FASB's Liabilities and Equity Project. It represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS No. 150 generally requires liability classification for two broad classes of financial instruments, including mandatorily redeemable equity instruments.

     SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Application to pre-existing instruments should be recognized as the cumulative effect of a change in accounting principle (application by retroactive restatement is precluded). The exception to the above transition requirements is for mandatorily redeemable instruments of certain nonpublic companies, to which the provisions of SFAS No. 150 have been deferred indefinitely. The indefinite deferral does not apply to SEC registrants, including a registrant, like the Company, that does not have public equity but has public debt registered with the SEC. For these companies, SFAS No. 150 must be applied in fiscal periods beginning after December 15, 2003. Early adoption of SFAS No. 150 is not permitted. The adoption of this statement will not have a material effect on our consolidated balance sheet presentation; however it will have a material effect on our consolidated statements of operations due to our Series A preferred stock and Series B senior preferred stock, which are mandatorily redeemable instruments. The preferred stock dividends and accretion will be charged to interest expense and included in net income upon adoption.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, ("FIN No. 46"). FIN No. 46 significantly changes whether entities included in its scope are consolidated by their sponsors, transferors, or investors. FIN No. 46

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES introduces a new consolidated model -- the variable interest model -- which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation.

     FIN No. 46's consolidation provisions apply immediately to variable interests in variable interest entities (VIEs) created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003 (July 1, 2003 for calendar year-end companies) to VIEs in which a public company holds a variable interest that it acquired before February 1, 2003. FIN No. 46's consolidation requirements also apply to nonpublic enterprises, but the consolidation provisions relating to pre-January 31, 2003 VIEs do not apply until the end of the first fiscal year that begins after June 15, 2003. FIN No. 46 has no grandfathering provisions. The adoption of FIN No. 46 will not have a material effect on our consolidated financial statements.

3.  ACQUISITIONS

     In June 2001, the Company acquired certain assets and assumed certain liabilities of Audio Adventures, Inc. ("Audio Adventures"). The purchase price of approximately $14,242,000, which included transaction expenses of approximately $530,000 and approximately $521,000 of costs related to severance and the consolidation of redundant operations, exceeded the fair value of net assets acquired, resulting in goodwill of approximately $12,743,000. The pro forma (unaudited) consolidated results of operations assuming consummation of the Audio Adventures acquisition as of the beginning of 2001 is as follows:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 2001
                                                               -----------------
Total revenue...............................................     $154,107,000
Net loss....................................................     $(36,650,000)

     These acquisitions were accounted for using the purchase method of accounting and the results of operations were included from the date of acquisition.

4.  ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2003          2002
                                                             -----------   -----------
Accounts receivable........................................  $20,310,000   $24,374,000
Less allowance for doubtful accounts.......................    3,851,000     4,275,000
                                                             -----------   -----------
                                                             $16,459,000   $20,099,000
                                                             ===========   ===========

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

5.  INVENTORY

     Inventory consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2003          2002
                                                             -----------   -----------
Supplies...................................................  $ 1,015,000   $   882,000
Work-in-process............................................      642,000       865,000
Finished goods.............................................   22,137,000    22,301,000
                                                             -----------   -----------
                                                              23,794,000    24,048,000
Less allowance for obsolescence............................    1,644,000     2,210,000
                                                             -----------   -----------
                                                             $22,150,000   $21,838,000
                                                             ===========   ===========

6.  PRE-PUBLICATION COSTS

     Pre-publication costs consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2003          2002
                                                             -----------   -----------
Pre-publication costs......................................  $65,470,000   $51,256,000
Less accumulated amortization..............................   37,273,000    28,001,000
                                                             -----------   -----------
                                                             $28,197,000   $23,255,000
                                                             ===========   ===========

7.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2003          2002
                                                             -----------   -----------
Furniture and fixtures.....................................  $ 2,178,000   $ 1,796,000
Office equipment and software..............................    9,717,000     8,602,000
Land and building..........................................    2,763,000     2,718,000
Leasehold improvements.....................................    1,213,000     1,138,000
                                                             -----------   -----------
                                                              15,871,000    14,254,000
Less accumulated depreciation..............................    8,773,000     7,455,000
                                                             -----------   -----------
                                                             $ 7,098,000   $ 6,799,000
                                                             ===========   ===========

8.  GOODWILL

     In accordance with the transition requirements of SFAS No. 142, the Company performed a goodwill impairment test on its reporting units as of January 1, 2002. Pursuant to that test, the Company determined that the carrying value of goodwill in its Chelsea House, Triumph Learning and Andrews Communications units was impaired. Accordingly, in January 2002 the Company recorded impairment charges on goodwill of approximately $29,753,000 in Chelsea House, $12,190,000 in Triumph Learning, and a loss of $6,667,000 for Andrews Communications. In accordance with the transition rules for recognizing goodwill impairment in SFAS No. 142, the combined approximately $48,610,000 goodwill impairment loss is presented in the accompanying consolidated statements of operations as a cumulative effect of a change in accounting principle (see Note 16 regarding held for sale accounting for Andrews Communications).

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     In 2001, the Company recorded a goodwill impairment charge of approximately $7,900,000 on its discontinued Coriolis operation. In early 2002, Coriolis was completely shutdown (see Note 16).

     A summary of the change in the Company's goodwill, excluding the approximately $6,667,000 charge for Andrews Communications which was reported as a held for sale business, for the year ended December 31, 2002 is as follows:

Goodwill, January 1, 2002...................................   $167,133,000
Less:
  Goodwill impairment writedown -- Chelsea House............     29,753,000
  Goodwill impairment writedown -- Triumph Learning.........     12,190,000
  Other.....................................................        185,000
                                                               ------------
Goodwill, December 31, 2002.................................   $125,005,000
                                                               ============

9.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2003          2002
                                                             -----------   -----------
Trade accounts payable.....................................  $ 5,084,000   $ 8,026,000
Accrued liabilities........................................    7,561,000     6,570,000
Accrued management incentive...............................    3,946,000     5,706,000
Accrued compensation and related taxes and benefits........    1,858,000     1,490,000
Accrued disposal of discontinued operations................           --       312,000
Accrued acquisition related liabilities....................           --        82,000
Accrued restructuring costs................................           --        36,000
                                                             -----------   -----------
                                                             $18,449,000   $22,222,000
                                                             ===========   ===========

10.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                              2003    2002     2001
                                                              -----   -----   -------
Current:
  Federal...................................................  $ --    $ --    $    --
  State and local...........................................    --      --     69,000
                                                              -----   -----   -------
                                                              $ --    $ --    $69,000
                                                              =====   =====   =======

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Deferred tax assets (liabilities) consist of the following:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               2003           2002
                                                           ------------   ------------
Net operating loss carryforwards.........................  $ 28,691,000   $  9,901,000
Goodwill amortization and impairment.....................     6,571,000     16,179,000
Restructuring charges....................................       160,000             --
Direct response advertising..............................    (2,695,000)    (2,617,000)
Inventory reserves.......................................      (279,000)       152,000
Interest on subordinated note............................            --      8,218,000
Allowance for doubtful accounts..........................       435,000        639,000
Accrued incentive compensation...........................       297,000      1,120,000
Other....................................................       171,000        144,000
                                                           ------------   ------------
Net deferred tax assets..................................    33,351,000     33,736,000
Less valuation allowance.................................   (33,351,000)   (33,736,000)
                                                           ------------   ------------
Net deferred tax assets..................................  $         --   $         --
                                                           ============   ============

     As of December 31, 2003, the Company had net operating loss carryforwards of approximately $71,728,000 expiring through 2023.

     The Company provided a full valuation allowance for net deferred tax assets as a result of management's uncertainty as to the realization of such assets.

     A reconciliation of the statutory Federal income tax rate to the effective rates is as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2003   2002   2001
                                                              ----   ----   ----
Statutory rate..............................................   34%    34%    34%
State and local income taxes (net of federal benefit).......    6      6      6
Change in valuation allowance...............................  (39)   (39)   (39)
Other.......................................................   (1)    (1)    (1)
                                                              ---    ---    ---
Effective tax rate..........................................   --%    --%    --%
                                                              ===    ===    ===

11.  FINANCING ARRANGEMENTS

     As amended on March 31, 2003, the Company had a $175,000,000 Senior Secured Credit Facility (the "Loan Facility") through July 31, 2003 from a syndicate led by Credit Suisse First Boston and the Canadian Imperial Bank of Commerce. On July 31, 2003 the facility was reduced to $172,000,000. The Loan Facility was comprised of (a) a $35,000,000 Term Loan, maturing December 10, 2005 ("Term Loan A"), (b) a $105,000,000 Term Loan, maturing December 10, 2006 ("Term Loan B") and (c) a $35,000,000 Revolving Credit Facility which was reduced to $32,000,000 on July 31, 2003 maturing December 10, 2005 ("Revolving Credit Facility"). The Loan Facility was secured by a lien on all property and assets (tangible and intangible), all capital stock of existing and future subsidiaries (except for 35% of any foreign subsidiaries) and intercompany indebtedness. The Loan Facility contained certain restrictive covenants and financial ratio requirements, as defined in the Loan Facility's terms and conditions. Origination and other costs related to the Loan Facility incurred through December 31, 2002 of $7,258,000 were capitalized as deferred financing costs

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES and were being amortized over six years, the term of the Loan Facility. This facility was retired with proceeds from the August 20, 2003 refinancing.

     The Company paid a weighted-average interest rate under the Loan Facility of 6.06%, 6.53% and 8.36% for the years ended December 31, 2003, 2002 and 2001, respectively. The Loan Facility mandated quarterly principal prepayments for Term Loan A and Term Loan B totaling $3,799,000, $6,300,000 and $4,550,000 during 2003, 2002 and 2001, respectively.

     On December 10, 1999, the Company issued $40,000,000 of Subordinated Notes (the "Notes"), maturing December 15, 2009. The Notes were purchased by a group of investment companies led by Credit Suisse First Boston. In connection with the Notes offering, the Company granted to the holders of the Notes warrants to acquire 1,692,169 shares, as adjusted, of its common stock at $0.01 and warrants to acquire 1,880 shares of its Series A preferred stock at $0.01. The fair value of the common stock and Series A preferred stock warrants at the issue date was estimated to be approximately $1,015,000 and $1,880,000, respectively, and was treated as a discount and was being amortized over the life of the Notes to interest expense. The fair value of the common stock warrants was measured at the grant date using the Black-Scholes option pricing model. The fair value of the Series A preferred stock warrants was estimated based upon the redemption value discounted to present value of the Series A preferred stock. As part of the August 20, 2003 refinancing transaction, the Company canceled 1,880 warrants to purchase shares of the Series A preferred stock with an assigned value of approximately $1,880,000 and 1,692,169 warrants to purchase shares of common stock held by the senior subordinated noteholders in connection with the retirement of the Notes.

     The Company was required to issue Paid In Kind ("PIK") notes for interest payments made prior to December 10, 2004. Interest was due semi-annually on June 15 and December 15. The PIK notes accrued interest at a 14% rate and were added to the aggregate principal of the Notes, which was to mature on December 15, 2009.

     As required under the Loan Facility, which was retired on August 20, 2003, the Company prepared an annual calculation to determine if an excess cash payment was required. These payments were applied on a pro rata basis to the Term Loan A and Term Loan B. For the years ended December 31, 2003 and 2002 the required payment was approximately $6,182,000 and $6,200,000, respectively. No excess cash payment was required for the year ended December 31, 2001.

     On August 20, 2003, the Company entered into a $30,000,000 four-year and nine-month Senior Secured Revolving Credit Facility (the "Facility"), and a $100,000,000 five-year Senior Secured Term Loan (the "Term Loan") and issued $140,000,000 of 11 3/4% Senior Notes due 2011 (the "Senior Notes"). The Company used the net proceeds of these transactions to repay indebtedness under its Loan Facility and to redeem its then outstanding Notes. In connection with this refinancing, the Company incurred an early redemption premium of approximately $9,236,000 which was paid to the holders of the Notes and is included in other (income) expense in the accompanying consolidated statements of operations. As part of the redemption transaction, the Company cancelled 1,880 warrants for Series A preferred stock with an assigned value of approximately $1,880,000 and 1,692,169 warrants for common stock held by the holders of the Notes.

     The Company wrote-off approximately $3,188,000 of deferred financing costs associated with the repayment of the previous indebtedness which includes approximately $562,000 of costs incurred in the current year. The Company incurred an additional approximately $14,828,000 in fees associated with the August 20, 2003 refinancing transaction which is included in deferred financing costs in the accompanying consolidated balance sheets.

     On August 20, 2003, the Company entered into the Facility, consisting of a syndicate of lenders led by The Bank of New York and Bear Stearns & Co, Inc. The Facility matures on May 20, 2008 and is secured by a first lien on all property and assets (tangible and intangible), all capital stock of existing and future subsidiaries (except future excluded subsidiaries) and intercompany indebtedness. The Facility contains

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES certain restricted covenants and financial ratio requirements. As of December 31, 2003, our available borrowing capacity under the Facility, limited by such restrictive covenants, was approximately $19,200,000, no amounts had been drawn on the Facility.

     On August 20, 2003, the Company entered into the Term Loan, consisting of a syndicate of lenders led by Bear Stearns & Co. Inc. The Term Loan matures on August 20, 2008, is subordinate to the Revolving Credit Facility, and is secured by a second lien on all property and assets (tangible and intangible), all capital stock of existing and future subsidiaries (except future excluded subsidiaries) and intercompany indebtedness. The Term Loan contains certain restrictive covenants and debt incurrence tests. Interest is charged in accordance with a floating interest rate calculation based on the Eurodollar plus an applicable margin based on a graduated rate schedule. The Eurodollar rate calculation has a 2% floor. As of December 31, 2003, the interest rate in effect was 6.5%. The Term Loan mandates principal payments of $250,000 per quarter, which began on November 15, 2003, and will continue through maturity.

     On August 20, 2003, the Company issued Senior Notes, in a transaction led by Bear Stearns & Co. Inc. The Senior Notes mature on August 15, 2011, and are subordinate to the Term Loan. The Senior Notes contain certain restrictive covenants and debt incurrence tests. Interest is incurred at a rate of 11 3/4% with payments due semi-annually on February 15, and on August 15. The initial interest payment commences on February 15, 2004.

     The following table shows the required future repayments under the Company's current financing arrangements as of December 31, 2003:

Year ending December 31:
  2004......................................................   $  1,000,000
  2005......................................................      1,000,000
  2006......................................................      1,000,000
  2007......................................................      1,000,000
  Thereafter................................................    235,750,000
                                                               ------------
Total.......................................................   $239,750,000
                                                               ============

12.  EQUITY AND REDEEMABLE PREFERRED STOCK

     On December 10, 1999, the Company issued 22,476 shares of voting Series A preferred stock (the "Preferred A"). The Preferred A has a liquidation value of $1,000 per share plus any accrued but unpaid dividends. The Preferred A accrues quarterly cumulative dividends at an annual rate of 8%. Beginning on December 31, 2019, any Preferred A holder may require the Company to redeem the outstanding Preferred A shares held by that holder, at a redemption price equal to $1,000 per share plus any accrued but unpaid dividends. Each holder of a share of Preferred A is entitled to one vote per share. The initial carrying value of the Preferred A was approximately $22,273,000 and the Company will accrete to the aggregate liquidation value of $22,476,000 through December 19, 2019, the date shareholders can require redemption.

     On December 10, 1999, the Company issued 2,400,000 shares of nonvoting Series B senior preferred stock (the "Preferred B"), warrants to acquire 3,333,861 shares, as adjusted, of common stock at $.01 per share, and warrants to acquire 3,458 shares of Preferred A at $.01 per share, for aggregate proceeds of $60,000,000.

     The Preferred B has a liquidation value of $25 per share plus any accrued but unpaid dividends. The Preferred B accrues quarterly cumulative dividends at an annual rate of 16% beginning December 10, 2004. Prior to that date, dividends are to be added to the carrying value of the Preferred B shares. If after December 10, 2004, the Company fails to pay four consecutive or six quarterly dividends for any reason, the

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES holders of the Preferred B shall be entitled to elect one additional director to serve on the Company's Board of Directors.

     The Preferred B requires a mandatory redemption on December 10, 2011 at its liquidation value, plus any accrued but unpaid dividends. Beginning on December 10, 2004, the Company may redeem the Preferred B at 110% of its liquidation value, plus any accrued but unpaid dividends. The redemption price periodically declines, each year until 2008, to 100% of its liquidation value plus any accrued but unpaid dividends. The initial carrying value of the Preferred B was approximately $53,860,000, which was net of approximately $816,000 of issuance costs, which were incurred in connection with the issuance of the Preferred B shares. The issuance costs will be amortized through December 10, 2011 and the Company will accrete to the mandatory redemption price of $25 per share (the liquidation value) on the Preferred B through December 10, 2011.

     Upon a change of control of the Company, as defined, after December 10, 2002, to the extent the Company shall have funds legally available, the Company is required to offer to redeem the Preferred B shares at 108% of the liquidation value plus any accrued but unpaid dividends. The redemption price periodically declines, each year until 2008, to 100% of its liquidation value plus any accrued but unpaid dividends.

     As noted above, the Preferred B was issued along with 3,333,861 warrants to acquire the Company's common stock and 3,458 warrants to acquire Preferred A which were valued on December 10, 1999 at approximately $1,866,000 and $3,458,000, respectively, all of which were exercisable upon issuance at $0.01 and have an expiration date of December 10, 2011. The fair value of the common stock warrants was estimated at the grant date using the Black-Scholes option-pricing model. The fair value of the Preferred A warrants was estimated based upon the redemption value discounted to present value of the Preferred A.

     The following table summarizes the Preferred A and Preferred B:

                                                                DECEMBER 31, 2003
                                                            --------------------------
                                                            PREFERRED A   PREFERRED B
                                                            -----------   ------------
Issuance..................................................  $22,476,000   $ 60,000,000
Accrued dividends.........................................    8,527,000     53,428,000
                                                            -----------   ------------
Liquidation value.........................................   31,003,000    113,428,000
Discount recorded on issuance.............................     (203,000)            --
Issuance of 3,458 warrants for Series A Preferred.........    3,458,000     (3,458,000)
Issuance of 3,333,861 warrants for common stock...........           --     (1,866,000)
Stock issuance costs......................................           --       (816,000)
Accumulated accretion of discount.........................       41,000      2,076,000
                                                            -----------   ------------
                                                            $34,299,000   $109,364,000
                                                            ===========   ============

     The Company has 30,000,000 shares of common stock authorized for issuance. As of December 31, 2002 and 2003 the Company has 20,000,000 shares issued and outstanding, 2,400,000 shares reserved for the exercise and issuance of stock options and 3,333,861 shares reserved for the conversion of warrants.

13.  STOCK OPTION PLAN

     The Company's 2000 Stock Option and Incentive Plan (the "Plan") was approved by the Company's Board of Directors and stockholders in December 1999, and provided for the issuance of up to 1,200,000 options to purchase shares of common stock. In December 2001, the Company's Board of Directors and stockholders approved an increase in the number of shares of common stock reserved under the Plan from 1,200,000 to 2,400,000 shares. The Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees of the Company (including officers and employee directors), as well as non-qualified stock options to employees and consultants to the Company. The Plan also allows for restricted and unrestricted stock awards.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     The Plan is administered by the Company's Board of Directors (the "Board"). The Board has the right, in its discretion, to select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the Plan. They also have the right to adjust the exercise price after a reorganization, recapitalization, stock split or similar change in the Company's common stock.

     The Company issues time-based stock options which are generally subject to a three-year vesting schedule. Time-based options vest in annual installments of 20%, 30% and 50% on the first, second and third anniversary of the grant date, respectively. All options expire ten years from the date of grant and may be exercised for specific periods after the termination of the optionee's employment or other service relationship with the Company.

     Transaction activity with respect to the Plan is as follows:

                                                                             WEIGHTED
                                                              NUMBER OF      AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Balance as of January 1, 2001...............................    620,400       $3.41
  Granted in 2001...........................................    386,900        5.20
  Forfeited in 2001.........................................   (171,600)       3.81
  Cancelled in 2001.........................................         --          --
                                                              ---------       -----
Balance as of December 31, 2001.............................    835,700        4.16
  Granted in 2002...........................................    855,250        1.59
  Forfeited in 2002.........................................    (11,000)       2.48
  Cancelled in 2002.........................................   (835,700)       4.16
                                                              ---------       -----
Balance as of December 31, 2002.............................    844,250        1.58
  Granted in 2003...........................................    738,500        2.79
  Forfeited in 2003.........................................   (159,750)       1.54
  Cancelled in 2003.........................................    (88,800)       2.84
                                                              ---------       -----
Balance as of December 31, 2003.............................  1,334,200       $1.61
                                                              =========       =====

     The following table summarizes the Company's outstanding and exercisable stock options as of December 31, 2003:

                                            OPTIONS        WEIGHTED-AVERAGE        OPTIONS
                                       OUTSTANDING AS OF      REMAINING       EXERCISABLE AS OF
EXERCISE PRICE                         DECEMBER 31, 2003   CONTRACTUAL LIFE   DECEMBER 31, 2003
--------------                         -----------------   ----------------   -----------------
$0.83................................        219,000          7.5 years            219,000
 1.19................................        212,000          4.8 years            212,000
 2.48................................        281,000          6.2 years            129,251
 2.84................................        622,200          7.7 years            118,500
                                           ---------                               -------
                                           1,334,200                               678,751
                                           =========                               =======

     Since the Company's common stock is not publicly traded, the value of the options granted in 2003 and 2002 were measured using the minimum value method using a risk-free interest rate of 3.79% and 4%, an expected dividend yield of zero and zero, and an expected life of the options of six years and six years, respectively. All of the options granted in 2003 had a weighted-average fair value of $0. Of the options granted in 2002, 290,650 had a weighted-average fair value of $0.18 and 564,600 had a de minimus weighted-average fair value. On January 1, 2002, the Company cancelled all of its then outstanding stock options.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     Prior to the adoption of SFAS No. 123, the Company accounted for the Plan under the provisions of APB No. 25. The value of the options at the date of grant was measured using the minimum value method using a risk-free interest rate of 4% in 2001, expected dividend yield of zero, and an expected life of the options of three years. The weighted-average fair value of the options granted was $0.59 for the year ended December 31, 2001.

14.  COMMITMENTS

     The Company has leased facilities in the states of New York, Alabama, Maryland, Massachusetts, Pennsylvania and the United Kingdom. The aggregate future minimum lease payments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2003 are as follows:

                                                             OCCUPANCY SPACE   EQUIPMENT
                                                             ---------------   ---------
Year ending December 31:
  2004.....................................................    $2,260,000      $192,000
  2005.....................................................     1,694,000       143,000
  2006.....................................................     1,165,000       113,000
  2007.....................................................     1,033,000        24,000
  2008.....................................................         7,000         8,000
                                                               ----------      --------
Total minimum payments.....................................    $6,159,000      $480,000
                                                               ==========      ========

     Rent expense on the occupied space for the years ended December 31, 2003, 2002 and 2001 was approximately $2,518,000, $2,299,000 and $2,254,000, respectively. Expenses relating to equipment leases for the years ended December 31, 2003, 2002 and 2001 was approximately $241,000, $149,000 and $229,000, respectively.

     From time to time, the Company may be involved in various litigation relating to claims which have arisen in the ordinary course of its business. In the opinion of management, the outcome of any such litigation will not have a material adverse impact on the Company's financial position or results of operations.

15.  SAVINGS PLAN

     The Company has a defined contribution plan for eligible employees under
Section 401(k) of the internal revenue code. The Haights Cross Communications, Inc. 401(k) Savings Plan ("Savings Plan") provides for eligible employees to contribute up to 15% of eligible compensation with a Company match of 50% of the first 6% of employee contributions. All employees are eligible to participate in the Savings Plan after reaching age 21 and completing 1,000 hours of service within a calendar year. The Company may, at its discretion, make additional contributions to the Savings Plan, on a pro rata basis. Participants vest under five-year graded vesting in the Company match and 100% in their own contributions to the Savings Plan. Distributions can be paid either in a lump sum or monthly installments.

     The Company's contributions and administrative fees were approximately $499,000, $487,000 and $527,000 for the years ended December 31, 2003, 2002 and
2001, respectively.

16.  DISCONTINUED OPERATIONS

  NEWBRIDGE CONTINUITIES BUSINESS

     In December 1999, the Company's Board of Directors adopted a formal plan to terminate the Newbridge educational continuities business. The educational continuities business sold educational materials, primarily

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES to teachers, on an enrollment basis. The Company fulfilled all remaining enrollments in July 2001. The results of operations of the continuities business have been classified as discontinued operations in the accompanying consolidated statement of operations. For the years ended December 31, 2003, 2002 and 2001, the continuities business had revenue of $0, $0 and approximately $788,000, respectively. For the years ended December 31, 2003, 2002 and 2001, the continuities business had income from operations of discontinued operations of approximately $200,000, $0 and $241,000, respectively. As of December 31, 2001, there were no remaining assets in the continuities business. As of December 31, 2003, there was a remaining accrued liability of approximately $64,000, which represented certain invoices being disputed with a vendor.

  TRIUMPH LEARNING SOFTWARE

     In March 2002, the Company adopted a formal plan to discontinue the operations of its subsidiary, Triumph Learning Software ("Triumph Software") by April 30, 2002, or as soon as practicable thereafter. Triumph Software was in the business of developing and selling state-specific test preparation software materials for 4th to 8th grade students. The results of operations of Triumph Software have been classified as discontinued operations in the accompanying consolidated statements of operations in accordance with FASB No. 144. In July 2002, the operations of Triumph Software were completely shutdown.

     For the years ended December 31, 2002 and 2001, Triumph Software had revenue of approximately $0 and $175,000. For the years ended December 31, 2002 and 2001, Triumph Software had losses from operations of discontinued operations of approximately $2,066,000 and $2,995,000, respectively. The 2002 loss includes losses related to the shutdown.

     As of December 31, 2001, Triumph Software had approximately $462,000 in total assets, which included $156,000 in net receivables, $223,000 in pre-publication costs, and $83,000 in fixed and other assets; liabilities at that date were approximately $980,000, which included $840,000 in payables and accrued liabilities and $140,000 of deferred subscription revenue. Triumph Software had no remaining assets or liabilities as of December 31, 2002.

  CORIOLIS

     In December 2001, the Company adopted a formal plan to discontinue the operations of its subsidiary, The Coriolis Group ("Coriolis"), by March 31, 2002, or as soon as practicable thereafter. Coriolis published and distributed software certification training and technical references for web developers, programmers, and professionals. In April 2002, the operations of Coriolis were completely shutdown. The results of operations of Coriolis have been classified as discontinued operations in the accompanying consolidated statements of operations.

     For the years ended December 31, 2003, 2002 and 2001, Coriolis had revenue of approximately $0, $2,151,000 and $13,200,000, respectively. For the year ended December 31, 2003, Coriolis had income from operations of discontinued operations of approximately $220,000 for the receipt of royalty payments. For the year ended December 31, 2002, Coriolis had income from operations of discontinued operations of approximately $4,629,000, which included the reversal of approximately $5,626,000 of accrued liabilities, as certain contractual obligations and other liabilities were settled for less than was estimated during 2001. For the year ended December 31, 2001, Coriolis had a loss from operations of discontinued operations of approximately $24,869,000, which included (i) the write-down of receivables, inventory, fixed assets, product development costs and other assets, to their estimated net realizable values;
(ii) other related disposal costs aggregating approximately $4,600,000; and
(iii) the complete write-off of the remaining net book value of goodwill of approximately $7,900,000. As of December 31, 2001, the Company recorded an estimated loss on disposal of approximately $2,183,000 for estimated operating losses it believed would be incurred by Coriolis in 2002, prior to shutdown.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     In 2001, prior to the adoption of the formal plan to discontinue Coriolis, a head count reduction was carried out which resulted in approximately $1,900,000 of severance costs, of which approximately $1,500,000 was unpaid as of December 31, 2001. These costs were included in the 2001 results of Coriolis and were paid in 2002.

     As of December 31, 2002, there were no remaining assets or liabilities in Coriolis. The assets and liabilities of Coriolis as of December 31, 2001, were as follows:

                                                               DECEMBER 31,
                                                                   2001
                                                               ------------
Accounts receivable, net....................................    $  363,000
Inventory, net..............................................       502,000
Royalty advances............................................       198,000
Pre-publication costs, net..................................       439,000
Fixed and other assets, net.................................       137,000
                                                                ----------
Total assets................................................    $1,639,000
                                                                ==========
Accounts payable............................................    $  652,000
Accrued liabilities.........................................     6,469,000
                                                                ----------
Total liabilities...........................................    $7,121,000
                                                                ==========

  ANDREWS COMMUNICATIONS

     In November 2002, the Company adopted a formal plan to sell its subsidiary, Andrews Communications, LLC, including its Oakstone Legal and Business and Andrews Publishing divisions (collectively referred to herein as "Andrews Communications"), which publish legal newsletters, books, reports, and related publications to attorneys, law firms, employment professionals, and others. In November 2002, the Company distributed to prospective purchasers an offering memorandum for Andrews Communications. As a result of these actions, Andrews Communications was considered to be held for sale as of December 31, 2002, in accordance with FASB No. 144. The carrying amounts of the assets and liabilities of Andrews Communications did not require adjustment to fair value. The results of operations of Andrews Communications have been classified as discontinued operations in the accompanying consolidated statements of operations. The assets and liabilities of Andrews Communications have been segregated and presented as held for sale in the accompanying consolidated balance sheets.

     In 2002, prior to the formal plan to sell Andrews Communications, the Company recorded an impairment loss on goodwill in Andrews Communications of approximately $6,667,000 (see Note 8), which is presented as a cumulative effect of accounting change in the accompanying consolidated statements of operations. For the year ended December 31, 2003, Andrews Communications had revenues of approximately $2,007,000 and a loss from operations of discontinued operations of approximately $225,000. For the year ended December 31, 2002, Andrews Communications had revenue of approximately $7,706,000 and income from operations of discontinued operations of approximately $1,227,000. For the year ended December 31, 2001, Andrews Communications had revenue of approximately $7,698,000 and loss from operations of discontinued operations of approximately $834,000.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     The assets (excluding cash) and liabilities of Andrews Communications as of December 31, 2002, which are presented in the accompanying consolidated balance sheets as aggregated assets and liabilities held for sale, are as follows:

                                                               DECEMBER 31,
                                                                   2002
                                                               ------------
Accounts receivable, net....................................   $   489,000
Inventory, net..............................................        98,000
Pre-publication costs, net..................................        80,000
Direct response advertising, net............................     2,489,000
Goodwill....................................................     6,841,000
Property and equipment and other assets, net................       297,000
                                                               -----------
Total assets................................................   $10,294,000
                                                               ===========
Accounts payable and accrued liabilities....................   $   212,000
Deferred subscription revenue...............................     2,655,000
                                                               -----------
Total liabilities...........................................   $ 2,867,000
                                                               ===========

     On March 31, 2003 and May 30, 2003, in two separate transactions, the Company sold the assets of its subsidiary Andrews Communications for gross proceeds of $7,991,000 and net proceeds of $7,550,000. There was no gain or loss recognized on the sale. On May 30, 2003, in conjunction with the second transaction, we recorded a loss on sale of approximately $911,000. There were no remaining assets or liabilities in Andrews Communications as of December 31, 2003.

  TRIUMPH LEARNING COLLEGE

     On March 29, 2002, the Company adopted a formal plan to sell its subsidiary Triumph Learning College ("Triumph College"). Triumph College is a publisher of SAT, ACT, and PSAT test preparation materials for high school students. The results of operations of Triumph College have been classified as discontinued operations in the accompanying consolidated statements of operations in accordance with FASB No. 144.

     The sale of Triumph College was completed on July 31, 2002, in the form of an asset purchase agreement. In consideration of the sale the Company received a $3,000,000 Senior Secured Promissory Note (the "Note"), which is payable on July 31, 2012, together with any accrued interest. The Note bears interest at the prime rate, as defined in the agreement, plus 2%, beginning on July 31, 2004, on both the unpaid principal amount and any accrued and unpaid interest thereon. The Note does not pay interest until 2004 therefore, the Company recorded a discount of approximately $376,000 on the Note, which will be amortized to interest income quarterly over the period from July 31, 2002 through July 31, 2004. The interest rate on the Note is subject to an annual increase or decrease of no more than 1%, up to a maximum of 9%. The Note is secured by a first priority lien on the assets of the purchaser and requires mandatory repayment of all principal and accrued interest upon certain events, including the sale of the business to any third party.

     For the years ended December 31, 2002 and 2001, Triumph College had revenue of approximately $846,000 and $2,400,000, respectively. For the years ended December 31, 2002 and 2001, Triumph College had losses from operations of discontinued operations of approximately $346,000 and $1,134,000, respectively. In 2002, the Company incurred a loss on sale of approximately $1,678,000. Triumph College had no remaining assets or liabilities as of December 31, 2002.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

17.  RESTRUCTURING CHARGES

     During 2001, the Company streamlined its operating units with the objective of reducing operating costs. In connection with this objective, the Company recorded a restructuring charge of approximately $3,088,000, primarily relating to (i) the severance of approximately 86 employees, (ii) the integration of recently acquired Audio Adventures with the operations of Recorded Books and
(iii) consulting costs incurred relating to the development of plans to consolidate various subsidiary warehouses and other corporate synergy initiatives. As of December 31, 2001, approximately $1,500,000 of the charge remained unpaid, which represented unpaid severance and lease commitments, which are included in accrued liabilities in the accompanying consolidated balance sheets. During 2002, approximately $1,339,000 was paid and $125,000 of the accrual was reversed. As of December 31, 2002, $36,000 of the accrued liability remained unpaid. During 2003, approximately $18,000 was paid and the remaining accrual was reversed.

     During the fourth quarter of 2002, the Company initiated an operations consolidation project under which it will consolidate the warehousing and order fulfillment functions of its Triumph Learning, Chelsea House, Sundance, and Newbridge subsidiaries at a new warehouse facility. The customer service functions of Triumph Learning, Sundance, and Newbridge will also be combined. The objective of the warehouse consolidation is to reduce payroll costs and avoid expected increases in lease costs, while providing faster and more accurate order and delivery services. In January 2003, the Company signed a lease for the new warehouse facility and substantially completed the project in 2003. In connection with this effort, the Company expects to record a total restructuring charge of approximately $2,430,000. In accordance with SFAS No. 146, these costs were not accrued as of December 31, 2002.

     Operations consolidation project restructuring activity by type for the year ended December 31, 2003 follows:

                                         ACCRUED                                                    ACCRUED
                                      RESTRUCTURING                                              RESTRUCTURING
                         AMOUNT      LIABILITY AS OF   RESTRUCTURING                            LIABILITY AS OF
                       EXPECTED TO    DECEMBER 31,      EXPENSE IN     CASH PAID                 DECEMBER 31,
                       BE INCURRED        2002             2003         IN 2003     REVERSALS        2003
                       -----------   ---------------   -------------   ----------   ---------   ---------------
Severance and
  related............  $  600,000        $   --         $  584,000     $  480,000   $  1,000       $103,000
Lease terminations
  costs..............     730,000            --            607,000        368,000     84,000        155,000
Relocation and
  other..............   1,100,000            --          1,066,000      1,001,000     32,000         33,000
                       ----------        ------         ----------     ----------   --------       --------
                       $2,430,000        $   --         $2,257,000     $1,849,000   $117,000       $291,000
                       ==========        ======         ==========     ==========   ========       ========

     Operations consolidation project restructuring activity by segment for the year ended December 31, 2003 follows:

                                         ACCRUED                                                      ACCRUED
                                      RESTRUCTURING                                                RESTRUCTURING
                         AMOUNT      LIABILITY AS OF   RESTRUCTURING                              LIABILITY AS OF
                       EXPECTED TO    DECEMBER 31,      EXPENSE IN     CASH PAID IN                DECEMBER 31,     HEADCOUNT
                       BE INCURRED        2002             2003            2003       REVERSALS        2003         REDUCTION
                       -----------   ---------------   -------------   ------------   ---------   ---------------   ---------
Sundance/Newbridge...  $  750,000         $  --         $  652,000      $  546,000    $ 13,000       $ 93,000           3
Chelsea House........   1,000,000            --            903,000         705,000          --        198,000          17
Triumph Learning.....     560,000            --            582,000         479,000     103,000             --          13
Corporate............     120,000            --            120,000         119,000       1,000             --           1
                       ----------         -----         ----------      ----------    --------       --------          --
                       $2,430,000         $  --         $2,257,000      $1,849,000    $117,000       $291,000          34
                       ==========         =====         ==========      ==========    ========       ========          ==

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

18.  SEGMENT REPORTING

     The Company is a creator, publisher and marketer of products for the education and library publishing markets. The Company has five operating business segments which are regularly reviewed by the chief operating decision-maker concerning the allocation of resources and assessing performance.

     The information presented below includes certain expense allocations between the corporate office and the operating business segments and is therefore not necessarily indicative of the results that would be achieved had these been stand-alone businesses. Corporate general and administrative expenses consist of general corporate administration expenses not allocated to the operating business segments. Capital expenditures include expenditures for property and equipment and pre-publication costs. Corporate capital expenditures include capital expenditures of discontinued and held for sale operations. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (see Note 1).

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     The results of operations and other data for the five operating segments and corporate for the years ending December 31, 2003, 2002 and 2001 are as follows:

                                                                  TOTAL                             TOTAL
                                                               EDUCATIONAL                         LIBRARY
                             SUNDANCE/   TRIUMPH               PUBLISHING    RECORDED   CHELSEA   PUBLISHING
                             NEWBRIDGE   LEARNING   OAKSTONE      GROUP       BOOKS      HOUSE      GROUP
                             ---------   --------   --------   -----------   --------   -------   ----------
                                                             (IN THOUSANDS)
2003
Revenue.....................  $44,763    $25,171    $18,188     $ 88,122     $61,137    $12,784    $ 73,921
Cost of good sold...........   11,585      5,740      4,826       22,151      23,774      3,275      27,049
Marketing and sales.........   11,427      5,883      4,999       22,309      10,594      2,560      13,154
Fulfillment and
  distribution..............    3,494      1,981      1,601        7,076       3,435      1,184       4,619
General and
  administrative............    3,621      3,845      2,038        9,504       4,570      2,895       7,465
Amortization of
  pre-publication costs.....    2,228      1,565        264        4,057       2,778(a)   2,302       5,080
Depreciation and
  amortization of property
  and equipment.............      562        101        557        1,220         659        125         784
                              -------    -------    -------     --------     -------    -------    --------
Income (loss) from
  operations................  $11,846    $ 6,056    $ 3,903     $ 21,805     $15,327    $   443    $ 15,770
                              =======    =======    =======     ========     =======    =======    ========
Interest expense............  $ 2,567    $ 3,755    $ 2,272     $  8,594     $ 6,076    $ 3,576    $  9,652
Capital
  expenditures -- property
  and equipment.............    1,418         69        310        1,797         935        162       1,097
Capital expenditures -- pre-
  publication costs.........    4,780      1,743        195        6,718       4,115      3,218       7,333
Goodwill....................   24,393     20,612     15,487       60,492      64,513         --      64,513
Total assets................   48,408     30,688     26,099      105,195      93,701     16,136     109,837
2002
Revenue.....................  $42,656    $21,682    $18,297     $ 82,635     $65,451    $15,056    $ 80,507
Cost of good sold...........   10,203      5,223      4,922       20,348      26,076      3,902      29,978
Marketing and sales.........   10,282      5,467      4,607       20,356      10,227      2,433      12,660
Fulfillment and
  distribution..............    2,618      1,770      1,600        5,988       3,369      1,051       4,420
General and
  administrative............    3,280      2,211      1,705        7,196       4,181      2,095       6,276
Amortization of
  pre-publication costs.....    1,830      1,105        243        3,178       2,133      1,695       3,828
Depreciation and
  amortization of property
  and equipment.............      449         97        489        1,035         554         72         626
                              -------    -------    -------     --------     -------    -------    --------
Income (loss) from
  operations................  $13,994    $ 5,809    $ 4,731     $ 24,534     $18,911    $ 3,808    $ 22,719
                              =======    =======    =======     ========     =======    =======    ========
Interest expense............  $ 4,611    $ 4,370    $ 2,657     $ 11,638     $ 7,949    $ 4,285    $ 12,234
Capital
  expenditures -- property
  and equipment.............      310         54        436          800         977         89       1,066
Capital expenditures -- pre-
  publication costs.........    3,467      1,868        110        5,445       2,785      3,485       6,270
Goodwill....................   24,393     20,612     15,487       60,492      64,513         --      64,513
Total assets................   44,630     30,562     26,158      101,350      95,244     14,875     110,119


                              CORPORATE   CONSOLIDATED
                              ---------   ------------
                                   (IN THOUSANDS)
2003
Revenue.....................   $    --      $162,043
Cost of good sold...........        --        49,200
Marketing and sales.........        --        35,463
Fulfillment and
  distribution..............        --        11,695
General and
  administrative............     4,263        21,232
Amortization of
  pre-publication costs.....        --         9,137
Depreciation and
  amortization of property
  and equipment.............       220         2,224
                               -------      --------
Income (loss) from
  operations................   $(4,483)     $ 33,092
                               =======      ========
Interest expense............   $ 1,682      $ 19,928
Capital
  expenditures -- property
  and equipment.............        83         2,977
Capital expenditures -- pre-
  publication costs.........        --        14,051
Goodwill....................        --       125,005
Total assets................    50,490       265,522
2002
Revenue.....................   $    --      $163,142
Cost of good sold...........        --        50,326
Marketing and sales.........        --        33,016
Fulfillment and
  distribution..............        --        10,408
General and
  administrative............     8,509        21,981
Amortization of
  pre-publication costs.....        --         7,006
Depreciation and
  amortization of property
  and equipment.............       356         2,017
                               -------      --------
Income (loss) from
  operations................   $(8,865)     $ 38,388
                               =======      ========
Interest expense............   $(5,879)     $ 17,993
Capital
  expenditures -- property
  and equipment.............       178         2,044
Capital expenditures -- pre-
  publication costs.........       703(b)     12,418
Goodwill....................        --       125,005
Total assets................    19,767       231,236

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                  TOTAL                             TOTAL
                                                               EDUCATIONAL                         LIBRARY
                             SUNDANCE/   TRIUMPH               PUBLISHING    RECORDED   CHELSEA   PUBLISHING
                             NEWBRIDGE   LEARNING   OAKSTONE      GROUP       BOOKS      HOUSE      GROUP
                             ---------   --------   --------   -----------   --------   -------   ----------
                                                             (IN THOUSANDS)
2001
Revenue.....................  $41,948    $19,479    $16,441     $ 77,868     $51,964    $18,713    $ 70,677
Cost of good sold...........   10,797      4,870      4,873       20,540      18,658      4,342      23,000
Marketing and sales.........   10,852      4,853      4,677       20,382       9,690      2,605      12,295
Fulfillment and
  distribution..............    2,709      2,036      1,608        6,353       2,736      1,249       3,985
General and
  administrative............    4,879      2,737      2,044        9,660       5,430      2,050       7,480
Amortization of
  pre-publication costs.....    2,111      1,100        245        3,456       1,465      1,750       3,215
Depreciation and
  amortization of property
  and equipment.............      417        131        470        1,018         459         53         512
Amortization of goodwill....    1,997      2,515      1,467        5,979       4,517      2,303       6,820
                              -------    -------    -------     --------     -------    -------    --------
Income (loss) from
  operations................  $ 8,186    $ 1,237    $ 1,057     $ 10,480     $ 9,009    $ 4,361    $ 13,370
                              =======    =======    =======     ========     =======    =======    ========
Interest expense............  $ 4,512    $ 4,370    $ 2,657     $ 11,539     $ 7,343    $ 4,285    $ 11,628
Capital
  expenditures -- property
  and equipment.............      365        180        987        1,532       1,192         74       1,266
Capital expenditures -- pre-
  publication costs.........    3,116      2,145        229        5,490       2,678      2,705       5,383
Total assets................  $42,755    $41,552    $26,524     $110,831     $89,696    $44,599    $134,295


                              CORPORATE   CONSOLIDATED
                              ---------   ------------
                                   (IN THOUSANDS)
2001
Revenue.....................   $    --      $148,545
Cost of good sold...........        --        43,540
Marketing and sales.........        --        32,677
Fulfillment and
  distribution..............        --        10,338
General and
  administrative............     6,920        24,060
Amortization of
  pre-publication costs.....        --         6,671
Depreciation and
  amortization of property
  and equipment.............       264         1,794
Amortization of goodwill....        --        12,799
                               -------      --------
Income (loss) from
  operations................   $(7,184)     $ 16,666
                               =======      ========
Interest expense............   $(3,143)     $ 20,024
Capital
  expenditures -- property
  and equipment.............       834         3,632
Capital expenditures -- pre-
  publication costs.........     2,726(b)     13,599
Total assets................   $35,821      $280,947

---------------

(a) Includes an impairment charge on pre-publication costs of approximately $369,000.

(b) Represents capital expenditures for operations of discontinued operations.

19.  SUBSEQUENT EVENTS (UNAUDITED)

     In January 2004, DLJ Merchant Banking Partners II, L.P. and its affiliates returned to the Company for cancellation 104,770 shares of Series B senior preferred stock having a liquidation value of $5,000,000, warrants to purchase 778 shares of Series A preferred stock and warrants to purchase 743,148 shares of common stock.

     In February 2004, the Company completed a $135,000,000 12 1/2% Senior Discount Notes ("Senior Notes") offering, due August 15, 2011, receiving net proceeds of approximately $73,653,000. Interest will accrete through February 1, 2009. Thereafter, cash interest on the Senior Notes will accrue and be payable semiannually in arrears on February 1, and August 1 of each year commencing on August 1, 2009, through maturity. The Company used a portion of the proceeds from the sale of the Senior Notes to repurchase 295,000 outstanding shares of Series B senior preferred stock with a carrying value of approximately $14,140,000 at 99%. In connection with this repurchase 467 Series A preferred stock warrants and 451,666 common stock warrants were returned to the Company for cancellation. The Company also used a portion of the proceeds to pay transaction fees and expenses of approximately $3,240,000 relating to the sale of the Senior Notes. The Company intends to use the remaining proceeds to fund future acquisitions and for general corporate purposes.

     On April 15, 2004, the Company acquired the business of Buckle Down Publishing Company, a publisher of test preparation materials for high-stakes state tests. The consideration for the acquisition was $24,000,000 in cash, which is subject to a post-closing working capital adjustment, and $3,500,000 face amount of our newly authorized Series C preferred stock. The Buckle Down business will be operated as a division of our Triumph Learning subsidiary.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

     On April 19, 2004, the Company announced its intention to sell their Oakstone Publishing unit. The Company hopes to complete the sale during the third quarter of 2004. Commencing in the second quarter of 2004, the unit will be accounted for and reported as a discontinued operation in the consolidated statement of operations and as a business held for sale in the consolidated statement of position.

              HAIGHTS CROSS COMMUNICATIONS, INC. -- PARENT COMPANY

                 SCHEDULE I -- CONDENSED FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
                                      ASSETS
Current assets..............................................  $      --   $      --
Investment in subsidiary....................................         --          --
                                                              ---------   ---------
  Total assets..............................................  $      --   $      --
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities.........................................  $      --   $      --
Deficit of investment in consolidated subsidiary............     12,691       9,244
Redeemable preferred stock..................................    143,663     126,191
Stockholders' deficit:
  Common stock..............................................         20          20
  Accumulated deficit.......................................   (156,374)   (135,455)
                                                              ---------   ---------
  Total stockholders' deficit...............................   (156,354)   (135,435)
                                                              ---------   ---------
  Total liabilities and stockholders' deficit...............  $      --   $      --
                                                              =========   =========

CONDENSED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2003       2002       2001
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
Revenues....................................................  $    --   $     --   $     --
General and administrative expenses.........................       --         --         --
                                                              -------   --------   --------
Operating income............................................       --         --         --
Equity in net loss of subsidiary............................   (1,866)   (27,752)   (37,092)
                                                              -------   --------   --------
Net loss....................................................  $(1,866)  $(27,752)  $(37,092)
                                                              =======   ========   ========

CONDENSED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2003    2002    2001
                                                              -----   -----   -----
                                                                 (IN THOUSANDS)
Cash provided by (used in):
Operating activities........................................  $ --    $ --    $  --
Investing activities........................................    --      --       --
Financing activities........................................    --      --       --
                                                              -----   -----   -----
Cash at the end of the year.................................  $ --    $ --    $  --
                                                              =====   =====   =====

1.  BASIS OF PRESENTATION

     Haights Cross Communications, Inc. is a holding company, the principal asset of which consists of 100% of the outstanding capital stock of Haights Cross Operating Company ("HCOC"), our wholly-owned subsidiary. In the accompanying parent-company-only financial statements, our investment in HCOC is stated at cost plus equity in undistributed earnings (losses) of HCOC. Our share of net loss of HCOC is included in the condensed statements of operations using the equity method. These parent-company-only financial statements should be read in conjunction with our Consolidated Financial Statements.

     In 2002, HCOC recognized approximately $52,000 in compensation expense and a likewise increase to its additional paid-in-capital relating to stock options granted to HCOC employees by the parent. The parent treated the grant of stock options to HCOC as an addition to its investment in HCOC.

              HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

            SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT SUMMARY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001:

                                                              ADDITIONS
                                            ----------------------------------------------
                              BALANCE AT    CHARGED TO                        CHARGED TO
                             BEGINNING OF    COSTS AND                          OTHER                       BALANCE AT
                                 YEAR        EXPENSES                          ACCOUNTS                    END OF YEAR
                             ------------   -----------                     --------------   DEDUCTIONS    ------------
DESCRIPTION                    (CREDIT)      (CREDIT)     ACQUISITIONS(1)   DEBIT/(CREDIT)     DEBIT         (CREDIT)
-----------                  ------------   -----------   ---------------   --------------   ----------    ------------
YEAR ENDED DECEMBER 31,
  2003:
  Allowance for doubtful
    accounts and returns...  $ (4,275,000)    3,501,000            --              --        3,925,000(2)  $ (3,851,000)
  Allowance for valuation
    of deferred tax
    asset..................  $(33,736,000)           --            --              --          385,000(6)  $(33,351,000)
  Allowance for inventory
    obsolescence...........  $ (2,210,000)   (1,035,000)           --              --        1,601,000(3)  $ (1,644,000)
YEAR ENDED DECEMBER 31,
  2002:
  Allowance for doubtful
    accounts and returns...  $ (4,935,000)   (2,189,000)           --              --        2,849,000(5)  $ (4,275,000)
  Allowance for valuation
    of deferred tax
    asset..................  $(21,066,000)  (12,670,000)           --              --               --     $(33,736,000)
  Allowance for inventory
    obsolescence...........  $ (5,835,000)     (403,000)      188,000              --        3,840,000(3)  $ (2,210,000)
YEAR ENDED DECEMBER 31,
  2001:
  Allowance for doubtful
    accounts and returns...  $ (4,045,000)   (3,434,000)      (50,000)             --        2,594,000(4)  $ (4,935,000)
  Allowance for valuation
    of deferred tax
    asset..................  $ (6,391,000)  (14,675,000)           --              --               --     $(21,066,000)
  Allowance for inventory
    obsolescence...........  $ (7,497,000)   (2,632,000)     (188,000)             --        4,482,000(3)  $ (5,835,000)

---------------

(1) Relates to the acquisitions of Recorded Books and Audio Adventures.

(2) Relates to account write-offs under continuing operations.

(3) Relates to the destruction of obsolete inventory.

(4) $0.7 million relates to discontinued operations, $1.9 million relates to account write-offs under continuing operations.

(5) $0.4 million relates to discontinued operations, $1.1 million relates to reversal of reserve upon the signing of a contract to enact a non-returnable clause on sales of certain titles and $1.3 million relates to account write-offs under continuing operations.

(6) Relates to the reduction of net deferred tax assets.

                                   PROSPECTUS

                       HAIGHTS CROSS COMMUNICATIONS, INC.

 OFFER TO EXCHANGE UP TO $135,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011
                                      FOR
     ALL OF THE $135,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF OUR
                                  OUTSTANDING
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011

     Until August 23, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.